Exhibit 10.2

Execution Version

PUBLISHED DEAL CUSIP NO. 15872EAA0

PUBLISHED TERM B LOAN CUSIP NO. 15872EAB8

CREDIT AGREEMENT

dated as of

June 3, 2020

among

CHAMPIONX HOLDING INC.,

as the Borrower,

The Lenders Party Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

-i-

-ii-

-iii-

SCHEDULES:

Schedule 1.02	—	Mortgaged Property
Schedule 2.01	—	Commitments
Schedule 3.14(a)	—	Subsidiaries
Schedule 5.15	—	Post-Effective Date Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Committed Loan Notice
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Supplemental Perfection Certificate
Exhibit F	—	Pari Passu Intercreditor Agreement
Exhibit G	—	Form of Notice of Loan Prepayment
Exhibit H	—	Form of Affiliated Lender Assignment and Assumption
Exhibit I	—	Form of Global Intercompany Note
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K	—	Form of Note
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Auction Procedures
Exhibit N	—	Form of Credit Agreement Joinder

CREDIT AGREEMENT dated as of June 3, 2020 (this “Agreement”), among CHAMPIONX HOLDING INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent, and upon effectiveness of the Credit Agreement Joinder, CHAMPIONX CORPORATION (f/k/a Apergy Corporation), a Delaware corporation.

The Borrower requested that the Term Lenders extend credit in the form of Term Loans on the Effective Date in an aggregate principal amount of $537,000,000. The proceeds of the Term Loans, together with cash on hand, will be used to (a) pay the Cash Payment and (b) pay fees and expenses related to the ChampionX Transactions.

The Borrower has executed that certain Agreement and Plan of Merger and Reorganization, dated December 18, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time, the “ChampionX Merger Agreement”) among ChampionX Corp, the Borrower, Ecolab Inc. (“ChampionX Seller”) and Athena Merger Sub, Inc. (“Athena MergerSub”) pursuant to which Athena MergerSub, an indirect subsidiary of ChampionX Corp, intends to merge with and into the Borrower (the “ChampionX Merger”).

The Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Act” has the meaning specified in Section 9.15.

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.22(b).

“Adjustment” has the meaning assigned to such term in Section 2.14(c).

“Administrative Agent” means Bank of America (including its branches and affiliates), in its capacity as administrative agent and as collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Effective Date, such Term Lender’s Commitment at such time, subject to adjustment as provided in Section 2.20, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Premium” means, with respect to any Term Loan subject to any Premium Prepayment Event , the greater of (I) 1% and (II) the excess of (x) the present value as of such date of the principal amount of such Term Loan on the second anniversary of the Effective Date plus all remaining scheduled payments of interest on the Term Loan subject to such Premium Prepayment Event from such date through the second anniversary of the Effective Date (excluding accrued and unpaid interest to the date of such Premium Prepayment Event) assuming for such purpose that (i) the interest rate on such Term Loan from the date of such Premium Prepayment Event to the second anniversary of the Effective Date was equal to the interest rate on such Term Loan on the date of such Premium Prepayment Event and (ii) that all future interest payments on such Term Loan would be made on each consecutive three calendar month anniversary of the Effective Date, with the present value of such principal and remaining interest payments being computed using a discount rate (applied quarterly on each such assumed interest payment date and assuming a 365/366-day year and actual days elapsed) equal to the applicable Treasury Rate as of such prepayment date plus 50 basis points over (y) the principal amount of such Term Loan.

“Applicable Rate” means, in respect of the Term Facility, 4.00% per annum for Base Rate Loans and 5.00% per annum for Eurodollar Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Bank of America, N.A., in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Athena MergerSub” has the meaning assigned to such term in the introductory statement to this Agreement.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means (a) either the Administrative Agent or any of its respective Affiliates or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 9.04(f).

“Auction Procedures” means the procedures set forth in Exhibit M.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(f).

“Available Amount” means, at any time, (a) the sum of (i) $25,000,000, plus (ii) the sum of Excess Cash Flow for each fiscal year of the Parent in respect of which financial statements have been delivered pursuant to Section 5.01(a) (to the extent such Excess Cash Flow amount exceeds $0), plus (iii) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent to the extent such Net Proceeds are received by the Parent, plus (iv) the aggregate amount of prepayments declined by the Term Lenders and retained by the Parent pursuant to Section 2.11(f), plus (v) the amount of any Investment made using the Available Amount of the Parent or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries, plus (vi) in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 6.04(u), an amount (not to exceed the original amount of such Investment) equal to the aggregate amount received by the Parent or any of its Restricted Subsidiaries in cash and cash equivalents, or the fair market value of any property received by the Parent or any of its Restricted Subsidiaries, from (A) the sale to any third party of any such Investment less any amounts that would be deducted pursuant to clause (b) of the definition of “Net Proceeds”, (B) any dividend or other distribution received in respect of any such Investment and (C) interest, returns of principal, repayments and similar payments received in respect of any such Investment, plus (vii) the principal amount of any Indebtedness of the Parent issued after the Effective Date which has been converted into or exchanged for Qualified Equity Interests, minus (b) the sum at such time of (i) all prepayments required to be made under Section 2.11(b)(ii) in respect of Excess Cash Flow for each fiscal year of the Parent in respect of which financial statements have been delivered pursuant to Section 5.01(a), plus (ii) in the case of the fiscal year ending on December 31, 2020, all prepayments required to be made under Section 2.11(d) of the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date) in respect of Excess Cash Flow for the fiscal year of the Parent ending on December 31, 2020 in respect of which financial statements have been delivered pursuant to Section 5.01(a) for such fiscal year, plus (iii) Investments previously or concurrently made under Section 6.04(u) in reliance on the Available Amount, plus (iv) Restricted Payments previously or concurrently made under Section 6.08(a)(xii) in reliance on the Available Amount, plus (v) prepayments of Indebtedness previously or concurrently made under Section 6.08(b)(iv) in reliance on the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Eurodollar Rate plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning assigned to such term in Section 9.20(b).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Parent and the Restricted Subsidiaries that are set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” to the extent permitted by Section 2.11(b)(i), (ii) made by the Parent or any Restricted Subsidiary as payment of the consideration for any acquisition permitted by this Agreement, (iii) made by the Parent or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Parent or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Parent or any Restricted Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Payment” means the “Cash Payment” as defined in the ChampionX Distribution Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“ChampionX Corp” means (i) on the Effective Date, prior to consummation of the transactions contemplated by the ChampionX Merger Agreement, Apergy Corporation, and (ii) on and after the Effective Date, after consummation of the transactions contemplated by the ChampionX Merger Agreement, ChampionX Corporation (f/k/a Apergy Corporation).

“ChampionX Corp Credit Agreement” means that certain Credit Agreement dated as of May 9, 2018 (as amended by the First Amendment to Credit Agreement, dated as of February 14, 2020 and as may be further amended, restated, amended and restated, modified, supplemented, refinanced or replaced from time to time) by and among ChampionX Corp, as borrower, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, and the lenders from time to time party thereto.

“ChampionX Corp Credit Facilities” means the credit facilities under the ChampionX Corp Credit Agreement.

“ChampionX Corp Loan Parties” means ChampionX Corp and the ChampionX Corp Subsidiaries.

“ChampionX Corp Subsidiaries” means the subsidiaries of ChampionX Corp that are guarantors of the ChampionX Corp Credit Facility.

“ChampionX Distribution” means, immediately following the Cash Payment, Borrower effecting either (i) a spin-off or (ii) an exchange offer (followed by, if necessary, a spin-off of any remaining unsubscribed equity interests) of all outstanding equity interests of the Borrower to ChampionX Seller’s shareholders.

“ChampionX Distribution Agreement” means the Separation and Distribution Agreement among ChampionX Seller, the Borrower and ChampionX Corp, dated as of December 18, 2019.

“ChampionX Merger” has the meaning assigned to such term in the introductory statement to this Agreement.

“ChampionX Merger Agreement” has the meaning assigned to such term in the introductory statement to this Agreement.

“ChampionX Merger Agreement Representations” means the representations and warranties made by or with respect to ChampionX Corp, its subsidiaries or its businesses in the ChampionX Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or ChampionX Seller has the right to terminate its obligations under the ChampionX Merger Agreement, or to decline to consummate the ChampionX Merger pursuant to the ChampionX Merger Agreement as a result of a breach of such representations and warranties in the ChampionX Merger Agreement.

“ChampionX Seller” has the meaning assigned to such term in the introductory statement to this Agreement.

“ChampionX Specified Representations” means the representations and warranties set forth in Sections 3.01(a) and (b) and Section 3.02 (in each case, as it relates to the execution, delivery and performance by each Loan Party (other than the Effective Date ChampionX Corp Loan Parties) of the Loan Documents to which it is a party and as it relates to the enforceability of the Loan Documents), Section 3.03(b) (solely as it relates to the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of each Loan Party (other than the Effective Date ChampionX Corp Loan Parties)), Section 3.08(a)(ii), the last sentence of 3.08(b) to the extent the use of proceeds of Loans on Effective Date would violate sanctions administered by or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Controls or the United States Foreign Corrupt Practices Act), Sections 3.09, 3.10 and 3.18 (solely to the extent that it relates to the creation, validity and perfection of the security interests in the Collateral required to be created or perfected on the Effective Date after consummation of the ChampionX Merger pursuant to the definition of “Collateral and Guarantee Requirement.”

“ChampionX Transaction Expenses” means any fees, premiums or expenses and other transaction costs (including OID or upfront fees) incurred in connection with the ChampionX Transactions and the transactions contemplated hereby.

“ChampionX Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents entered into on the Effective Date to which they are a party, the borrowing of Loans and the use of the proceeds thereof, (b) the transactions contemplated by the ChampionX Merger Agreement and the other transactions consummated in connection therewith, (c) any intercompany transaction necessary to consummate the other tansactions described in this definition and (d) the payment of the Cash Payment and the ChampionX Transaction Expenses.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of 50% or more on a fully diluted basis of the Voting Equity Interests of the Parent (other than in connection with the ChampionX Merger) or (b) following the consummation of the ChampionX Merger, the Borrower shall cease to be a wholly-owned direct or indirect subsidiary of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all “Collateral” (or equivalent term) as defined in any Security Document, all Mortgaged Property and any and all other assets, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Guarantors and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time after consummation of the transactions contemplated by the ChampionX Merger Agreement, the requirement that:

(a)    the Administrative Agent shall have received from the Borrower, the Parent and each Designated Subsidiary (x) either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of the Effective Date ChampionX Corp Loan Parties and any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in Sections 4.01(b) and (c) and Section 5.15(c)(ii) with respect to such Person and (y) a counterpart of the Pari Passu Intercreditor Agreement, or a joinder thereto in the form contemplated thereby, in each case duly executed and delivered on behalf of such Person;

(b)    (i) all outstanding Equity Interests, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding Voting Equity Interests of (1) any first-tier Foreign Subsidiary of a Loan Party, which first-tier Foreign Subsidiary is a CFC, or (2) any Foreign-Subsidiary Holding Company, or (y) any Equity Interests to the extent that a pledge of such Equity Interests is prohibited by any requirements of law or contract binding on such Equity Interests at the time of acquisition thereof (so long as any contractual restriction is not incurred in contemplation of such acquisition), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law (the Equity Interests described in the foregoing clauses (x) and (y) collectively, other than Equity Interests that are pledged in favor of the Credit Agreement Collateral Agent or otherwise constitute collateral in respect of the ChampionX Corp Credit Facilities, “Excluded Equity”) and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is (x) uncertificated unless such Equity Interest is a “security” under the Uniform Commercial Code or (y) of a Person that is not a wholly owned Restricted Subsidiary that is a Material Subsidiary);

(c)    all Indebtedness of the Parent and each Subsidiary, and all other Indebtedness of any Person in a principal amount of $50,000,000 or more that is owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes (or, in the case of any Indebtedness of the Parent and each Subsidiary that is owing to any Loan Party, in lieu thereof, the Global Intercompany Note) together with undated instruments of transfer with respect thereto endorsed in blank;

(d)    all documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, in an amount not less than the replacement value of such Mortgaged Property, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and in form and substance reasonably acceptable to the Administrative Agent, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and, to the extent a Mortgaged Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and evidence of flood insurance as required under Section 5.07 hereof and (iv) such new surveys (or existing surveys together with affidavits of no-change sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Property and issue the survey-related endorsements), abstracts, appraisals, legal opinions (with respect to enforceability and perfection of the Mortgages and the due authorization, execution and delivery of the Mortgages) and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably acceptable to the Administrative Agent;

(f)    each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g)    the Administrative Agent shall have received such other Security Documents and such evidence of compliance with the requirements of Section 5.13 as may be reasonably requested by the Administrative Agent.

Notwithstanding anything to the contrary herein or in any other Loan Document (including any limitations or exclusions in respect of guarantees and collateral), and without limiting the obligations of the Loan Parties under the Loan Documents, if any Person other than a Domestic Subsidiary that is Restricted Subsidiary becomes a borrower or guarantor in respect of the ChampionX Corp Credit Facilities, or provides Liens on its assets in respect of the ChampionX Corp Credit Facilities, the Borrower shall concurrently therewith provide reasonably detailed written notice to the Administrative Agent thereof, and as soon as practicable following request of the Administrative Agent, cause such Person to become a Guarantor, and provide corresponding Liens on its assets to secure the Obligations and take such other actions as the Administrative Agent may reasonably request in connection therewith (it being understood that the Administrative Agent may in its sole discretion make such request, but shall not be obligated to do so).

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither the Borrower nor any of its Subsidiaries shall be required to grant a Lien on any of its or their assets prior to the consummation of the ChampionX Merger.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, to the extent any Lien on any Collateral otherwise required to be created and/or perfected on the Effective Date immediately after the consummation of the ChampionX Merger pursuant to this definition is not or cannot be created and/or perfected on the Effective Date immediately after the consummation of the ChampionX Merger (other than (i) Collateral of the Borrower or any Guarantor that may be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction and (ii) Equity Interests of the Borrower, the Guarantors and wholly owned Domestic Subsidiaries of the Borrower that are Material Subsidiaries (to the extent constituting Collateral)) after the Loan Parties’ use of commercially reasonable efforts to do so without undue burden or expense, but only if clause (a) of the Collateral and Guarantee Requirement shall have been satisfied with respect to all the Loan Parties, then the creation and/or perfection of such Lien shall not be required on the Effective Date immediately after the consummation of the ChampionX Merger, but shall instead be required to be created or perfected promptly after the Effective Date and in any event at the time specified in Section 5.15 (or such later date as agreed to by the Administrative Agent in its sole discretion).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets, rights or properties of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, rights or properties, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, rights or properties, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets, rights or properties of the Loan Parties or the provision of Guarantees by any Designated Subsidiary (including extensions beyond the Effective Date or in connection with assets, rights or properties acquired, or Subsidiaries formed or acquired, after the Effective Date, whether effected pursuant to a Division or otherwise) where it determines that such creation or perfection of security interests, obtaining of title insurance, legal opinions or other deliverables, or provision of Guarantees cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, signed by a Responsible Officer of the Borrower.

“Consolidated Debt” means, as of any date, the aggregate principal amount of Indebtedness of the type specified in the definition of “Indebtedness” under clauses (a), (b), (e) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b) and (g) of the definition thereof), (f) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b) and (g) of the definition thereof), (g), (h) (but only to the extent drawn), (i) (but only to the extend funded) and (j) of the Parent and the Restricted Subsidiaries outstanding as of such date determined on a consolidated basis.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization or write-off of financing costs and expenses and capitalized expenditures of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) the sum of (without duplication):

(i)    provision for Taxes based on income or profits or capital gains, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations deducted (and not added back) in computing Consolidated Net Income, plus

(ii)    Fixed Charges of such Person for such period (including (x) net losses on Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(2) through (a)(6) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(iv)    any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by Section 6.01 (including a refinancing thereof) (whether or not successful), including such fees, expenses, charges or losses related to (i) the Transactions (as defined in the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date)) and any transactions pursuant to the Spin-Off Documents, (ii) this Agreement, (iii) any amendment or other modification of the Spin-Off Documents, the Senior Unsecured Notes, this Agreement or other Indebtedness and, in each case, deducted (and not added back) in computing Consolidated Net Income and (iv) the ChampionX Transactions, plus

(v)    any other non-cash charges, including any write-offs, write-downs, expenses, losses, impairments, or items, to the extent the same were deducted (and not added back) in computing

Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(vi)    any losses during such period resulting from the sale or disposition of any asset of the Parent or any Restricted Subsidiary outside the ordinary course of business, plus

(vii)    the amount of net cost savings, operating expense reductions and synergies projected by the Parent in good faith to be realized as a result of specified actions taken or to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action and (C) such cost savings, operating expense reductions or synergies do not exceed 10% of Consolidated EBITDA prior to giving effect to this clause (vii), plus

(viii)    litigation costs and expenses for non-ordinary course litigation, plus

(ix)    non-cash compensation expense, plus

(x)    any unrealized expenses or losses in respect of Hedging Agreements;

minus (b) the sum of:

(i)    all gains during such period resulting from the sale or disposition of any asset of the Parent or any Restricted Subsidiary outside the ordinary course of business, plus

(ii)    any unrealized credits or gains under any Hedging Agreement.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(a)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (i) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Agreements with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect interest rate Hedging Agreements with respect to Indebtedness, (2) penalties and interest relating to taxes, (3) accretion or accrual of discounted liabilities not constituting Indebtedness, (4) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (5) amortization or “write-off” of deferred financing costs and expenses and (6) any expensing of bridge, commitment and other financing fees related to the Transactions (as defined in the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date)), the ChampionX Transactions or any acquisitions after the Effective Date; plus

(b)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c)    interest income for such period.

“Consolidated Net Debt” means, as of any date, (a) Consolidated Debt minus (b) the amount of unrestricted cash and cash equivalents held on such date by the Parent, the Borrower and the Guarantors, not to exceed $40,000,000; provided that, for purposes of calculating the Total Leverage Ratio for purposes of determining the applicable Specified Asset Sale Percentage and the applicable Specified ECF Percentage only, the amount set forth in clause (b) may not exceed $80,000,000.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss), of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends on preferred stock issued by such Person (but not its Subsidiaries); provided that, without duplication,

(1)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the ChampionX Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Effective Date and to the start-up, closure or consolidation of facilities), new product introductions and one-time compensation charges shall be excluded,

(2)    the net income (loss) for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(3)    any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Parent, shall be excluded,

(5)    the net income (loss) for such period of any Person that is not a Restricted Subsidiary shall be excluded; provided that Consolidated Net Income of the Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Permitted Investments) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)    [reserved],

(7)    effects of adjustments in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the ChampionX Transactions, or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)    (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Agreements or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Agreements pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging (formerly Financing Accounting Standards Board Statement No. 133) and its related pronouncements and interpretations (or any successor provision) and (iii) any non-cash expense, income or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded,

(9)    any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10)    (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(11)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)    accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted within twelve months after the Effective Date that are so required to be established as a result of the ChampionX Transactions in accordance with GAAP shall be excluded, and

(13)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of the Parent and the Restricted Subsidiaries as of such date, determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 9.20(b).

“Covered Party” has the meaning assigned to such term in Section 9.20(a).

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Credit Agreement Joinder” means that certain joinder to this Agreement duly executed and delivered by ChampionX Corp substantially in the form of Exhibit N.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning assigned to such term in Section 9.20(b).

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, and each other Lender promptly following such determination.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent or any Restricted Subsidiary in connection with a disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” means each wholly owned direct or indirect Restricted Subsidiary other than (a) a Restricted Subsidiary that is (i) a Foreign Subsidiary, (ii) a Foreign-Subsidiary Holding Company or (iii) a Subsidiary of a Foreign Subsidiary that is a CFC, (b) a Restricted Subsidiary that is not a Material Subsidiary or (c) any Restricted Subsidiary that (A) is prohibited by law, regulation or contractual obligation binding on such Subsidiary on the Effective Date or at the time of acquisition thereof (and not entered into in contemplation of such acquisition) from providing a Guarantee, or (B) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee (that has not been obtained); provided that the term “Designated Subsidiary” shall include any wholly-owned U.S. Restricted Subsidiary that is designated as a “Designated Subsidiary” in accordance with Section 5.12(b). Notwithstanding anything to the contrary herein, any Domestic Subsidiary that is a Restricted Subsidiary and a borrower or guarantor in respect of the ChampionX Corp Credit Facilities shall be a Designated Subsidiary.

“dispositions” has the meaning assigned to such term in clause (a) of the definition of “Prepayment Event”.

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loans or the terms of such Equity Interest shall provide that a Person may not repurchase such Equity Interest unless such Person would be permitted to do so in compliance with Section 6.08 or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (j) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that (x) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) any Equity Interest that would constitute a Disqualified Equity Interest solely as a result of a redemption feature that is conditioned upon, or subject to, compliance with Section 6.08 shall not constitute a Disqualified Equity Interest.

“Disqualified Institutions” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (a) identified in writing by the Borrower to the Administrative Agent prior to December 18, 2019, (b) competitors of the Parent, the Borrower and their Subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Borrower from time to time or (c) Affiliates of such Persons set forth in clauses (a) and (b) above (in the case of Affiliates of such Persons set forth in clause (b) above, other than bona fide fixed income investors or debt funds) that are either (i) identified in writing by the Borrower from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent after December 18, 2019, the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document, unless subsequently identified in writing in accordance with this definition. The Borrower shall deliver the Disqualified Institutions List and any updates, supplements or modifications thereto to the Administrative Agent and any such updates, supplements or modifications thereto shall only become effective three (3) Business Days after such update, supplement or modification has been sent to such email address. In the event the Disqualified Institutions List is not delivered in accordance with the foregoing, it shall be deemed not received and not effective (except with respect to any delivery on or prior to Effective Date).

“Disqualified Institutions List” has the meaning as set forth in the definition of “Disqualified Institutions.”

“Disqualified Person” has the meaning as set forth in Section 9.04(viii).

“Distribution Agreement” means the Separation and Distribution Agreement between Dover and ChampionX Corp, dated May 9, 2018.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dover” means Dover Corporation, a Delaware corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date ChampionX Corp Loan Parties” means the ChampionX Corp Loan Parties on the Effective Date.

“Effective Date Joinder Agreements” means (a) the supplement to the Collateral Agreement in the form specified therein, duly executed and delivered by the Effective Date ChampionX Corp Loan Parties and (b) the Credit Agreement Joinder, duly executed and delivered by the Effective Date ChampionX Corp Loan Parties and acknowledged by the Borrower, in each case, on the Effective Date (after consummation of the ChampionX Merger) and reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04 (subject to such consents, if any, as may be required under Section 9.04(b)).

“Employee Matters Agreement” means the Employee Matters Agreement between Dover and the Parent, dated May 8, 2018.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), which is formally alleged or asserted in writing against any Loan Party by any Governmental Authority or any other Person, with respect to (a) any actual or alleged violation of any Environmental Law; (b) any Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity requiring remedial action under Environmental Law; or (c) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any treaty, law (including common law), rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreement issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) worker health and safety matters, to the extent relating to exposure to Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract or agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“Equity Offering” means any public or private sale of common equity or preferred stock of the Borrower or any direct or indirect parent company of the Borrower (excluding Disqualified Equity Interests), other than

(1)    public offerings with respect to the Borrower’s or any of its direct or indirect parent company’s common equity registered on Form S-8; and

(2)    issuances to any Subsidiary of the Parent or any employee benefit plan of the Borrower or the Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA, respectively, (f) the receipt by the Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA, respectively, or to appoint a trustee to administer any Plan, (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Parent or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on the Parent or any of its ERISA Affiliates or a determination that a Multiemployer Plan to which the Parent or any of its ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than 1%, such rate shall be deemed 1% for purposes of this Agreement.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Parent, the sum (without duplication) of:

(a)    the consolidated net income (or loss) of the Parent and the Restricted Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not wholly owned to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Restricted Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus

(b)    depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c)    the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Parent and the Restricted Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Parent and the Restricted Subsidiaries decreased during such fiscal year; minus

(d)    the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Parent and the Restricted Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Parent and the Restricted Subsidiaries increased during such fiscal year; minus

(e)    the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year (and, at the Parent’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(b)(ii) for such fiscal year is required to have been made) (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources) and (ii) cash consideration paid during such fiscal year to make acquisitions or other investments (other than Permitted Investments) (except to the extent financed from Excluded Sources); minus

(f)    the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Parent and the Restricted Subsidiaries during such fiscal year (and, at the Parent’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(b)(ii) for such fiscal year is required to have been made), excluding (i) Indebtedness in respect of revolving credit facilities (unless there is a corresponding reduction in the commitments in respect of such revolving credit facilities), (ii) Term Loans prepaid pursuant to Section 2.11(a), (b)(i) or (b)(ii), (iii) voluntary prepayment of term loans under the ChampionX Corp Credit Agreement that are secured on a pari passu basis with the Loan Document Obligations and (iv) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources; minus

(g)    the aggregate amount of Restricted Payments made by the Parent in cash during such fiscal year (and, at the Parent’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(b)(ii) for such fiscal year is required to have been made) pursuant to Section 6.08(a), except to the extent that such Restricted Payments (i) are made to fund expenditures that reduce consolidated net income (or loss) of the Parent and the Restricted Subsidiaries or (ii) are financed from Excluded Sources.

In addition to the foregoing, at the option of the Parent, Excess Cash Flow shall also be reduced by any expenditure, payment, repayment or prepayment described in the immediately-preceding clauses (e), (f) and (g) (subject to the limitations set forth in the applicable clause) to the extent that the Parent or any Restricted Subsidiary has entered into a legally binding commitment during the applicable fiscal year (or after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(b)(ii) for such fiscal year is made) to make such expenditure, payment, repayment or prepayment during the next succeeding fiscal year; provided, however, that, if such expenditure, payment, repayment or prepayment is not so made in such subsequent fiscal year, then Excess Cash Flow for such fiscal year shall be increased by an amount equal to the aggregate deduction to Excess Cash Flow taken by the Parent for the immediately preceding fiscal year in respect of such expenditure, payment, repayment or prepayment.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, with respect to the applicable foreign currency, the rate at which such currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page “FX=” for such currency. In the event that such rate does not appear on any Reuters World Currency Page, then the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Equity” has the meaning assigned to such term in clause (b) of the definition of “Collateral and Guarantee Requirement.”

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in the Parent or any Restricted Subsidiary (other than issuances or sales of Equity Interests to the Parent or any Restricted Subsidiary) or any capital contributions to the Parent or any Restricted Subsidiary (other than any capital contributions made by the Parent or any Restricted Subsidiary).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Commitment or, in the case of a Loan not funded pursuant to a prior Commitment, the date on which such Lender acquires such interest in such Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.17) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) and (d) any Taxes imposed under FATCA.

“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.22.

“Extending Lender” means a Lender that agrees to extend the maturity date of the Term Loans pursuant to Section 2.22.

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(c).

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Article V and Article VI, theretofore owned, leased, operated or used by the Parent or any of its Restricted Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of December 18, 2019, among Bank of America, the Arranger and the Borrower.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)    Consolidated Interest Expense of such Person for such period, and

(b)    all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests or preferred stock of the Parent held by Persons other than the Parent or a Restricted Subsidiary made during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make any material employer contributions under Requirements of Law or by the terms of such Foreign Pension Plan or (b) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in the Parent or any Restricted Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Lender” means a Lender that is not a U.S. Person; for purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any defined benefit pension plan established or maintained outside the United States by the Parent or any one or more of its Restricted Subsidiaries primarily for the benefit of employees or other service providers of the Parent or such Restricted Subsidiaries residing outside the United States, which plan provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Disposition” has the meaning assigned to such term in Section 2.11(e).

“Foreign-Subsidiary Holding Company” means any Restricted Subsidiary that has no material assets other than Equity Interests (including any debt instrument treated as Equity Interests for U.S. federal income tax purposes) of one or more Foreign Subsidiaries of the Parent that are CFCs or other Foreign-Subsidiary Holding Companies.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit I pursuant to which (i) intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations and (ii) intercompany obligations owing to any Loan Party are evidenced pursuant to clause (c) of the definition of “Collateral and Guarantee Requirement”.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i) above, pursuant to such terms or, in the case of clause (ii) above, reasonably and in good faith by a Financial Officer of the Borrower)). The term “Guarantee” used as a verb has a corresponding meaning.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Guarantor” means the Parent and each Restricted Subsidiary (other than the Borrower), that is or, after the date hereof, becomes a party to the Collateral Agreement (whether by supplement, joinder or otherwise).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any activity that is regulated under Environmental Laws by any Loan Party involving the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any Subsidiary shall be a Hedging Agreement.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and other accrued or cash management obligations, in each case incurred in the ordinary course of business and (ii) any earnout obligation until such obligation ceases to be contingent; it being understood that, for the avoidance of doubt, obligations owed to banks and other financial institutions in connection with any Supply Chain Financing or similar arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by the Parent or its Subsidiaries shall not constitute Indebtedness), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout ceases to be contingent. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, all Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated May 2020, relating to the ChampionX Transactions.

“Interest Coverage Ratio” means, as of the last day of the most recently ended period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated EBITDA of the Parent for such period to (b) Consolidated Interest Expense of the Parent for such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, with the consent of all relevant Lenders, twelve months thereafter), as selected by the Borrower in its Committed Loan Notice; provided that:

i.

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

ii.

any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

iii.	no Interest Period shall extend beyond the Maturity Date.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Parent or a Restricted Subsidiary, the actual knowledge of any Responsible Officer of such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in clause (a) of the definition of “Eurodollar Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 2.14(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Base Rate,” “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each Guarantor under or pursuant to each of the Loan Documents to which it is a party (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Effective Date Joinder Agreements, any Refinancing Facility Agreement, the Collateral Agreement, the other Security Documents, the Pari Passu Intercreditor Agreement and, except for purposes of Section 9.02, any Notes delivered pursuant to Section 2.09(b) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

“Loan Parties” means, collectively, the Borrower, the Parent and the other Guarantors.

“Loans” means the Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means New York City time.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(d)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Parent and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and the Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“material information” has the meaning assigned to such term in the definition of “MNPI”.

“Material Real Property” means any fee-owned real property with a replacement value of at least $60,000,000 as reasonably determined by the Borrower in good faith.

“Material Subsidiary” means each Restricted Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Parent and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Parent and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters most recently ended prior to the Effective Date); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of the Parent and the Restricted Subsidiaries or 10.0% of the consolidated revenues of the Parent and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated; provided, further, that the Borrower and any Subsidiary of the Parent that is a direct or indirect parent of the Borrower shall always be considered Material Subsidiaries.

“Maturity Date” means the date that is the earlier of (a) seven years after the Effective Date, as the same may be extended pursuant to Section 2.22, and (b) if any Senior Unsecured Notes are still outstanding as of such date, January 30, 2026.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Parent, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Parent, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed or other security document granting a Lien on any Mortgaged Property to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations, in each case, as amended, supplemented or otherwise modified from time to time. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, each Material Real Property owned by a Loan Party and identified on Schedule 1.02, and includes each other fee-owned real property owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.13(c).

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Parent and the Restricted Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Parent and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent and the Restricted Subsidiaries, and the amount of any reserves established by the Parent and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Parent and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.22(b).

“Note” means a promissory note made by the Borrower in favor of a Lender, evidencing Term Loans made by such Lender, substantially in the form of Exhibit K.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), signed by a Responsible Officer.

“Obligations” means, all Loan Document Obligations.

“Original Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Other Connection Tax” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b) or 9.17).

“Parent” means (i) on the Effective Date, prior to consummation of the transactions contemplated by the ChampionX Merger Agreement, the Borrower, and (ii) on and after the Effective Date, after consummation of the transactions contemplated by the ChampionX Merger Agreement, ChampionX Corp.

“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the Effective Date, in substantially the form of Exhibit F hereto, among the Administrative Agent, the Credit Agreement Collateral Agent, the Loan Parties, and the other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Business” means any business, the majority of revenues which are derived from (a) business or activities of the type to be conducted by the Parent and the Restricted Subsidiaries on the Effective Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complimentary or ancillary to any of the foregoing or (c) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Restricted Subsidiaries.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet delinquent or in default or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Subsidiary of the Parent in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)    pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Parent or any Subsidiary of the Parent in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(g)    Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”;

(h)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Parent and the Restricted Subsidiaries;

(j)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights subject to any lease, license or sublicense or concession agreement in the ordinary course of business to the extent that they do not materially interfere with the business of the Parent or any Restricted Subsidiary;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)    Liens that are contractual rights of setoff;

(n)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(o)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(p)    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Restricted Subsidiary in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by any Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and is not secured by any property or assets of the Parent or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans, (iii) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such

Indebtedness than the existing Security Documents are to the Lenders, (iv) such Indebtedness is not guaranteed by any entity other than the Loan Parties and (v) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by any Loan Party in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans, (ii) such Indebtedness is not guaranteed by any entity other than the Loan Parties, (iii) such Indebtedness is not secured by any Lien or any property or assets of the Parent or any Restricted Subsidiary and (iv) if such Indebtedness is contractually subordinated to the Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system.

“Premium Prepayment Event” has the meaning assigned to such term in Section 2.11(d).

“Prepayment Event” means:

(a)    any non-ordinary course sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation and whether effected pursuant to a Division or otherwise) (for purposes of this defined term, collectively, “dispositions”) of any asset of the Parent or any Restricted Subsidiary, other than (i) dispositions described in clauses (a) through (i) and (l) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $50,000,000 in the case of any single disposition or series of related dispositions and (B) $100,000,000 for all such dispositions during any fiscal year of the Parent;

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $50,000,000; or

(c)    the incurrence by the Parent or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 (other than Refinancing Term Loans) or permitted by the Required Lenders pursuant to Section 9.02.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Pro Forma Basis” means, with respect to any calculations hereunder or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Interest Expense or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to (a) all acquisitions, (b) all designations of Restricted Subsidiaries as Unrestricted Subsidiaries, (c) all designations of Unrestricted Subsidiaries as Restricted Subsidiaries, (d) all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and (e) all sales, transfers or other dispositions of (i) any Equity Interests in a Restricted Subsidiary or (ii) all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness), that have occurred during (or, if such calculation is being made for the purpose of determining whether any designation under Section 5.16 is permitted or any event subject to Article VI is permitted, since the beginning of) the four consecutive fiscal quarter period of the Parent most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period, including expected cost savings (without duplication of actual cost savings) to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the staff of the SEC, and as certified by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” means a Lender who has personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

“Purchasing Borrower Party” means any of the Parent, the Borrower or any Restricted Subsidiary.

“QFC” has the meaning assigned to such term in Section 9.20(b).

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Equity Interests” means Equity Interests of the Parent other than Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinanced Debt” means any Term Loans that are refinanced by Refinancing Term Loan Indebtedness.

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing commitments in respect of Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including undrawn or available committed amounts) shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness (including undrawn or available committed amounts) except by an amount no greater than the amount of accrued and unpaid interest with respect to such Original Indebtedness and any fees, premium and expenses relating to such extension, renewal or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not mature or be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date that is 91 days after the Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Parent or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) and such Liens shall be pari passu with or junior to the Liens securing the Original Indebtedness and subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; provided that an intercreditor arrangement substantially similar to any intercreditor arrangement pertaining to the Original Indebtedness shall be deemed to be satisfactory.

“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.

“Refinancing Term Loan Indebtedness” means (a) Permitted Second Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than the maturity date of such Refinanced Debt, and such stated final maturity of such Refinancing Term Loan Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the maturity date of such Refinanced Debt; (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt) prior to the earlier of (A) the latest stated final maturity of such Refinanced Debt and (B) 91 days after the Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the weighted average life to maturity of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than the weighted average life to maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Parent or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Parent or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; (v) such refinancing Term Loan Indebtedness, if secured, shall only be secured by the Collateral on the same or more junior basis as the Refinanced Debt and subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; provided that an intercreditor arrangement substantially similar to any intercreditor arrangement pertaining to the Refinanced Debt shall be deemed to be satisfactory; (vi) such Refinancing Term Loan Indebtedness may participate on (I) a pro rata basis or greater or less than pro rata basis in any voluntary prepayments of the Term Loans hereunder and (II) a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder; (vii) in the case of Refinancing Term Loans, such Refinancing Term Loan Indebtedness shall contain terms and conditions that (x) are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans being refinanced (other than (A) with respect to pricing, maturity, amortization, optional prepayments and redemption or (B) covenants or other provisions applicable only to periods after the Maturity Date and other provisions that are added for the benefit of the Lenders of such Refinanced Debt (it being understood that no consent of the Administrative Agent or any Lender shall be required to add any such more favorable provision)) on the date such Refinancing Term Loan is incurred or (y) reflect then market terms and conditions (as determined by the Borrower in good faith); and (viii) the minimum aggregate principal amount of such Refinancing Term Loan Indebtedness shall be $50,000,000.

“Refinancing Term Loans” means term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Related Parties” means, with respect to any specified Person and such Person’s Affiliates, the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the sum of the outstanding Term Loans and aggregate unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, official administrative pronouncement, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to a particular corporate matter, any executive officer of the Borrower or a Restricted Subsidiary with direct responsibility for such matter.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Parent or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by the Parent or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related Executive Order or list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(c)(ii).

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent and (c) the successors and assigns of each of the foregoing.

“Secured Supply Chain Financing” means any Supply Chain Financing that is entered into by and between the Borrower or any Restricted Subsidiary and any Supply Chain Bank (as defined in the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date)), including any such Supply Chain Financing that is in effect on the Effective Date, provided that (a) the Borrower and the applicable Supply Chain Bank shall have designated such Supply Chain Financing as a Secured Supply Chain Financing in writing delivered to the Administrative Agent in a form substantially consistent with Exhibit F to the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date), (b) Secured Supply Chain Financing Obligations (as defined in the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date)) in respect of Secured Supply Chain Financings shall not exceed $50,000,000 and (c) any trade payables under any Secured Supply Chain Financing shall become payable within 120 days from issuance thereof.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement, pledge agreement or other instrument or document executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or pursuant to Sections 4.01(a)(ii), 5.12, 5.13 or 5.15 to secure any of the Obligations.

“Senior Unsecured Notes” means (a) the senior unsecured notes due May 1, 2026 issued by the Parent on or prior to the Effective Date and (b) any senior unsecured notes that are registered under the Securities Act and issued in exchange for the senior unsecured notes described in clause (a) of this definition.

“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture, all instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes, providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing.

“Senior Unsecured Notes Indenture” means the Indenture to be dated on or about May 3, 2018, among the Parent and the Subsidiaries listed therein and Wells Fargo Bank, National Association, as trustee, in respect of the Senior Unsecured Notes.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Specified Asset Sale Percentage” means, with respect to any Prepayment Event described in clause (a) or clause (b) of the definition of the term “Prepayment Event”, (a) if the Total Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended prior to such Prepayment Event for which financial statements were required to be delivered under Section 5.01 is greater than 2.50 to 1.00, 100%, (b) if the Total Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended prior to such Prepayment Event for which financial statements were required to be delivered under Section 5.01 is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 75%, and (c) if the Total Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended prior to such Prepayment Event for which financial statements were required to be delivered pursuant to Section 5.01 is less than or equal to 2.00 to 1.00, 50%.

“Specified ECF Percentage” means, with respect to any fiscal year of the Parent, (a) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 2.50 to 1.00, 50%, (b) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 25%, and (c) if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00 to 1.00, 0%.

“Spin-Off Documents” means the Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement, together with any other material agreements, instruments or other documents entered into in connection with any of the foregoing.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, by such Person.

“Subsidiary” means any subsidiary of the Parent.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).

“Successor Parent” has the meaning assigned to such term in Section 6.03(a)(vi).

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Supply Chain Financing” has the meaning assigned to such term in the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date), including, for the avoidance of doubt, any Secured Supply Chain Financing.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Tax Matters Agreement” means the Tax Matters Agreement between Dover and the Parent, dated May 9, 2018.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Commitments at such time and (b) after the Effective Date, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) on or prior to the Effective Date, any Lender that has a Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans outstanding at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Total Leverage Ratio” means the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the four consecutive fiscal quarters of the Parent ended on such date.

“Transition Services Agreement” means the Transition Services Agreement between Dover and ChampionX Corp, dated May 9, 2018.

“Treasury Rate” shall mean at the time of computation, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of the relevant Premium Prepayment Event) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data)) most nearly equal to the period from the date of the relevant Premium Prepayment Event to the second anniversary of the Effective Date; provided, however, that if the period from the date of such Premium Prepayment Event to the second anniversary of the Effective Date is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such Premium Prepayment Event to the second anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“U.S. Speed Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3)(x).

“Unrestricted Subsidiaries” means (a) any Subsidiary that is formed or acquired after the Effective Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.16 subsequent to the Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary; provided that the Borrower and any Subsidiary of the Parent that is a direct or indirect parent entity of the Borrower shall not be designated as Unrestricted Subsidiaries. As of the Effective Date, Norris Production Solutions Middle East LLC is designated as an Unrestricted Subsidiary.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any consolidated balance sheet or statement of operations, cash flows or stockholders’ equity of the Parent and its consolidated Subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Parent and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.

“Weighted Average Yield” means, with respect to any Loan or Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Indebtedness, but excluding (i) any arrangement, structuring, commitment, underwriting or other similar fees payable to any arranger (or affiliate thereof) in connection with the commitment or syndication of such Indebtedness and (ii) customary consent fees for an amendment paid generally to consenting lenders.

“wholly owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    [Reserved].

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Parent or any Subsidiary at “fair value,” as defined therein and (iii) notwithstanding any change in GAAP after the Effective Date which would have the effect of treating any lease properly accounted for as an operating lease prior to such accounting change as a capital lease after giving effect to any such accounting change, for all purposes of calculating Indebtedness for any purpose under this Agreement, the Loan Parties shall continue to make such determinations and calculations with respect to all leases (whether then in existence or thereafter entered into) in accordance with GAAP (as it relates to such issue) as in effect prior to such change and consistent with their past practices.

SECTION 1.05.    Pro Forma Calculations. With respect to any period during which (a) any acquisition permitted by this Agreement or (b) any sale, transfer or other disposition of (i) any Equity Interests in a Subsidiary or (ii) all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business, occurs, for purposes of determining compliance with the covenants contained in Sections 6.04(t) and 6.08(a)(vi) or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Interest Expense and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.06.    Exchange Rates; Currency Equivalents.

(a)    For purposes of Section 6.01, the amount of any Indebtedness denominated in any currency other than dollars shall be calculated based on the applicable Exchange Rate, in the case of such Indebtedness incurred or committed, on the date that such Indebtedness was incurred or committed, as applicable; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the applicable Exchange Rate on the date of such refinancing, such dollar-denominated restrictions shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(b)    For purposes of Sections 6.02, 6.04, 6.05 and 6.08, the amount of any Liens, investments, asset sales and Restricted Payments, as applicable, denominated in any currency other than dollars shall be calculated based on the applicable Exchange Rate.

SECTION 1.07.    Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.08.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

ARTICLE II

The Credits

SECTION 2.01.    Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a Term Loan to the Borrower on the Effective Date in an amount equal to such Term Lender’s Commitment. The Borrowing on the Effective Date shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02.    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans (or two Business Days with respect to the Borrowing on the Effective Date), and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that any Committed Loan Notice for a Borrowing of Base Rate Loans on the Effective Date must be received by the Administrative Agent not later than 12:00 p.m one Business Day prior to the requested date of such Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage thereof, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). With respect to borrowings after the Effective Date, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make the Term Loans required to be funded on the Effective Date available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default under clause (h) or (i) of Section 7.01 with respect to the Borrower or Parent, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)    After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facility.

(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 2.03.    [Reserved].

SECTION 2.04.    [Reserved].

SECTION 2.05.    [Reserved].

SECTION 2.06.    [Reserved].

SECTION 2.07.    [Reserved].

SECTION 2.08.    Termination of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the date of the initial Borrowing.

SECTION 2.09.    Repayment of Loans; Evidence of Debt.

(a)    The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.11):

Date	Amount
September 30, 2020	$6,712,500
December 31, 2020	$6,712,500
March 31, 2021	$6,712,500
June 30, 2021	$6,712,500
September 30, 2021	$6,712,500
December 31, 2021	$6,712,500
March 31, 2022	$6,712,500
June 30, 2022	$6,712,500
September 30, 2022	$6,712,500
December 31, 2022	$6,712,500
March 31, 2023	$6,712,500
June 30, 2023	$6,712,500
September 30, 2023	$6,712,500
December 31, 2023	$6,712,500
March 31, 2024	$6,712,500
June 30, 2024	$6,712,500
September 30, 2024	$6,712,500
December 31, 2024	$6,712,500
March 31, 2025	$6,712,500
June 30, 2025	$6,712,500
September 30, 2025	$6,712,500
December 31, 2025	$6,712,500
March 31, 2026	$6,712,500
June 30, 2026	$6,712,500
September 30, 2026	$6,712,500
December 31, 2026	$6,712,500
March 31, 2027	$6,712,500

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)    The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 9.04. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

SECTION 2.10.    [Reserved].

SECTION 2.11.    Prepayment of Loans.

(a)    Optional. Subject to the last sentence of this Section 2.11(a), the Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (other than as set forth in Section 2.11(d)); provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amounts specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.16. Each optional prepayment of the outstanding Term Loans pursuant to this Section 2.11(a) shall be applied to the principal repayment installments thereof as directed by the Borrower (or in the absence of direction by the Borrower, in direct order of maturity), and subject to Section 2.20, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages. A notice of prepayment of Term Loans pursuant to this Section 2.11(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Facility pursuant to this Section 2.11(a) during the period from the Effective Date through the date ten Business Days thereafter.

(b)    Mandatory.

(i)    If the Parent or any of its Restricted Subsidiaries receive Net Proceeds in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay Borrowings in an aggregate amount equal to (x) with respect to any Prepayment Event described in clause (a) or clause (b) of the definition of the term “Prepayment Event,” the Specified Asset Sale Percentage of the amount of such Net Proceeds (or, if the Parent or any of its Restricted Subsidiaries has incurred Indebtedness (A) that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02 or (B) with respect to the ChampionX Corp Credit Facilities, and, in each case, such Indebtedness is required to be prepaid or redeemed with the net proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” then by such lesser percentage of such Net Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Term Loans and such Indebtedness then outstanding) or (y) with respect to any Prepayment Event described in clause (c) of the definition of the term “Prepayment Event,” 100% of an amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall, five (5) Business Days prior to the date of the required prepayment, deliver to the Administrative Agent written notice that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other assets to be used in the business of the Parent or its Restricted Subsidiaries or to enter into an acquisition permitted by this Agreement and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other assets or to make an acquisition permitted by this Agreement), at which time a prepayment shall be required in an amount equal to such Net Proceeds in accordance with clause (x) above; provided that, notwithstanding anything to the contrary herein, prior to the second anniversary of the Effective Date, no prepayment with respect to the Net Proceeds of any Prepayment Event described in clause (a) or clause (b) of the definition of the term “Prepayment Event” shall be required so long as such Net Proceeds are used to permanently prepay or redeem Indebtedness of Parent and its Restricted Subsidiaries (A) that was incurred pursuant to Section 6.01 and that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02 or (B) incurred under the ChampionX Corp Credit Facilities and secured by a Lien on the Collateral on an equal and ratable basis with the Term Loans, in each case, as required thereunder.

(ii)    Following the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2021, the Borrower shall prepay Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year covered by such financial statements; provided that, at the option of the Borrower, such amount shall be reduced by the aggregate amount of voluntary prepayments (other than prepayments made with the proceeds of Indebtedness) of (i) Borrowings made pursuant to paragraph (a) of this Section 2.11, (ii) term loans outstanding under the ChampionX Corp Credit Agreement that are secured on a pari passu basis with the Loan Document Obligations and (iii) Refinancing Term Loans that are secured on a pari passu basis with the Loan Document Obligations, in each case, during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s prepayment computation pursuant to this paragraph (b)(ii)), after the end of such fiscal year but prior to the date on which the prepayment pursuant to this Section 2.11(b)(ii) for such fiscal year is required to have been made); provided, further, that, in the case of any Term Loan, or Refinancing Term Loan prepaid in connection with the purchase thereof by a Purchasing Borrower Party pursuant to Section 9.04(f) (or other corresponding provisions in the document governing such Indebtedness) at a discount to par, the prepayment required pursuant to this Section 2.11(b)(ii) shall be reduced, with respect to the prepayment of such Term Loan, only by the actual amount of cash paid to the applicable Lender or Lenders in connection with such purchase; provided, further, that Borrower shall only be required to make a prepayment pursuant to this Section 2.11(b)(ii) to the extent that such amount is in excess of $10,000,000; provided, further, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary of the Borrower) is also required to prepay any term loans under the ChampionX Corp Credit Facilities with any portion of the Excess Cash Flow, then the Borrower may apply such portion of the Excess Cash Flow on a pro rata basis. Each prepayment pursuant to this paragraph shall be made within ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(c)    The Borrower shall notify the Administrative Agent of, to the extent practicable, any mandatory prepayment hereunder by delivery of a Notice of Loan Prepayment; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) each prepayment of a Borrowing shall be in an amount as necessary to apply fully the required amount of a mandatory prepayment or, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable (subject to clause (a) above) and shall specify the prepayment date, the principal amount of the Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each mandatory prepayment of Loans pursuant to the foregoing provisions of this Section 2.11(c) shall be applied to the principal repayment installments thereof on a pro rata basis. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(d)    If, prior to the second anniversary of the Effective Date, any Term Loans are (i) voluntarily prepaid pursuant to Section 2.11(a) of this Agreement, (ii) mandatorily prepaid pursuant to 2.11(b) of this Agreement in respect of a Prepayment Event described in clause (c) of the definition of “Prepayment Event” or (iii) mandatorily assigned pursuant to Section 9.17 of this Agreement in respect of Term Loans held by Non-Consenting Lenders (each event in clauses (i) through (iii) above, a “Premium Prepayment Event”), in each case, such Premium

Prepayment Event shall be accompanied by the payment of a premium on such Term Loans equal to the Applicable Premium of the aggregate principal amount of the Term Loans subject to such Premium Prepayment Event, which fee shall be payable on the date of the applicable Premium Prepayment Event.

(e)    Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” received by a Foreign Subsidiary (“Foreign Subsidiary Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries, in either case are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Parent or any applicable Domestic Subsidiary would have material adverse tax consequences with respect to such amount, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Parent or the applicable Domestic Subsidiary, or the Borrower believes in good faith that any material adverse tax consequences would result, and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer would have such material adverse tax consequences, an amount equal to such Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reasonably estimated to be payable as a result of repatriating such amounts) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a reinvestment notice (or such Excess Cash Flow would have been so required if it were Net Proceeds), (x) the Borrower applies an amount equal to the amount of such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).

(f)    Any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11 or a mandatory prepayment in respect of a Prepayment Event described in clause (c) of such definition, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.

SECTION 2.12.    Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (other than as mutually agreed).

SECTION 2.13.    Interest.

(a)    Subject to the provisions of Section 2.13(b), (i) each Eurodollar Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect plus the Applicable Rate and (ii) each Base Rate Loan under the Term Facility shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such overdue amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14.    Alternate Rate of Interest.

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 2.14(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.14(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.14(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.14 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x) above, object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y) above, object to such amendment; provided that for the avoidance of doubt, in the case of clause (A) above, the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of “LIBOR Successor Rate” shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.15.    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.15(e));

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs or expenses incurred or reduction suffered.

(b)    If any Lender or determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such

Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 2.16.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.17;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 2.17.    Taxes.

(a)    Payment Free of Taxes. All payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), 2.17(e)(ii)(B) or 2.17(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code that no payments in connection with any Loan Document are effectively connected with a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to provide any documentation pursuant to this Section 2.17(e) that such Lender is not legally eligible to provide.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the indemnification payments or additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs; Application of Proceeds.

(a)    All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03.

(e)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.18 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Parent, the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.18 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.18(e) shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the commitment and/or Loan to which such participation relates.

(f)    Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (f) shall be conclusive, absent manifest error.

(g)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(h)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    Each Lender may make any Borrowing to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Borrowing in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.19(a), the Borrower may replace such Lender in accordance with Section 9.17.

SECTION 2.20.    Defaulting Lenders.

(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 and in the definition of “Required Lenders”.

(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21.    [Reserved].

SECTION 2.22.    Extension of Maturity Date.

(a)    The Borrower may, by notice to the Administrative Agent (which shall promptly be delivered to the Lenders) from time to time request an extension (each, an “Extension”) of the maturity date of any Loans to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of Term Loans that will be subject to the Extension and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its reasonable discretion)). Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans subject to the Extension Offer as set forth in the Extension notice, then the Term Loans of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)    The Borrower shall have the right to replace each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 9.17; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Term Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date); provided, further, that a Non-Extending Lender shall not be required to execute such Assignment and Assumption so long as such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of the Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Additional Commitment Lender (to the extent of such outstanding principal and accrued interest and fees).

(c)    The terms of each Extension shall be determined by the Administrative Agent, the Borrower and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Term Loan shall be no earlier than the maturity date of the Term Loans being extended, (ii) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans being extended, (iii) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Term Loans and the borrower and guarantors of the Extended Term Loans shall be the same as the Borrower and Guarantors with respect to the existing Term

Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Term Loans shall be determined by the Borrower and the applicable Extending Lenders, (v) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with Term Loans, (vi) such Extended Term Loans shall contain terms and conditions that (x) are not materially more favorable (when taken as a whole) to the investors providing such Extended Term Loans than those applicable to the existing Term Loans being extended (other than (A) with respect to pricing, maturity, amortization, optional prepayments and redemption or (B) covenants or other provisions applicable only to periods after the Maturity Date and other provisions that are added for the benefit of the Lenders of the existing Term Loans (it being understood that no consent of the Administrative Agent or any Lender shall be required to add any such more favorable provision)) on the date such Extended Term Loans are incurred or (y) reflect then market terms and conditions (as determined by the Borrower in good faith) and (vii) the minimum aggregate principal amount of such Extended Term Loans shall be $50,000,000.

(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Term Loans (including to preserve the pro rata treatment of the extended and non-extended Term Loans), in each case on terms consistent with this Section 2.22. This Section 2.22 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

SECTION 2.23.    Refinancing Facilities.

(a)    The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Term Loan Indebtedness in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Term Loans as selected by the Borrower. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)    no Event of Default shall have occurred and be continuing at the time of incurrence of such Refinancing Term Loan Indebtedness;

(ii)    substantially concurrently with the incurrence of such Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Borrowings (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Borrowings shall be applied to reduce the subsequent scheduled repayments of Borrowings to be made pursuant to Section 2.09(a) ratably; and

(iii)    such notice shall set forth the following terms thereof: (a) the designation of such Refinancing Term Loans as new Term Loans for all purposes hereof, (b) the stated termination and maturity dates applicable to the Refinancing Term Loans, (c) amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (d) the interest rate or rates applicable to the Refinancing Term Loans, (e) the fees applicable to the Refinancing Term Loans, (f) any original issue discount applicable thereto, (g) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans and (h) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any existing Term Loans, but may not provide for prepayment requirements that are materially more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans.

(b)    Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.

(c)    Any Refinancing Term Loans shall be established pursuant to a Refinancing Facility Agreement executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender). Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section 2.23, including any amendments necessary to treat such Refinancing Term Loans as new Term Loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

SECTION 2.24.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

ARTICLE III

Representations and Warranties

Each of the Borrower (with respect to itself and, where applicable, its respective Subsidiaries) on the Effective Date, prior to the consummation of the transactions contemplated by the ChampionX Merger Agreement and, on and after the Effective Date, after consummation of the transactions contemplated by the ChampionX Merger Agreement, ChampionX Corp (with respect to itself and, where applicable, its respective Subsidiaries) represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01.    Organization; Powers. The Parent and each Restricted Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization except, in the case of any Restricted Subsidiary that is not a Loan Party, to the extent the failure of such Restricted Subsidiary to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.    Authorization; Due Execution and Delivery; Enforceability. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

SECTION 3.03.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) as of the date such Loan Document is executed, will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents, (ii) consents, approvals, registrations or filings which have been obtained or made and are in full force and effect or (iii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Parent or any Restricted Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon the Parent or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Parent or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Parent or any Restricted Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    ChampionX Corp has heretofore furnished to the Arranger (i) the unaudited consolidated balance sheets and related statements of income, comprehensive income and cash flows of ChampionX Corp for the fiscal quarter of ChampionX Corp ended March 31, 2020, (ii) ChampionX Corp’s audited consolidated balance sheet as of the fiscal years ended December 31, 2019 and December 31, 2018 and audited consolidated statements of operations, shareholders’ equity and cash flows for such fiscal years then ended and (iii) a pro forma balance sheet and related statement of operations of ChampionX Corp and its Subsidiaries as of and for the twelve-month period ending March 31, 2020 after giving effect to the ChampionX Transactions, all of which financial statements have been prepared in accordance with GAAP, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments (none of which are material). After giving effect to the transactions contemplated by the ChampionX Merger Agreement, ChampionX Corp represents and warrants to the Administrative Agent and each of the Lenders that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of ChampionX Corp and its Subsidiaries, in each case, on a consolidated basis, as of such dates and for such periods in accordance with GAAP consistently applied. The Administrative Agent hereby acknowledges that ChampionX Corp’s public filings with the SEC on the SEC’s Electronic Data Gathering, Analysis and Retrieval system of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) and (ii), as applicable, of the first sentence of this Section 3.04(a).

(b)    The Borrower has heretofore furnished to the Arranger (i) the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for the fiscal quarter of the Borrower ended March 31, 2020 and (ii) the Borrower’s audited consolidated balance sheet as of the fiscal years ended December 31, 2019 and December 31, 2018 and audited consolidated statements of operations, shareholders’ equity and cash flows for such fiscal years then ended, all of which financial statements have been prepared in accordance with GAAP, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments (none of which are material). The Borrower represents and warrants to the Administrative Agent and each of the Lenders that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries, as applicable, in each case, on a consolidated basis, as of such dates and for such periods in accordance with GAAP consistently applied. The Administrative Agent hereby acknowledges that the Borrower’s public filings with the SEC on the SEC’s Electronic Data Gathering, Analysis and Retrieval system of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) and (ii), as applicable, of the first sentence of this Section 3.04(b).

(c)    No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since December 31, 2019.

SECTION 3.05.    Properties.

(a)    The Parent and each Restricted Subsidiary has good and marketable title to, or valid leasehold interests in, all its property necessary for the conduct of its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes. All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)    The Parent and each Restricted Subsidiary owns, or has secured the rights to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted or as are necessary at the time for its business as it is currently proposed to be conducted, and the operation of the respective businesses by the Parent and each Restricted Subsidiary does not infringe upon the rights of any other Person, except, in each case, for any such failures to own or have rights to use, or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any trademarks, trade names, copyrights, patents or other intellectual property owned or used by the Parent or any Restricted Subsidiary is pending or, to the Knowledge of the Parent or any Restricted Subsidiary, threatened against the Parent or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)    As of the Effective Date, none of the Parent or any Restricted Subsidiary has received notice of, or has Knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06.    Litigation and Environmental Matters.

(a)    There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Parent or any Restricted Subsidiary, threatened against or affecting the Parent or any Restricted Subsidiary or any business, property or rights (other than intellectual property rights, which are addressed in Section 3.05(b)) of any such Person (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Parent or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) has any present or, to the Knowledge of the Parent or any Restricted Subsidiary, past operations or properties subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material impacts or environmental clean-up or (v) has any contingent liability with respect to any Release, environmental pollution or Hazardous Material impacts on any real property now or previously owned, leased or operated by it.

SECTION 3.07.    Compliance with Laws. The Parent and each Restricted Subsidiary is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.    Anti-Terrorism Laws; Anti-Corruption Laws.

(a)    To the extent applicable, the Parent and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act.

(b)    The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective directors, officers and employees and to the Knowledge of the Parent its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Parent, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the Knowledge of the Parent, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other ChampionX Transactions will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.09.    Investment Company Status. None of the Parent or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.10.    Federal Reserve Regulations. None of the Parent or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations T, U and X.

SECTION 3.11.    Taxes. Except to the extent that failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Parent and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.12.    ERISA.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) would not, as of the date of the most recent financial statements of the Parent, exceed the fair market value of the assets of such Plan by an amount that, individually or in the aggregate together with all other Plans, would reasonably be expected to have a Material Adverse Effect.

(b)    None of the Parent or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and to the Knowledge of the Parent neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.13.    Disclosure. (a) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Parent or any Restricted Subsidiary to the Arranger, the Administrative Agent or any Lender on or before the Effective Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

(b)    As of the Effective Date, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 3.14.    Subsidiaries. As of the Effective Date, Schedule 3.14(a) sets forth the name of, and the ownership interest of the Parent, the Borrower and each of their respective Subsidiaries in, each Subsidiary and identifies each Subsidiary that is a Guarantor as of the Effective Date. As of the Effective Date, the Equity Interests in the Parent, the Borrower and each of their respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and the Equity Interests in each Subsidiary are owned by the Borrower or the Parent, respectively, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and any Liens permitted by Section 6.02). Except as set forth in Schedule 3.14(a), as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Parent, the Borrower or any of their respective Subsidiaries is a party requiring, and there are no Equity Interests in any of their respective Subsidiaries outstanding that upon exercise, conversion or exchange would require, the issuance by the Parent, the Borrower or any of their respective Subsidiaries of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in the Parent, the Borrower or of their respective Subsidiaries.

SECTION 3.15.    Use of Proceeds. The proceeds of the Loans will be used by the Borrower and the Restricted Subsidiaries in accordance with Section 5.11.

SECTION 3.16.    Labor Matters. As of the Effective Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against the Parent or any Restricted Subsidiary pending or, to the Knowledge of the Parent or any Restricted Subsidiary, threatened and (ii) there are no unfair labor practice complaints pending against the Parent or any Restricted Subsidiary or, to the Knowledge of the Parent or any Restricted Subsidiary, threatened against any of them before the National Labor Relations Board or other Governmental Authority.

SECTION 3.17.    [Reserved].

SECTION 3.18.    Collateral Matters. (a) The Collateral Agreement will (after consummation of the ChampionX Merger) create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and (i) when such Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent (or the Credit Agreement Collateral Agent on behalf of the Administrative Agent), together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement after consummation of the ChampionX Merger will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior (subject to the terms of the Pari Passu Intercreditor Agreement) in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement after consummation of the ChampionX Merger will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) (subject to subsections (b) and (c) of this Section 3.18) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the Lien of any other Person, except for Liens permitted under Section 6.02.

(b)    Each Mortgage, upon execution and delivery thereof by the parties thereto, will (after consummation of the ChampionX Merger) create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)    Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.18, the security interest created under the Collateral Agreement after consummation of the ChampionX Merger will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

(d)    Each other Security Document delivered after the Effective Date (after consummation of the ChampionX Merger) will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent (or the Credit Agreement Collateral Agent on behalf of the Administrative Agent) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Liens permitted under Section 6.02.

SECTION 3.19.    EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent shall have received from (i) the Borrower a counterpart of this Agreement and (ii) each Loan Party (other than the Effective Date ChampionX Corp Loan Parties) a counterpart of the Collateral Agreement signed on behalf of such Loan Party, or written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that the Borrower or such Loan Party, as applicable, has signed a counterpart of this Agreement or the Collateral Agreement, as applicable.

(b)    The Administrative Agent shall have received a customary legal opinion (addressed to the Administrative Agent and the Lenders) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the ChampionX Seller, dated as of the Effective Date. The Borrower hereby requests such counsel to deliver such opinion.

(c)    The Administrative Agent shall have received in respect of each Loan Party (other than the Effective Date ChampionX Corp Loan Parties) (i) a customary certificate of each such Loan Party, dated the Effective Date, with customary insertions and attachments, including organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and bylaws or other similar organizational document of each such Loan Party certified by an authorized officer as being in full force and effect on the Effective Date and (ii) a good standing certificate for each such Loan Party from its jurisdiction of organization (to the extent such concept exists in the applicable jurisdiction).

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower confirming compliance with the conditions set forth in Section 4.01(j)(i)(w) (but solely with respect to the conditions in Article VI of the ChampionX Merger Agreement (other than the making of the Cash Payment) (other than those conditions that by their nature are to be satisfied contemporaneously with the ChampionX Distribution and/or the ChampionX Merger; provided that such conditions are capable of being satisfied at such time)), Section 4.01(j)(i)(x)(A), Section 4.01(j)(i)(y), Section 4.01(j)(ii), Section 4.01(k),Section 4.01(l)(i) and Section 4.01(l)(ii).

(e)    All fees due to the Administrative Agent, the Arranger and the Lenders on the Effective Date pursuant to the Fee Letter shall have been, or shall substantially concurrently with the initial funding of the Term Facility be, paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Arranger that have been invoiced at least two Business Days prior to the Effective Date shall have been, or shall substantially concurrent with the initial funding of the Term Facility be, paid; provided that such amounts may be offset against the proceeds of the Term Loans.

(f)    The Administrative Agent shall have received the financial statements referred to in Sections 3.04(a) and (b).

(g)    The Administrative Agent shall have received for distribution to the Lenders, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors (including the Effective Date ChampionX Corp Loan Parties) under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by any Lender at least ten Business Days in advance of the Effective Date.

(h)    The Administrative Agent shall have received a certification as to the solvency of ChampionX Corp and its Subsidiaries on a consolidated basis (after giving effect to the ChampionX Transactions) from the Chief Financial Officer of ChampionX Corp, substantially in the form of Exhibit L.

(i)    The Borrower shall have no Indebtedness of the type described in clause (a) of the definition of “Indebtedness” outstanding (including intercompany Indebtedness) (other than intercompany Indebtedness owed to any member of the Newco Group (as defined in the ChampionX Merger Agreement as in effect on December 18, 2019)) other than Indebtedness under this Agreement, up to $50,000,000 in the aggregate of drawn letters of credit and up to $55,000,000 in the aggregate outstanding under overdraft lines, cash pooling and foreign subsidiary direct credit facilities.

(j)    The ChampionX Distribution shall occur substantially concurrently with the initial funding hereunder and (i)(w) the conditions in Section 3.2(c) of the ChampionX Distribution Agreement shall have been satisfied in all material respects in accordance with the terms of the ChampionX Distribution Agreement, (x) the conditions set forth in (A) Section 3.2(a) and (B) Section 3.2(b) of the ChampionX Distribution Agreement shall be satisfied in all material respects in accordance with the terms of the ChampionX Distribution Agreement substantially concurrently with initial funding hereunder, (y) the ChampionX Distribution Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the interests of the Lenders or the Arranger without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Arranger (it being understood that the granting of any consent under the ChampionX Distribution Agreement that is not materially adverse to the interests of the Lenders or the Arranger shall not otherwise constitute an amendment or waiver) and (z) the ChampionX Merger shall occur immediately following the ChampionX Distribution and (ii) the ChampionX Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the interests of the Lenders or the Arranger without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Arranger (it being understood that (A) the granting of any consent under the ChampionX Merger Agreement that is not materially adverse to the interests of the Lenders or the Arranger shall not otherwise constitute an amendment or waiver and (B) any amendment to the definition of “Athena Material Adverse Effect” or “Effect” in the ChampionX Merger Agreement shall be deemed to be materially adverse to the Arranger and the Lenders).

(k)    Since the date of the ChampionX Merger Agreement, there has not occurred any Athena Material Adverse Effect (as defined in the ChampionX Merger Agreement) and no Effect (as defined in the ChampionX Merger Agreement) has occurred or exists that would reasonably be expected to have, individually or in the aggregate an Athena Material Adverse Effect.

(l)    (i) The ChampionX Merger Agreement Representations are true and correct to the extent required by the definition thereof and (ii) the ChampionX Specified Representations are true and correct in all material respects (except in the case of any ChampionX Specified Representations which relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(m)    The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.02.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

From and including the Effective Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document and the other Loan Document Obligations shall have been paid in full, the Borrower and, on and after the Effective Date, after consummation of the transactions contemplated by the ChampionX Merger Agreement, the Parent, as applicable, covenant and agree with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, the following:

(a)    within 90 days after the end of each fiscal year (or such later date as a Form 10-K of the Parent is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), the Parent’s audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement (other than with respect to, or resulting from, the regularly scheduled maturity of the Term Loans or other Indebtedness or any anticipated inability to satisfy any financial covenant set forth in this Agreement on a future date or future period) and without any qualification or exception as to the scope of such audit other than with respect to internal controls over financial reporting for which an opinion as to effectiveness is not required) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Parent and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a management’s discussion and analysis describing the financial position, results of operations and cash flow of the Parent and its consolidated Subsidiaries (for the avoidance of doubt, the delivery of a filed Form 10-K of the Parent by the Borrower to the Administrative Agent shall be deemed to satisfy the delivery requirement of management’s discussion and analysis required by this Section 5.01(a));

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such later date as Form 10-Q of the Parent is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), the Parent’s unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the then-current fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the then-current fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a management’s discussion and analysis describing the financial position, results of operations and cash flow of the Parent and its consolidated Subsidiaries (for the avoidance of doubt, the delivery of a filed Form 10-Q of the Parent by the Borrower to the Administrative Agent shall be deemed to satisfy the delivery requirement of management’s discussion and analysis required by this Section 5.01(b));

(c)    within ten (10) days after the earlier of (i) the date of the actual or deemed delivery of financial statements under clause (a) or (b) above and (ii) the due date for delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (A) setting forth in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the fiscal year ending December 31, 2021, reasonably detailed calculations of Excess Cash Flow, (B) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the Parent’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (C) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d)    within 90 days after the end of each fiscal year, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)    promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation;

(f)    promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Parent to the holders of its Equity Interests generally, as applicable; and

(g)    promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 5.09 and Section 9.12, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Parent or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, or any Lender may reasonably request.

Information required to be furnished pursuant to clause (a), (b) or (g) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section 5.01 (collectively, the “Borrower Materials”) may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

The Parent shall conduct quarterly conference calls that the Lenders may attend to discuss the financial condition and results of operations of the Parent and its Subsidiaries for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and Section 5.01(b), at a date and time to be determined by the Parent with reasonable advance notice to the Administrative Agent (provided that the requirement of this call may be satisfied by Parent’s hosting of its quarterly earnings call for investors).

SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the Knowledge of the Parent, the Parent or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document; and

(c)    any other development (including notice of any matter or event that could give rise to an Environmental Liability or ERISA Event) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Information Regarding Collateral.

(a)    The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days) written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Borrower shall provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the preceding sentence and shall, and shall cause the other Loan Parties to, take all action necessary to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.

(b)    within 90 days after the end of each fiscal year, the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date).

SECTION 5.04.    Existence; Conduct of Business. The Parent will, and will cause each of its Restricted Subsidiaries to, (a) preserve, renew and keep in full force and effect its legal existence and (b) take all reasonable action to maintain the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names and other intellectual property necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) the Parent and each of its Restricted Subsidiaries from allowing its respective immaterial patents, copyrights, trademarks, trade names and other intellectual property to lapse, expire or become abandoned in the ordinary course of business or its reasonable business judgment, as applicable.

SECTION 5.05.    Payment of Taxes. The Parent will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default (including in its capacity as a withholding agent), except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06.    Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, the Parent will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.    Insurance. The Parent will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Subject to Section 5.15, each such policy of liability or property insurance maintained by or on behalf of the Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each property insurance policy, contain a lender’s loss payable or mortgagee clause or endorsement, as applicable, that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee and mortgagee, as applicable, thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Parent shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.08.    Environmental.

(a)    Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i)    promptly after the Parent’s obtaining written information confirming the occurrence thereof, written notice describing in reasonable detail (A) any Release occurring during the term hereof at any Facility that is required to be reported by either the Parent or any of its Restricted Subsidiaries to any Governmental Authority under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (B) a Responsible Officer of the Borrower’s discovery of any Hazardous Material condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)    as soon as practicable following the sending or receipt thereof by the Parent or any of its Restricted Subsidiaries, a copy of material written non-privileged communications with respect to (A) any Environmental Claims that, individually or in the aggregate, are reasonably expected to give rise to a Material Adverse Effect and (B) any Release required to be reported by the Parent or any of its Restricted Subsidiaries to any Governmental Authority that reasonably could be expected to have a Material Adverse Effect;

(iii)    prompt written notice describing in reasonable detail any acquisition of stock, assets, or property by the Parent or any of its Restricted Subsidiaries that could reasonably be expected to expose the Parent or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(iv)    with reasonable promptness, such other non-privileged documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.08(a).

(b)    Hazardous Materials Activities, Etc. The Parent shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09.    Books and Records; Inspection and Audit Rights. The Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours upon reasonable prior notice to the Parent, but no more often than two times during any calendar year; provided that none of the Parent or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10.    Compliance with Laws. The Parent will, and will take reasonable action to cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11.    Use of Proceeds. The proceeds of the Term Loans, together with cash on hand, will be used solely for the payment of (i) the Cash Payment and (ii) fees and expenses payable in connection with the ChampionX Transactions.

SECTION 5.12.    Additional Subsidiaries.

(a)    If any additional Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Effective Date (including, without limitation, upon the formation of any Subsidiary that is a Division Successor), then the Borrower will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interest in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party.

(b)    The Borrower may at any time designate any wholly-owned U.S. Restricted Subsidiary as a Designated Subsidiary; provided that to the extent applicable, the Borrower will cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary within the time period and to the extent set forth in Section 5.12(a) as if such Restricted Subsidiary is a Person that becomes a Designated Subsidiary after the Effective Date.

SECTION 5.13.    Further Assurances.

(a)    After the Effective Date (after consummation of the ChampionX Merger), the Borrower and the Parent will, and will cause each of their respective Subsidiaries that is, or is required hereunder to be, a Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower and the Parent each also agrees to, and shall cause each of their respective Subsidiaries that is, or is required hereunder to be, a Guarantor to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)    If any additional Foreign Subsidiary of the Borrower or the Parent is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Subsidiary that is a Division Successor), notify the Administrative Agent thereof and, within 5 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion, the Borrower or the Parent, as applicable, shall after the consummation of the ChampionX Merger cause (and shall cause the Guarantors to cause) the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interests in such Foreign Subsidiary (other than Excluded Equity) owned by or on behalf of any Loan Party.

(c)    If, after the Effective Date, any Loan Party acquires any Material Real Property or any real property owned by any Loan Party becomes a Material Real Property, then such Loan Party shall promptly notify the Administrative Agent, and, if requested by the Administrative Agent, after the consummation of the ChampionX Merger shall, within ninety (90) days of such acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion), cause such Material Real Property to be subjected to a Lien securing the Obligations and will take such actions as shall be reasonably necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including the actions described in subsection (e) of the definition of “Collateral and Guarantee Requirement.”

(d)    If any asset (other than any fee-owned real property) that has an individual fair market value in excess of $20,000,000 is acquired by the Borrower or any Guarantor after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, after the consummation of the ChampionX Merger, the Borrower or the Parent, as applicable, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties.

SECTION 5.14.    Credit Ratings. The Borrower will use commercially reasonable efforts to cause the Term Loans made available under this Agreement to be continuously rated by S&P and Moody’s. The Borrower will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Parent.

SECTION 5.15.    Post-Effective Date Matters. The Borrower shall complete each of the following obligations and/or deliver to the Administrative Agent each of the following documents, instruments, agreements and information, on or before the date set forth for each such item thereon (or such later date as the Administrative Agent may agree), each of which shall be completed or provided in form and substance satisfactory to the Administrative Agent (unless waived in accordance with Section 9.02):

(a)    Within (i) 30 days of the Effective Date, the Administrative Agent shall have received the certificates of insurance with respect to the insurance required by Section 5.07 and (ii) 90 days of the Effective Date, the Administrative Agent shall have received the insurance endorsements required by Section 5.07.

(b)    [Reserved].

(c)    On the Effective Date, after consummation of the ChampionX Merger, the Administrative Agent shall have received:

(i)    duly executed copies of the Effective Date Joinder Agreements from the ChampionX Corp and each other Effective Date ChampionX Corp Loan Party and such Persons shall have become Loan Parties hereunder and the Collateral and Guarantee Requirement shall have been satisfied with respect to all of the Loan Parties (including with respect to any Equity Interests in and indebtedness of the Parent Loan Parties owned by or on behalf of any Loan Party), the Administrative Agent, on behalf of the Secured Parties, shall have a valid and perfected security interest in the Collateral, and opinions and documents and actions of the type described in Sections 4.01(b) and (c) shall have been executed, delivered and taken with respect to the Effective Date ChampionX Corp Loan Parties;

(ii)    a duly executed Perfection Certificate from the Parent and each of the Loan Parties party hereto on the Effective Date and signed by an appropriate Financial Officer or legal officer, together with all attachments contemplated thereby;

(iii)    a copy of the Pari Passu Intercreditor Agreement duly executed by the Loan Parties, the Credit Agreement Collateral Agent and the Administrative Agent on the Effective Date;

(iv)    written notice and evidence reasonably satisfactory to the Administrative Agent that the ChampionX Merger has occurred; and

(v)    duly executed IP Security Agreements (as defined in the Collateral Agreement) from each Loan Party required to execute such IP Security Agreements on the Effective Date pursuant to the terms of the Collateral Agreement.

(d)    Within 30 days of the Effective Date, the Administrative Agent shall have received a copy of the Global Intercompany Note in form and substance satisfactory to the Administrative Agent and the Global Intercompany Note shall have been delivered to the Credit Agreement Collateral Agent as specified in the Collateral Agreement.

(e)    The Borrower shall further complete each of the other obligations and/or deliver to the Administrative Agent those other documents, instruments, agreements and information described on Schedule 5.15, on or before the date set forth for each such item on such Schedule 5.15 (or such later date as the Administrative Agent may reasonably agree).

SECTION 5.16.    Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary (other than the Borrower or a direct or indirect parent company of the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation and (b) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Material Indebtedness (including, for the avoidance of doubt, the ChampionX Corp Credit Facilities). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 6.04(u) at the date of designation in an amount equal to the net book value of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses, other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document and the other Loan Document Obligations have been paid in full, the Borrower and, on and after the Effective Date, after consummation of the transactions contemplated by the ChampionX Merger Agreement, the Parent, as applicable, covenant and agree (provided that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no provision of this Agreement or any other Loan Document shall prevent or restrict the consummation of any of the ChampionX Transactions, nor shall the ChampionX Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article VI) or any other Loan Document) with the Lenders that:

SECTION 6.01.    Indebtedness. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder and under the other Loan Documents;

(b)    (i) the Senior Unsecured Notes in an aggregate principal amount not to exceed $300,000,000 and (ii) Refinancing Indebtedness in respect of the Senior Unsecured Notes issued pursuant to clause (i) above (it being understood and agreed that, for purposes of this Section 6.01, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Unsecured Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness,” be deemed to be Refinancing Indebtedness in respect of the Senior Unsecured Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Unsecured Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof);

(c)    (i) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and any Refinancing Indebtedness in respect thereof and (ii) Indebtedness permitted to remain outstanding under the ChampionX Merger Agreement and any Refinancing Indebtedness in respect thereof;

(d)    Indebtedness of the Parent to any Restricted Subsidiary and of any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Parent or any Guarantor shall be subject to Section 6.04 and (ii) Indebtedness of the Parent or any Guarantor to any Restricted Subsidiary that is not a Guarantor shall, on and after the date that is ninety (90) days after the Effective Date, be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(e)    Guarantees by the Parent of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Parent or any other Restricted Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01 (other than clause (c) or (g)), (ii) Guarantees by the Parent or any Guarantor of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (iii) if the Indebtedness so Guaranteed is subordinated to the Obligations, Guarantees permitted under this clause (e) shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (iv) none of the Senior Unsecured Notes shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor;

(f)    (i) Indebtedness of the Parent or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Parent or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided, further, that at the time of incurrence thereof, the aggregate principal amount of Indebtedness incurred pursuant to this clause (f), together with any sale and leaseback transaction incurred pursuant to Section 6.06, shall not exceed the greater of (x) $55,000,000 and (y) 2.50% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the incurrence of such Indebtedness;

(g)    (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets by the Parent or such Restricted Subsidiary in an acquisition permitted by Section 6.04; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (y) after giving effect to such Indebtedness on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.75: 1.00 and the Total Leverage Ratio is less than (1) on or prior to June 30, 2020, 3.75: 1.00, and (2) from July 1, 2020 and thereafter, 3.50: 1.00 and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause (i) above;

(h)    other Indebtedness in an aggregate principal amount not exceeding at the time of incurrence thereof, the greater of (i) $50,000,000 and (ii) 2.50% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the incurrence of such Indebtedness;

(i)    Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(k)    Indebtedness in respect of Hedging Agreements and Supply Chain Financings;

(l)    Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(m)    Indebtedness in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under Section 6.04;

(n)    Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23; provided that the Net Proceeds thereof are used to make the prepayments required under clause (a)(ii) of Section 2.23;

(o)    [Reserved];

(p)    [Reserved];

(q)    Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Parent and its Restricted Subsidiaries incurred in the ordinary course of business;

(r)    Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.08;

(s)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount, at the time of incurrence thereof, not exceeding the greater of (i) $25,000,000 at any time outstanding and (ii) 1.25% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the incurrence of such Indebtedness;

(t)    Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Guarantor to the extent the proceeds thereof are used by such Restricted Subsidiary to consummate an acquisition permitted by Section 6.04(b); provided that the aggregate amount of Indebtedness incurred pursuant to this clause (t) for the purpose of acquiring a Restricted Subsidiary that does not become a Guarantor shall not exceed, at the time such acquisition is made and after giving effect thereto, the greater of (i) $35,000,000 and (ii) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such acquisition;

(u)    Indebtedness of the Loan Parties: (i) outstanding under the ChampionX Corp Credit Agreement and any Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed, except as contemplated by the definition of Refinancing Indebtedness, $665,000,000 minus (x) the aggregate principal amount of any voluntary prepayments of term loans or voluntary termination of revolving commitments under the ChampionX Corp Credit Agreement that are included in clause (ii) of this Section 6.01(u) and (y) the aggregate principal amount of mandatory prepayments of term loans under the ChampionX Corp Credit Agreement and (ii) in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof, not to exceed, except as permitted by the definition of Refinancing Indebtedness, the maximum amount of Incremental Facilities (as defined in the ChampionX Corp Credit Agreement (as such agreement is in effect prior to February 14, 2020)) that could have been incurred under the terms of the ChampionX Corp Credit Agreement as in effect prior to February 14, 2020; provided that, (w) such Indebtedness shall not be secured by any assets other than Collateral and such Indebtedness will be subject to the Pari Passu Intercreditor Agreement or a customary junior lien intercreditor agreement reasonably acceptable to the Administrative Agent, and such Liens on Collateral shall be pari passu with or junior to the Liens securing the Obligations, (x) the stated final maturity of any such Indebtedness incurred pursuant to clause (ii) is no earlier than the Maturity Date, (y) the weighted average life to maturity of such Indebtedness incurred pursuant to clause (ii) is no shorter than the weighted average life to maturity of the Term Loans and (z) except in the case of Refinancing Indebtedness, in the event that any term loans incurred pursuant to clause (ii) above that are secured by a Lien ranking pari passu to the Liens securing the Obligations have a Weighted Average Yield that exceeds the Weighted Average Yield relating to the existing Term Loans by more than 50 basis points, the Applicable Rate relating to the existing Term Loans hereunder shall be increased so that the Weighted Average Yield of such Indebtedness shall not exceed the Weighted Average Yield relating to the existing Term Loans by more than 50 basis points; and

(v)    on and after the Effective Date, Indebtedness in respect of any letters of credit incurred or issued under any stand-alone letter of credit facility so long as such facility is provided by a Person that entered into such letter of credit facility while such Person was, or before such Person became, a Lender or Affiliate of a Lender, as the case may be; provided that the stated amount of all such Indebtedness described in this Section 6.01(v) shall not exceed $25,000,000 in the aggregate at any given time.

SECTION 6.02.    Liens. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)    Liens created under the Loan Documents;

(b)    Permitted Encumbrances;

(c)    any Lien on any asset of the Parent or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Parent or any Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(c) as Refinancing Indebtedness in respect thereof;

(d)    any Lien existing on any asset prior to the acquisition thereof by the Parent or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date but prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Parent or any Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g) as Refinancing Indebtedness in respect thereof;

(e)    Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by Section 6.01(f)(i) or any Refinancing Indebtedness in respect thereof permitted by Section 6.01(f)(ii), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (ii) shall not apply to any Refinancing Indebtedness permitted by Section 6.01(f)(ii) or any Lien securing such Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 6.01(f) and (iv) such Liens shall not apply to any other property or assets of the Parent or any Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(f)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)    in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(i)    Liens on Collateral securing any Permitted Second Priority Refinancing Debt; provided that such Liens are subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(j)    Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(k)    Liens not otherwise permitted by this Section 6.02 to the extent that the aggregate outstanding principal amount of the obligations secured thereby, at the time of incurrence thereof, does not exceed the greater of (i) $35,000,000 and (ii) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the incurrence of such obligations;

(l)    Liens on the Collateral securing Indebtedness permitted pursuant to (i) Section 6.01(u), and (ii) Section 6.01(k) and (l) to the extent such Indebtedness is permitted to be secured on a pari passu basis with the obligations under the ChampionX Corp Credit Agreement (as such agreement is in effect on the Effective Date), so long as in each case, such Liens are subject to the Pari Passu Intercreditor Agreement; and

(m)    Liens on Collateral securing (i) Secured Supply Chain Financings to the extent that the aggregate outstanding principal amount of obligations secured thereby do not exceed $50,000,000 and (ii) Secured LC Obligations (as defined in the ChampionX Corp Credit Agreement as such agreement is in effect on the Effective Date) permitted pursuant to Section 6.01(v).

Notwithstanding this Section 6.02, no Loan Party shall create, incur, assume or permit to exist any consensual Lien on any of such Loan Party’s fee-owned real property unless such Loan Party contemporaneously grants a lien in favor of the Administrative Agent to secure the Obligations (and otherwise comply with the requirements of Section 5.13(c) with respect to such fee-owned real property); provided that (i) such other Lien shall otherwise be permitted by this Section 6.02 and (ii) such other Lien shall be junior to the Lien securing the Obligations unless otherwise expressly permitted to be pari passu with the Lien securing the Obligations by this Section 6.02 and shall in no event be senior to the Lien securing the Obligations (it being understood, for the avoidance of doubt, that any Lien securing the ChampionX Corp Credit Facilities may be pari passu with the Lien securing the Obligations).

SECTION 6.03.    Fundamental Changes.

(a)    The Parent will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, (i) any Person may merge into or consolidate with the Borrower in a transaction in which (A) the Borrower is the surviving entity or (B) (1) the surviving entity (the “Successor Borrower”) is organized under the laws of the United States and expressly assumes the Borrower’s obligations under this Agreement and the other

Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (2) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Collateral Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (3) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other appropriate document) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement, (ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Guarantor, is a Guarantor, (iii) any Restricted Subsidiary other than the Borrower may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, (iv) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless (x) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, and (y) such merger or consolidation is also permitted by Section 6.04, (v) the Borrower or any Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect a disposition permitted pursuant to Section 6.05 and (vi) any Person may merge into or consolidate with the Parent in a transaction in which (A) the Parent is the surviving entity or (B) the surviving entity (the “Successor Parent”) is organized under the laws of the United States and expressly assumes the Parent’s obligations under this Agreement and the other Loan Documents to which the Parent is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Parent will succeed to, and be substituted for, the Parent under this Agreement.

(b)    The Parent will not permit any Restricted Subsidiary to, engage to any material extent in any business other than a Permitted Business.

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

(a)    Permitted Investments;

(b)    Investments constituting the purchase or other acquisition (in one transaction or a series of related transactions or pursuant to a Division) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary, if after giving effect thereto on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.75: 1.00 and the Total Leverage Ratio is less than (1) on or prior to June 30, 2020, 3.75: 1.00, and (2) from July 1, 2020 and thereafter, 3.50: 1.00; provided that the aggregate amount of cash consideration paid in respect of such Investments (including in the form of loans or advances made to Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Restricted Subsidiaries that do not become Loan Parties shall not exceed, at the time such Investment is made and after giving effect thereto, the greater of (A) $35,000,000 and (B) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such acquisition;

(c)    cash and cash equivalents;

(d)    (i) Investments (including intercompany loans and advances) existing on the Effective Date in the Parent and the Restricted Subsidiaries and (ii) other Investments existing on the Effective Date and set forth on Schedule 6.04;

(e)    investments by the Parent and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate outstanding amount of such investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under subclause (ii) of the proviso to clause (f) of this Section 6.04 and outstanding Guarantees permitted under the proviso to clause (g) of this Section 6.04) shall not exceed, at the time such investment is made and after giving effect thereto, the greater of (A) $35,000,000 and (B) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such investment (in each case determined without regard to any write-downs or write-offs), provided that if any such investment under this subclause (ii) is made for the purpose of making an Investment permitted under clause (u) of this Section 6.04, the amount available under this clause (e) shall not be reduced by the amount of any such Investment which reduces the basket under clause (u) of this Section 6.04;

(f)    loans or advances made by the Parent to any Restricted Subsidiary and made by any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced, on and after the Effective Date, by a promissory note pledged pursuant to the Collateral Agreement and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with investments permitted under subclause (ii) of the proviso to clause (e) of this Section 6.04 and outstanding Guarantees permitted under the proviso to clause (g) of this Section 6.04) shall not exceed, at the time such loans or advances are made and after giving effect thereto, the greater of (A) $35,000,000 and (B) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such loans or advances (in each case determined without regard to any write-downs or write-offs), provided that if any such loan or advance under this subclause (ii) is made for the purpose of making an Investment permitted under clause (u) of this Section 6.04, the amount available under this clause (f) shall not be reduced by the amount of any such Investment which reduces the basket under clause (u) of this Section 6.04;

(g)    Guarantees of Indebtedness that is permitted under Section 6.01 and other obligations, in each case of the Parent or any Restricted Subsidiary; provided that the total of the aggregate outstanding principal amount of Indebtedness and the aggregate amount of other obligations, in each case of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under subclause (ii) of the proviso to clause (e) of this Section 6.04 and intercompany loans permitted under subclause (ii) of the proviso to clause (f) of this Section 6.04) shall not exceed, at the time such Guarantee is made and after giving effect thereto, the greater of (A) $35,000,000 and (B) 1.75% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such Guarantees (in each case determined without regard to any write-downs or write-offs);

(h)    loans or advances to directors, officers, consultants or employees of the Parent or any Restricted Subsidiary made in the ordinary course of business of the Parent or such Restricted Subsidiary, as applicable, not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Parent or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j)    investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)    investments in the form of Hedging Agreements permitted by Section 6.07;

(l)    investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Parent or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m)    investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n)    investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(o)    investments that result solely from the receipt by the Parent or any Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p)    receivables or other trade payables owing to the Parent or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Parent or any Restricted Subsidiary deems reasonable under the circumstances;

(q)    mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Parent and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r)    the ChampionX Transactions;

(s)    Guarantees by the Parent or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)    Investments by the Parent or any Restricted Subsidiary if, on a Pro Forma Basis after giving effect thereto including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), the Total Leverage Ratio is less than 2.25 to 1.00; and

(u)    other Investments by the Parent or any Restricted Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an aggregate amount not exceeding, at the time such Investments are made and after giving effect thereto, the sum of (i) the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to the making of such Investments plus (ii) the Available Amount at such time.

SECTION 6.05.    Asset Sales. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Parent or another Restricted Subsidiary), except:

(a)    sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete or surplus equipment, (iii) property no longer used or useful in the conduct of the business of the Parent and the Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b)    sales, transfers, leases and other dispositions to the Parent or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Section6.04;

(c)    sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction;

(d)    (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section 6.05 (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Restricted Subsidiary by the Parent or a Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an investment in a Restricted Subsidiary permitted by Section 6.04(e) or (u);

(e)    leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent or any Restricted Subsidiary;

(f)    licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent or any Restricted Subsidiary;

(g)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent or any Restricted Subsidiary;

(h)    dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i)    dispositions permitted by Section6.08;

(j)    to the extent constituting, a sale, transfer or disposition, the consummation of the ChampionX Transaction;

(k)    sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section 6.05; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this clause (k) shall not exceed (A) in any fiscal year, $100,000,000 and (B) during the term of this Agreement, $300,000,000 and (ii) no Event of Default has occurred and is continuing at the time of such sale, transfer, lease or other disposition or would result therefrom; and

(l)    sales, transfers or other dispositions of accounts receivable in connection with the factoring on a non-recourse basis of such accounts receivable;

provided that all sales, transfers, leases and other dispositions permitted by clause (k) above shall be made for fair value (as determined in good faith by the Parent), and at least 75% of the aggregate consideration from all sales, transfers, leases and other dispositions permitted by clause (k) and made on or after the Effective Date, on a cumulative basis, is in the form of cash or cash equivalents; provided, further, that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Parent and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Parent or such Restricted Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $50,000,000 at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash consideration.

SECTION 6.06.    Sale and Leaseback Transactions. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, and thereafter rent or lease such property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Parent or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset; provided that (i) all such sale and leasebacks shall not exceed $50,000,000 and (ii) if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(f) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07.    Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.08.    Restricted Payments; Certain Payments of Junior Indebtedness.

(a)    The Parent will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)    the Borrower may pay the Cash Payment;

(ii)    any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii)    [reserved];

(iv)    the Parent may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(v)    the Parent may make Restricted Payments, not exceeding $40,000,000 during any fiscal year, for the repurchase, retirement, cancellation or other acquisition or retirement for value of Equity Interests of the Parent and the Restricted Subsidiaries held by any future, present or former employee, director, manager or consultant of the Parent and the Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or stockholder agreement;

(vi)    the Parent may make Restricted Payments if, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio is less than 2.00 to 1.00;

(vii)    [reserved];

(viii)    the Parent may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent;

(ix)    the Parent may repurchase Equity Interests upon the exercise or vesting of stock options and restricted stock (a) if such Equity Interests represent a portion of the exercise price of such stock options or restricted stock (and related redemption or cancellation of shares for payment of taxes or other amounts with respect to such exercise or vesting) or (b) in order to reduce the dilutive effect of such exercise (so long as the amount of Equity Interests repurchased is in an equal or lesser amount to the amount exercised);

(x)    [reserved];

(xi)    concurrently with any issuance of Qualified Equity Interests, the Parent may redeem, purchase or retire any Equity Interests of the Parent using the proceeds of, or convert or exchange any Equity Interests of the Parent for, such Qualified Equity Interests; and

(xii)    the Parent may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such dividends are paid and after giving effect thereto, the sum of (A) $50,000,000 (reduced by the amount of any prepayments of Indebtedness pursuant to Section 6.08(b)(iv)(A)) plus (B) the Available Amount at such time, so long as (x) with respect to clause (B) only, after giving effect thereto on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.75: 1.00 and the Total Leverage Ratio is less than (1) on or prior to June 30, 2020, 3.50: 1.00, and (2) from July 1, 2020 and thereafter, 3.25: 1.00 and (y) no Event of Default has occurred and is continuing or would result therefrom.

(b)    The Parent will not, nor will it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations, except for:

(i)    payments of any such Indebtedness created under this Agreement or any other Loan Document;

(ii)    regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii)    refinancings of any such Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv)    payments of or in respect of any such Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, the sum of (A) $50,000,000 (reduced by any amounts declared and paid as Restricted Payments pursuant to Section 6.08(a)(xii)(A)) plus (B) the Available Amount at such time, so long as (x) with respect to clause (B) only, after giving effect thereto on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.75: 1.00 and the Total Leverage Ratio is less than (1) on or prior to June 30, 2020, 3.50: 1.00, and (2) from July 1, 2020 and thereafter, 3.25: 1.00 and (y) no Default or Event of Default has occurred and is continuing or would result therefrom;

(v)    [reserved]; and

(vi)    payments of or in respect of Indebtedness if, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio is less than 2.00 to 1.00.

SECTION 6.09.    Transactions with Affiliates. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of

$10,000,000 (whether effected pursuant to a Division or otherwise) with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not materially less favorable to the Parent or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Parent and any Restricted Subsidiaries not involving any other Affiliate, (iii) advances, equity issuances, other Restricted Payments permitted under Section 6.08, Investments permitted under Section 6.04 and any other transaction involving the Parent and the Restricted Subsidiaries permitted under Section 6.03 (to the extent such transaction is between the Parent and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries) and Section 6.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of the Parent or any Restricted Subsidiary who are not employees of the Parent or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of the Parent or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between the Parent or any Restricted Subsidiary and any employee thereof and approved by the Parent’s board of directors, (vii) the payment by the Borrower on the Effective Date of the Cash Payment and (viii) the ChampionX Transactions, the payment of the ChampionX Transaction Expenses and any payment required under the ChampionX Merger Agreement.

SECTION 6.10.    Restrictive Agreements. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any U.S. Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets in favor of the Administrative Agent to secure the Obligations or (b) the ability of any Restricted Subsidiary to make or repay loans or advances to the Parent or any Restricted Subsidiary, to Guarantee the Obligations, or to transfer any of its properties or assets to the Parent or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any other Loan Document, any Refinancing Facility Agreement or any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness, (B) restrictions and conditions imposed by the Senior Unsecured Notes Documents as in effect on the Effective Date, (C) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Parent or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by Section 6.01(g) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by Section 6.01(h) or Section 6.01(s), in each case if such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries and (G) restrictions and conditions imposed by the definitive documentation for the ChampionX Corp Credit Facilities; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(f) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 6.11.    Amendment of Material Documents. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, amend, modify or waive (a) its certificate of incorporation, bylaws or other organizational documents or (b) any of the Senior Unsecured Notes Documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12.    Changes in Fiscal Periods. The Parent will neither (a) permit its fiscal year or the fiscal year of any Restricted Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters; provided that the Parent may make one election after the Effective Date to change its fiscal year end if the Parent shall provide the Lenders with such financial information as is reasonably useful to allow the Lenders to compare the financial position and results of operations of the Parent and the Restricted Subsidiaries prior and subsequent to such change for all relevant fiscal periods of the Parent and the Restricted Subsidiaries.

ARTICLE VII

Events of Default

SECTION 7.01.    Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)    on and after the Effective Date, any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate (including the solvency certificate delivered pursuant to Section 4.01(h)) or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    on and after the Effective Date, the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower or the Parent) or 5.15(c) or in Article VI;

(e)    on and after the Effective Date, any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)    the Parent or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation governing such Material Indebtedness);

(g)    any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Material

Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Parent, the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Section 7.01;

(j)    the Parent, the Borrower or any Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Parent, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Restricted Subsidiary to enforce any such judgment;

(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, (i) could reasonably be expected to result in a Material Adverse Effect or (ii) result in a Lien on any of the assets of any Loan Party;

(m)    on and after the Effective Date, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof as provided in Section 9.14;

(n)    on and after the Effective Date, any material Security Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o)    on and after the Effective Date, any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section9.14; or

(p)    a Change in Control shall occur;

then, (I) and in every such event (other than an event with respect to the Parent or the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (II) in the case of any event with respect to the Parent or the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.    Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary (other than the Borrower) shall be deemed not to include any Restricted Subsidiary (other than the Borrower) affected by any event or circumstance referred to in such paragraph that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended, have consolidated total assets that equal 5.0% or more of the consolidated total assets of the Parent and (b) did not have revenues during the four fiscal quarter period of the Parent most recently ended equal to or greater than 5.0% of the consolidated revenues of the Parent; provided that if it is necessary to exclude more than one Restricted Subsidiary (other than the Borrower) from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 7.5% of the consolidated total assets of the Parent and the aggregate consolidated revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 7.5% of the consolidated revenues of the Parent.

SECTION 7.03.    Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable) any amounts received on account of the Obligations shall, subject to the provisions of Section 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03.    Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) compliance by Purchasing Borrower Parties with the terms hereof relating to Purchasing Borrower Parties. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the Weighted Average Yield.

SECTION 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06.    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in this Section 8.06(c)) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 8.07.    Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.08.    No other Duties, Etc.. Anything herein to the contrary notwithstanding, no bookrunner, or arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09.    Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement) and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Requirement of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

SECTION 8.10.    Collateral and Guarantee Matters.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to Parent, the Borrower, or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subclause (b) below shall be effective as provided in such clause (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)    Change of Address, Etc. Each of Parent, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Except as provided in Sections 2.22, 2.23 and 9.17, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section 9.02, change any provision of Section 2.18(a), (e) or (h) in a manner that would alter the pro rata sharing of payments required thereby, change any provision of Section 7.03 or change the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) release the Guarantee of the Parent or all or substantially all of the value of the Guarantees provided by the Loan Parties under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including (other than the release of the Guarantee by the Parent) any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release of any Guarantee), (vi) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (vii) [reserved], (viii) [reserved] or (ix) [reserved]; provided, further, that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (3) this Agreement may be amended to provide for the extension of the Maturity Date as provided in Section 2.22 and the incurrence of Refinancing Term Loans as provided in Section 2.23, in each case without any additional consents.

(c)    [Reserved].

(d)    Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.” For the avoidance of doubt, the Administrative Agent may, without the consent of any Secured Party, amend the Agreement through the Effective Date Joinder Agreements.

(e)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section 9.02, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel in each jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    The Borrower shall indemnify the Administrative Agent, the Arranger, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the ChampionX Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, in each case, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought by the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by the Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or the Arranger in its capacity or in fulfilling its roles as an agent, issuing bank or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    To the extent that the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent or any Related Party (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent or such Related Party, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party acting for the Administrative Agent in connection with such capacity. For purposes of this Section 9.03, a Lender’s “pro rata share” shall be determined by its share of the sum of the outstanding Term Loans and unused Commitments, in each case at that time.

(d)    To the fullest extent permitted by applicable law, (i) neither the Borrower shall assert, or permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the ChampionX Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the expense reimbursement and indemnification obligations of the Borrower set forth in paragraphs (a) and (b) of this Section 9.03.

All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04.    Successors and Assigns.

(a)    General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that each of the Borrower or the

Parent may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in the case of a Lender (i) to an assignee in accordance with the provisions of Section 9.04(b) and in the case of any assignee that is Parent or any of its Subsidiaries, Section 9.04(f), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 9.04 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in clause (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, except in connection with a proposed assignment to any Disqualified Institution).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 9.04 and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed, except in connection with a proposed assignment to any Disqualified Institution) shall be required unless (1) an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (unless such Affiliate or Approved Fund is a Disqualified Institution); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 9.04(f), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04.

(viii)    If any assignment or participation under this Section 9.04 is made to (1) any Affiliate of any Disqualified Institution (other than any bona fide debt fund that is not itself a Disqualified Institution) or (2) any Disqualified Institution in each case without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent and to the extent such Disqualified Person continues to hold any such Loans or Commitments, (A) terminate any Commitment of such Disqualified Person and repay the outstanding amount of Loans, together with accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts owing to such Disqualified Person, (B) in the case of any outstanding Term Loans, purchase such Term Loans by paying the amount that such Disqualified Person paid to acquire such Term Loans, plus, in the case of each of clauses (A) and (B) above, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the amount that such Disqualified Person paid to acquire such Term Loans, plus, in the case of each of clauses (A) and (B) above, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts due and payable to it hereunder; provided that in the case of clause (C) above, the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.04 shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.04 insofar as such obligation relates to any assignment or participation to any Disqualified Institution. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against any Disqualified Person and the immediately following paragraph of this Section 9.04 against any Disqualified Institution, in each case with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(ix)    Notwithstanding anything to the contrary contained in this Agreement, each Disqualified Institution (A) will not receive information provided solely to Lenders by the Borrower, the Administrative Agent or any Lender (other than the Disqualified Institutions List to any potential assignee who is a Disqualified Institution for the purpose of determining if such potential assignee is a Disqualified Institution) and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and (B) (x) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Disqualified Institution, deprive any Disqualified Institution of its pro rata share of any payment to which all Lenders are entitled and (y) hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Disqualified Institution will be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions.

(x)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the Disqualified Institutions List to each Lender or potential Lender requesting the same (provided that such Lender or potential Lender agrees to maintain the confidentiality of the Disqualified Institutions List (which agreement may be by way of a “click through” or other affirmative action on the part of the recipient to access the Disqualified Institutions List and acknowledge its confidentiality obligations in respect thereof)).

(xi)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Disqualified Persons or Purchasing Borrower Parties. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Disqualified Person or a Purchasing Borrower Party or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Disqualified Person or Purchasing Borrower Parties.

(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office (located in the United States) a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts)

of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood and agreed that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to clause (b) of this Section 9.04; provided that such Participant (A) shall be subject to the provisions of Sections 2.19 and 9.02 as if it were an assignee under clause (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement (including, without limitation, the definition of “Eligible Assignee”), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party (x) through open market purchases made by such Purchasing Borrower Party on a non-pro rata basis (subject to clause (iv) below) or (y) otherwise in accordance with clauses (i) through (v) below (which assignment and delegation, in the case of the foregoing clauses (x) and (y) will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that, in the case of assignments and delegations made pursuant to the foregoing clause (y):

(i)    no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)    each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;

(iii)    the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iv)    any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (A) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (B) any purchase of Term Loans pursuant to this paragraph (f) shall not constitute a voluntary prepayment of Term Loans for purposes of this Agreement); and

(v)    the Purchasing Borrower Party shall either (A) not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party or (B) advise the assigning Lender that it cannot make the statement in the foregoing clause (A), except to the extent that such Lender has entered into a customary “big boy” letter with the Borrower.

SECTION 9.05.    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York; provided that any determinations as to (i) whether any representations and warranties made by or on behalf of, or with respect to, the Borrower or any of its subsidiaries in the ChampionX Merger Agreement have been breached, (ii) whether ChampionX Corp (and any of ChampionX Corp’s Affiliates that is a party to the ChampionX Merger Agreement) can terminate its (and their) obligations under the ChampionX Merger Agreement (or otherwise decline to consummate the ChampionX Merger) without liability to any of ChampionX Corp, or any of ChampionX Corp’s or their respective Affiliates, (iii) whether an “Athena Material Adverse Effect” (as defined in the ChampionX Merger Agreement) has occurred and (iv) whether the ChampionX Merger has been consummated in accordance with the terms of the ChampionX Merger Agreement, shall, in each case, be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)    The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in reliance on this clause (f), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder and (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 9.12. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information contained in this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.12, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.14.    Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Guarantor (other than the Parent) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon payment in full of the Loan Document Obligations (other than contingent amounts not yet due) and expiration or termination of all Commitments the security interests granted to the Administrative Agent pursuant to the Security Documents shall terminate. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14, the Borrower shall deliver to the Administrative Agent such officer’s certificate as the Administrative Agent may reasonably request to evidence compliance with the applicable provisions of the Loan Documents (including the Administrative Agent’s authority hereunder) and the Secured Parties acknowledge and agree that the Administrative Agent may rely, without independent investigation on such certificates.

SECTION 9.15.    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.16.    No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.19, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with Applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 9.17 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.    Pari Passu Intercreditor.

(a)    EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE PARI PASSU INTERCREDITOR AGREEMENT AND HEREBY AUTHORIZES THE ADMINISTRATIVE AGENT TO ENTER INTO THE PARI PASSU INTERCREDITOR AGREEMENT.

(b)    THE PROVISIONS OF THIS SECTION 9.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE PARI PASSU INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE PARI PASSU INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE PARI PASSU INTERCREDITOR AGREEMENT, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE PARI PASSU INTERCREDITOR AGREEMENT. A COPY OF THE PARI PASSU INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, PRIOR TO THE DISCHARGE OF THE CREDIT AGREEMENT OBLIGATIONS (AS EACH SUCH TERM IS DEFINED IN THE PARI PASSU INTERCREDITOR AGREEMENT), THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER CERTIFICATES, INSTRUMENTS OR TANGIBLE PAPER REPRESENTING COLLATERAL TO THE ADMINISTRATIVE AGENT SHALL BE DEEMED SATISFIED BY THE DELIVERY TO THE CREDIT

AGREEMENT COLLATERAL AGENT AS GRATUITOUS BAILEE AND NON-FIDUCIARY AGENT FOR THE ADMINISTRATIVE AGENT IN COMPLIANCE WITH THE PARI PASSU INTERCREDITOR AGREEMENT.

SECTION 9.20.    Acknowledgement Regarding Any Supported QFCs.To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.21.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures

and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHAMPIONX HOLDING INC.,

By:	/s/ Deric Bryant
	Name:	Deric Bryant
	Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian C. Fox
	Name:	Brian C. Fox
	Title:	Managing Director

[Signature Page – Credit Agreement]

SCHEDULE 1.02

MORTGAGED PROPERTY

None.

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$537,000,000.00

Total:	$537,000,000.00

SCHEDULE 3.14(a)

SUBSIDIARIES

Part 1:

	Name of Subsidiary	Owner Entity	Percentage Owned by Owner Entity
1.	ChampionX U.S. 3 Inc.*	ChampionX Holding Inc.	100%
2.	ChampionX USA Inc.*	ChampionX U.S. 3 Inc.	100%
3.	ChampionX U.S. 5 LLC*	ChampionX USA Inc.	100%
4.	ChampionX SG 4 Pte. Ltd.	ChampionX U.S. 5 LLC	100%
5.	ChampionX U.S. 4 LLC	ChampionX SG 4 Pte. Ltd.	100%
6.	ChampionX SG 3 Pte. Ltd.	ChampionX U.S. 4 LLC	100%
7.	ChampionX Azerbaijan LLC	ChampionX SG 3 Pte. Ltd.	99.9%
8.	ChampionX Azerbaijan LLC	ChampionX NL 1 B.V.	0.1%
9.	Champion Technologies Middle East FZCO	ChampionX SG 3 Pte. Ltd.	20%
10.	Champion Technologies Middle East FZCO	ChampionX Gulf Ltd.	80%
11.	ChampionX Gulf Ltd.	ChampionX SG 3 Pte. Ltd.	100%
12.	Champion Technologies BV	ChampionX SG 3 Pte. Ltd.	100%
13.	Champion Technologies (Nig) Ltd.	Champion Technologies BV	75%
14.	ChampionX Gabon Sarl	Champion Technologies BV	100%
15.	P.T. Champion Kurnia Djaja Technologies	Champion Technologies BV	94.99%
16.	P.T. Champion Kurnia Djaja Technologies	CTI Chemicals Asia Pacific Pte. Ltd	0.01%
17.	P.T. Nalco Champion Indonesia	P.T. Champion Kurnia Djaja Technologies	95%
18.	Champion Technologies Limited	Champion Technologies BV	100%
19.	ChampionX Norge A/S	Champion Technologies Limited	100%
20.	ChampionX Egypt Holdings, Ltd.	Champion Technologies Limited	100%
21.	ChampionX Egypt, Limited	ChampionX Egypt Holdings, Ltd.	100%
22.	Houseman Limited	Champion Technologies Limited	100%
23.	Champion Arabia Co. Ltd.	Champion Technologies BV	45%
24.	Champion Arabia Co. Ltd.	Champion Technologies Limited	30%
25.	Champion Technologies Limited	Champion Technologies BV	100%
26.	Champion Technologies Russia and Caspian BV	Champion Technologies BV	100%
27.	Champion Technologies OOO	Champion Technologies Russia and Caspian BV	100%
28.	CTI Chemicals Asia Pacific Pte. Ltd.	Champion Technologies BV	100%
29.	ChampionX SG Service Pte. Ltd.	ChampionX SG 3 Pte. Ltd.	100%
30.	ChampionX Europe B.V.	ChampionX SG 3 Pte. Ltd.	100%
31.	ChampionX Australia Pty Ltd.	ChampionX SG 3 Pte. Ltd.	100%
32.	ChampionX PNG Ltd.	ChampionX Australia Pty Ltd.	100%
33.	ChampionX New Zealand	ChampionX SG 3 Pte. Ltd.	100%
34.	ChampionX Guyana, Inc.	ChampionX SG 3 Pte. Ltd.	100%
35.	ChampionX Ghana NewCo	ChampionX SG 3 Pte. Ltd.	100%
36.	ChampionX Oilfield Solutions Ghana Ltd.	ChampionX Ghana NewCo	100%
37.	ChampionX Romania Energy Services Srl	ChampionX SG 3 Pte. Ltd.	100%

	Name of Subsidiary	Owner Entity	Percentage Owned by Owner Entity
38.	Champion Technologies del Ecuador, CIA LTDA CHAMPIONTECH	ChampionX SG 3 Pte. Ltd.	99%
39.	Champion Technologies del Ecuador, CIA LTDA CHAMPIONTECH	ChampionX NL 1 B.V.	1%
40.	Chemical Innovations NL B.V.	ChampionX SG 3 Pte. Ltd.	100%
41.	Promchimservice, LLC	Chemical Innovations NL B.V.	99.99%
42.	Promchimservice, LLC	ChampionX NL 1 B.V.	0.01%
43.	Master Chemicals OOO	Chemical Innovations NL B.V.	48%
44.	Master Chemicals OOO	ChampionX Services OOO	52%
45.	ChampionX Services OOO	ChampionX SG 3 Pte. Ltd.	99%
46.	ChampionX Services OOO	Champion Technologies BV	1%
47.	ChampionX Russia Holding B.V.	ChampionX SG 3 Pte. Ltd.	99.9%
48.	ChampionX Russia Holding B.V.	Champion Technologies B.V.	0.1%
49.	ChampionX-Element JSC	ChampionX Russia Holding B.V.	100%
50.	ChampionX LA Holding BV	ChampionX SG 3 Pte. Ltd.	100%
51.	ChampionX Argentina SRL	ChampionX LA Holding BV	95.01%
52.	ChampionX Argentina SRL	ChampionX NL 1 B.V.	4.99%
53.	ChampionX de Colombia Ltda.	ChampionX LA Holding BV	99.9999%
54.	ChampionX de Colombia Ltda.	Nalco Global Holdings BV	0.0001%
55.	Champion Technologies Do Brasil Servicos E Produtos Quimicos Ltda.	ChampionX LA Holding BV	99%
56.	Champion Technologies Do Brasil Servicos E Produtos Quimicos Ltda.	ChampionX U.S. 6 LLC	1%
57.	Nalco Venezuela SCA[1]	ChampionX LA Holding BV	99.0061%
58.	Nalco Venezuela SCA[1]	Nalco Global Holdings BV	0.0039%
59.	ChampionX NL 1 B.V.	ChampionX SG 3 Pte. Ltd.	100%
60.	ChampionX Texas Leasing, LLC	ChampionX SG 4 Pte. Ltd.	100%
61.	ChampionX Europe GmbH	ChampionX U.S. 5 LLC	100%
62.	ChampionX SG 2 Pte. Ltd.	ChampionX U.S. 5 LLC	100%
63.	ChampionX Middle East Holdings Inc.	ChampionX U.S. 3 Inc.	100%
64.	Legacy Fabrication (Oman) Holdings, LLC	ChampionX U.S. 3 Inc.	100%
65.	International Legacy Fabrication LLC	Legacy Fabrication (Oman) Holdings, LLC	100%
66.	ChampionX Holdings 1 ULC	ChampionX U.S. 3 Inc.	100%
67.	ChampionX Canada ULC	ChampionX Holdings 1 ULC	100%
68.	ChampionX UltraFab ULC	ChampionX Canada ULC	100%
69.	Corexit Environmental Solutions, LLC	ChampionX U.S. 3 Inc.	100%
70.	ChampionX LLC*	ChampionX U.S. 3 Inc.	100%
71.	Legacy Fabrication LLC	ChampionX LLC	100%
72.	Champion ES Holdings, Inc.	ChampionX LLC	100%
73.	Nalco Energy Services Ltd (Ghana)[1]	ChampionX LLC	100%
74.	ChampionX EG Holdings LLC	ChampionX LLC	100%
75.	ChampionX Equatorial Guinea Sarl	ChampionX EG Holdings LLC	65%
76.	ChampionX Associate Investment Company Limited	ChampionX LLC	100%
77.	ChampionX Oilfield Solutions Nigeria Ltd.	ChampionX LLC	90%
78.	ONES West Africa, LLC	ChampionX LLC	100%

[1]	Potential name change pending—to be updated.

*	denotes a Subsidiary that is a Guarantor

Part 2:

ChampionX Merger Agreement

SCHEDULE 5.15

POST-EFFECTIVE DATE MATTERS

1) Within 5 Business Days of the Effective Date, the Borrower shall have delivered the Pledged Securities (as defined in the Collateral Agreement) listed below together with undated stock powers duly executed by the applicable Grantor (as defined in the Collateral Agreement) in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent to the Administrative Agent.

79.Current Legal Entities Owned	80. Record Owner	81.Certificate No.	82.Percentage of Ownership of Equity Interests	83.No. Shares / Interest	84.Percent Pledged
85.ChampionX Holding Inc.	86.ChampionX Corporation	87.1	88.100%	89.1	90.100%
91.ChampionX U.S. 3 Inc.	92.ChampionX Holding Inc.	93.No. 6	94.100%	95.100	96.100%
97.Champion ES Holdings, Inc.	98.ChampionX LLC	99.No. 1	100.100%	101.1,000	102.100%
103.ChampionX Holdings 1 ULC	104.ChampionX U.S. 3 Inc.	105.No. C-1	106.100%	107.65	108.100%
109.ChampionX Middle East Holdings, Inc.	110.ChampionX U.S. 3 Inc.	111.No. 5	112.100%	113.32.5	114.100%
115.ChampionX USA Inc.	116.ChampionX U.S. 3 Inc.	117.No. 4	118.100%	119.100	120.100%
121.ChampionX SG 4 Pte. Ltd.	122.ChampionX U.S. 5 LLC	123.[2]	124.100%	125.See FN 2	126.65%
127.ChampionX SG 2 Pte. Ltd.	128.ChampionX U.S. 5 LLC	129.See FN 2	130.100%	131.See FN 2	132.65%

2) Within 30 days of the Effective Date or such later date as reasonably agreed by the Credit Agreement Collateral Agent and the Administrative Agent, the Borrower shall have delivered the Pledged Securities (as defined in the Collateral Agreement) consisting of all (x) Indebtedness of the Borrower and each Subsidiary owing to a Grantor and (y) all other Indebtedness of any Person in a principal amount of $50,000,000 or more that is owing to a Grantor, together with instruments of transfer reasonably satisfactory to the Administrative Agent to the Administrative Agent in the manner specified in Section 3.02(b) and (c) of the Collateral Agreement.

3) Within 30 days of the Effective Date, the Borrower shall have delivered to the Administrative Agent such certificates of public officials in the State of California showing that Honetreat Company is a cor-poration validly existing and in good standing under the laws of the State of California. To the extent that the Borrower is made aware by such public officials that Honetreat Company is not in good stand-ing under the laws of the State of California, the Borrower shall use commercially reasonable efforts to cause Honetreat Company to be in good standing under the laws of the State of California.

[2]	Certificate information to be provided post-closing.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None.

SCHEDULE 6.02

EXISTING LIENS

None.

SCHEDULE 6.04

EXISTING INVESTMENTS

1.

ONES West Africa, LLC, an indirect subsidiary of the Borrower and Delaware limited liability company, owns an approximate 49% stake in ChampionX Quimicos Ltda., an entity organized under the laws of Angola.

2.

ChampionX Azerbaijan LLC, an indirect subsidiary of the Borrower organized under the laws of Azerbaijan, owns an approximate 49% stake in Petrochem Performance Products, an entity organized under the laws of Azerbaijan.

3.

ChampionX Canada ULC, an indirect subsidiary of the Borrower organized under the laws of Canada, owns an approximate 50% stake in LC Water Solutions Limited, an entity organized under the laws of Canada.

4.

CTI Chemicals Asia Pacific Pte. Ltd, an indirect subsidiary of the Borrower organized under the laws of Singapore, owns an approximate 50% stake in ChampionX Daichi India Ltd., an entity organized under the laws of India.

5.

Houseman Limited, an indirect subsidiary of the Borrower organized under the laws of the United Kingdom, owns an approximate 45% stake in Rauan Nalco LLP, an entity organized under the laws of Kazakhstan.

6.

ChampionX SG 3 Pte. Ltd., an indirect subsidiary of the Borrower organized under the laws of Singapore, owns an approximate 30% stake in Malaysian Energy Chemical & Services Sdn Bhd, an entity organized under the laws of Malaysia.

7.

ChampionX Middle East Holdings, Inc., an indirect subsidiary of the Borrower and Delaware corporation, owns an approximate 45% stake in Emirates National Chemicals Co, LLC, an entity organized under the laws of the United Arab Emirates.

SCHEDULE 6.10

EXISTING RESTRICTIONS

None.

SCHEDULE 9.01

NOTICES

Borrower

ChampionX Holding Inc.

Attn: Treasurer

11177 S. Stadium Drive

Sugar Land, TX 77478

Administrative Agent

Bank of America, N.A.

2380 Performance Dr—Building C

Richardson, TX, 75082

Attn: Tiffany Nicosia Lin

Phone: 214-209-3758

Email tiffany.nicosia.lin@bofa.com

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Trade Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Trade Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Facility (including any Guarantees) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee	[ ] [and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]

3.	Borrower:	ChampionX Holding Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 3, 2020, among ChampionX Holding Inc., a Delaware corporation, the Lenders, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:	[ ]

Facility Assigned	Aggregate Amount of Commitments/Loans of all Lenders	Amount of the Commitments/Loans Assigned[3]	Percentage Assigned of Aggregate Amount of Commitments/Loans of all Lenders Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders
Commitments/Loans	$	$		%

Trade Date:                 , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[3]	Must comply with Section 9.04(b)(i) for any minimum amounts required.

The terms set forth above are hereby agreed to:	[Consented to and] Accepted:

, as Assignor,	BANK OF AMERICA, N.A., as Administrative Agent,

By:	By:
Name:	Name:
Title:	Title:

, as Assignee,	[Consented to:

By:	CHAMPIONX HOLDING INC.,
Name: Title:	By:
Name:
Title:]

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Trade Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Trade Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Trade Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Trade Date or with respect to the making of this assignment directly between themselves.

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3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

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EXHIBIT B

[FORM OF] COMMITTED LOAN NOTICE

Bank of America, N.A.,

as Administrative Agent

2380 Performance Dr. – Building C

Richardson, TX 75082

Tel: (214) 209-3758

Email: tiffany.nicosia.lin@bofa.com

Attention: Tiffany Nicosia Lin

Copy to:

Bank of America, N.A.,

as Administrative Agent

2380 Performance Dr. – Building C

Richardson, TX 75082

Tel: (469) 201-4056

Email: katlyn.tran@bofa.com

Attention: Katlyn Tran

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), the Lenders, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This notice constitutes a Committed Loan Notice and the Borrower hereby gives you notice, pursuant to Section 2.02 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

1. (A)	Aggregate principal amount of Borrowing:[4] $_________________

2. (B)	Date of Borrowing (which is a Business Day):________________

3. (C)	Type of Borrowing:[5] ____________________________________

[4]

Must comply with Section 2.02(a) of the Credit Agreement. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or whole multiple of $100,000 in excess thereof.

[5]	Specify the Borrowing is for a Base Rate Loan or Eurodollar Rate Loan. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Loan.

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4. (D)	Interest Period:[6] _____________________

5. [(E)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [NAME OF BANK] (Account No.: ______________)][7]

Very truly yours,
CHAMPIONX HOLDING INC.,
by

Name:
Title:

[6]

Applicable to Eurodollar Rate Loans only. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, with the consent of all relevant Lenders, twelve months). Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[7]	To be inserted only for the Committed Loan Notice delivered on the Effective Date.

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EXHIBIT C

[FORM OF] COLLATERAL AGREEMENT

[See attached]

C-1

EXHIBIT C

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

June 3, 2020

among

CHAMPIONX HOLDING INC.,

THE GUARANTORS

IDENTIFIED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms	1
SECTION 1.02. Other Defined Terms	1

ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee	3
SECTION 2.02. Guarantee of Payment; Continuing Guarantee	4
SECTION 2.03. No Limitations	4
SECTION 2.04. Reinstatement	5
SECTION 2.05. Agreement to Pay; Subrogation	5
SECTION 2.06. [Reserved]	5
SECTION 2.07. Information	5

ARTICLE III

PLEDGE OF SECURITIES

SECTION 3.01. Pledge	5
SECTION 3.02. Delivery of the Pledged Collateral	6
SECTION 3.03. Representations and Warranties	7
SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests	8
SECTION 3.05. Registration in Nominee Name; Denominations	9
SECTION 3.06. Voting Rights; Dividends and Interest	9

ARTICLE IV

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 4.01. Security Interest	10
SECTION 4.02. Representations and Warranties	13
SECTION 4.03. Covenants	14
SECTION 4.04. Other Actions	16
SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral	17

ARTICLE V

REMEDIES

SECTION 5.01. Remedies Upon Default	19
SECTION 5.02. Application of Proceeds	20
SECTION 5.03. Grant of License to Use Intellectual Property	20
SECTION 5.04. Securities Act	21

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Schedules

Schedule I	Guarantors
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Guarantee and Collateral Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement
Exhibit V	Form of Issuer’s Acknowledgment

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GUARANTEE AND COLLATERAL AGREEMENT dated as of June 3, 2020 (this “Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto and Bank of America, N.A. (“BANA”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, BANA, as Administrative Agent and the Parent (as defined therein) party thereto from time to time. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms.

(a)    Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement, provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account Receivable.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Borrower” has the meaning assigned to such term in the recitals hereto.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, and all rights of such Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyrights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including any of the foregoing listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Excluded Personal Property” has the meaning assigned to such term in Section 4.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Grantors” means the Borrower and each Guarantor.

“Guarantors” means (a) each Restricted Subsidiary identified on Schedule I hereto, (b) Parent and each Restricted Subsidiary that becomes a party to this Agreement after the Effective Date pursuant to Section 7.13 and (c) the Borrower (other than with respect to its own Obligations).

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other proprietary data, software and databases and all embodiments or fixations thereof and related documentation and registrations, and all modifications of and improvements to any of the foregoing.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).

“License” means any Patent License, Trademark License, Copyright License or other written license or sublicense agreement relating to intellectual property to which any Grantor is a party, including those listed on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right under a Patent owned by any Grantor, or that any Grantor otherwise has the right to license, or granting to any Grantor any right under a Patent owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Patents” means with respect to any Person all of the following now owned or hereafter acquired by such Person: (a) all patents of the United States of America or the equivalent thereof in any other country and all applications for patents of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and

(b) all reissues, continuations, divisionals, continuations-in-part, reexaminations or extensions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” means an instrument in the form of Exhibit I hereto, or any other form reasonably satisfactory to the Administrative Agent.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all right, title and interest in and to any trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, domain names, trade styles, trade dress, logos, other source or business identifiers and designs, all registrations and recordings thereof, and all registrations and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

ARTICLE II

Guarantee

SECTION 2.01.    Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Secured Parties, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02.    Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party, or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03.    No Limitations.

(a)    Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may in any manner or to any extent otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than payment in full in cash of all the Obligations (other than contingent amounts not yet due). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04.    Reinstatement. Each Guarantor agrees that, unless released pursuant to Section 7.12(b), its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05.    Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06.    [Reserved].

SECTION 2.07.    Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s and their respective subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.    Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests now owned or at any time hereafter acquired by such Grantor, including those set forth opposite the name of such Grantor on Schedule II hereto, and (ii) all certificates and any other instruments representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include Excluded Personal Property; (b)(i) any debt securities now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule II, and (ii) all promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”) provided that the Pledged Debt Securities shall not include Excluded Personal Property; (c) all other property that may be delivered to and held by the Administrative Agent (or any designee, bailee or nominee of the Administrative Agent, including the Credit Agreement Collateral Agent) pursuant to the terms of Section 3.02; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities, instruments and other property referred to in clauses (a), (b) and

(c) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any and all of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided, however, for purposes of Section 9-203(a) of the UCC, the security interest granted pursuant to this Section 3.01 shall not attach to any Pledged Collateral until consummation of the ChampionX Merger.

SECTION 3.02.    Delivery of the Pledged Collateral.

(a)    After the consummation of the ChampionX Merger, each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities, (i) in the case of any Pledged Equity Interests of any Material Subsidiary owned by such Grantor on the Effective Date, on the Effective Date, (ii) in the case of Pledged Equity Interests of a Material Subsidiary that is a Foreign Subsidiary acquired by such Grantor after the Effective Date (or such later date as set forth with respect to such Pledged Equity Interests in Section 5.15 of the Credit Agreement), within the time specified in Section 5.13(b) of the Credit Agreement (giving effect to any extensions agreed by the Administrative Agent in accordance with the terms thereof), (iii) in the case of any Pledged Equity Interests of a Designated Subsidiary acquired by such Grantor after the Effective Date, at the time specified in Section 5.12(a) of the Credit Agreement, and (iv) with respect to any other Pledged Equity Interests of a Material Subsidiary acquired by such Grantor after the Effective Date, within 30 days after the acquisition thereof, in each case, or such longer period as the Administrative Agent, acting reasonably, may agree in writing (including electronic mail).

(b)    After the consummation of the ChampionX Merger, each Grantor will cause all (x) Indebtedness of the Borrower and each Subsidiary owing to a Grantor and (y) all other Indebtedness of any Person in a principal amount of $50,000,000 or more that is owing to a Grantor to be evidenced by a promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof. Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) the Pledged Securities (i) in the case of Pledged Securities evidencing the Indebtedness described in clause (x) and (y) owned by such Grantor on the Effective Date, on the Effective Date (or such later date as set forth with respect to such Pledged Equity Interests in Section 5.15 of the Credit Agreement) and (ii) in the case of Pledged Securities evidencing Indebtedness described in clauses (x) and (y) acquired after the Effective Date, within 30 days after the acquisition thereof, or such longer period as the Administrative Agent, acting reasonably, may agree in writing (including electronic mail)

(c)    Upon delivery to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper undated instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be deemed attached to and to supplement Schedule II and be made a part hereof, provided that failure to provide any such schedule or any error therein shall not affect the validity of the pledge of any Pledged Securities. Without limiting the obligations of the Grantors under this Section 3.02, until such time as the Pledged Securities are delivered to the Administrative Agent (or the Credit Agreement Collateral Agent, as specified in Section 7.16), each Grantor agrees that the Grantors are holding the Pledged Securities on behalf of and for the benefit of the Administrative Agent and the Secured Parties for all purposes of the UCC, and it is the intention of the Grantors, that the security interest of the Administrative Agent shall be perfected by “control” within the meaning of the UCC.

(d)    After the consummation of the ChampionX Merger, each Grantor hereby agrees that if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, at the request of the Administrative Agent, to the extent permitted by applicable law, (i) cause the issuer of Pledged Equity Interests that is not a party to this Agreement to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Equity Interests substantially in the form of Exhibit V hereto or such other form that is reasonably satisfactory to the Administrative Agent and (ii) if necessary or desirable to perfect a security interest in such Pledged Equity Interests, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Equity Interests under the terms hereof; provided, notwithstanding anything herein, except to the extent that such action is taken for the benefit of the Credit Agreement Collateral Agent or otherwise in respect of the ChampionX Corp Credit Facilities, no action shall be required under the laws of a foreign jurisdiction in order to create or perfect any security interest in any Pledged Equity Interests located outside of the United States.

(e)    In the case of each Grantor which is an issuer of Pledged Collateral, such Grantor agrees, after the consummation of the ChampionX Merger, (i) to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) promptly to note on its books the security interests granted to the Administrative Agent and confirmed under this Agreement, and (iii) that it will comply with instructions of the Administrative Agent in compliance with this Agreement with respect to the applicable Pledged Collateral (including all Equity Interests of such issuer) without further consent by the applicable Grantor.

(f)    Each Grantor agrees that, after the consummation of the ChampionX Merger, except for restrictions and limitations imposed by the Loan Documents or securities laws generally, and, except for limitations permitted under the Loan Documents (i) the Pledged Collateral shall be freely transferable and assignable and (ii) none of the Pledged Collateral shall be subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that materially prohibit or impair the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder.

SECTION 3.03.    Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, after the consummation of the ChampionX Merger, that:

(a)    Schedule II sets forth, as of the Effective Date after the consummation of the ChampionX Merger, a true and complete list, with respect to such Grantor, of (i) all Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests owned by such Grantor and (ii) all Pledged Debt Securities owned by such Grantor in a principal amount in excess of $50,000,000;

(b)    (i) the Pledged Equity Interests have been issued by the issuers thereof, have been duly and validly authorized and are fully paid and nonassessable and (ii) Pledged Debt Securities (and in the case of Pledged Debt Securities issued by a Person that is not a Subsidiary, to the knowledge of the Grantors) have been validly issued and are legal, valid and binding obligations of the issuers thereof; subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)    except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor and (ii) holds the same free and clear of all Liens (other than Liens created under the Loan Documents and Liens permitted under Section 6.02 of the Credit Agreement.)

(d)    except for restrictions and limitations imposed by the Loan Documents or securities laws generally, and, in the case of clause (ii) below, except for limitations permitted under the Loan Documents, (i) the Pledged Collateral is freely transferable and assignable, and (ii) none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that materially prohibit or impair the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e)    such Grantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder after the consummation of the ChampionX Merger in the manner hereby done;

(f)    no consent or approval of any Governmental Authority, any securities exchange or any other Person is required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)    by virtue of the execution and delivery by the Grantors and the Administrative Agent of this Agreement and the consummation of the ChampionX Merger, the Administrative Agent for the benefit of the Secured Parties will obtain a legal, valid and enforceable security interest in the Pledged Collateral and by virtue of delivery of any Pledged Securities to the Administrative Agent (or the Credit Agreement Collateral Agent) in accordance with this Agreement, a perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h)    the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of a secured party in the Pledged Collateral as set forth herein.

SECTION 3.04.    Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by any Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC, such interest shall be at all times thereafter represented by a certificate and shall be at all times thereafter a “security” within the meaning of Article 8 of the UCC and governed by Article 8 of the UCC and (ii) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by any Grantor and pledged hereunder is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) pursuant to the terms hereof.

SECTION 3.05.    Registration in Nominee Name; Denominations. During the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. During the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times during the continuance of an Event of Default have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.    Voting Rights; Dividends and Interest.

(a)    Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i)

each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights and remedies of a holder of any Pledged Collateral;

(ii)

the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06; and

(iii)

each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity Interests or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) hereunder, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer).

(b)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16) upon demand in the same form as so received (with any necessary endorsements, stock or note powers or other instruments of transfer). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property shall be held as security for the payment and performance of the Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect, the Administrative Agent shall repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d)    Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.    Security Interest.

(a)    As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all cash, cash equivalents and Deposit Accounts;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles, including all Intellectual Property;

(viii)	all Instruments;

(ix)	all Inventory;

(x)	all other Goods;

(xi)	all Investment Property;

(xii)	all Letters of Credit and Letter-of-Credit Rights;

(xiii)	all Commercial Tort Claims specifically described on Schedule IV, as such schedule may be supplemented from time to time pursuant to a Supplement or pursuant to Section 4.04(e);

(xiv)	all Supporting Obligations;

(xv)	all books and records pertaining to the Collateral; and

(xvi)

to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and any and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, for purposes of Section 9-203(a) of the UCC, the security interest granted pursuant to this Section 4.01(a) shall not attach to any Article 9 Collateral until consummation of the ChampionX Merger.

(b)    Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to (i) any assets if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law; provided that such security interest shall attach immediately at such time as the condition causing such prohibition shall no longer exist and, to the extent severable, shall attach immediately to any portion of such asset that does not result in such prohibition, (ii) any Excluded Equity, (iii) any motor vehicles owned or any other assets subject to certificates of title, to the extent that a security interest therein cannot be perfected by the filing of a Uniform Commercial Code financing statement, (iv) any U.S. intent-to-use trademark application prior to the filing and acceptance of a statement of use or an affidavit to allege use in connection therewith, (v) Letter-of-Credit Rights other than Supporting Obligations or to the extent that a security interest therein cannot be perfected by the filing of a Uniform Commercial Code financing statement and Commercial Tort Claims, in each case with a value, as reasonably determined by the Borrower, of less than the lesser of (A) $20,000,000 and (B) the amount contemplated by the corresponding provision of the First Lien Security Documents (as defined in the Pari Passu Intercreditor Agreement) relating to the ChampionX Corp Credit Facilities,

(vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable; provided that such security interest shall attach immediately at such time as the condition causing such prohibition or restriction shall no longer exist and, to the extent severable, shall attach immediately to any portion of such asset that does not result in such prohibition or restriction, (vii) assets that are subject to a Lien securing a Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and proceeds and (viii) any assets as to which the Administrative Agent, in consultation with the Borrower, reasonably determines that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the items referred to in clauses (i) through (viii) above other than items that are pledged in favor of the Credit Agreement Collateral Agent or otherwise constitute collateral in respect of the ChampionX Corp Credit Facilities being collectively referred to as the “Excluded Personal Property”); provided that Excluded Personal Property shall not include any Proceeds, substitutions or replacements of any Excluded Personal Property (unless such Proceeds, substitutions or replacements would constitute Excluded Personal Property).

(c)    After the consummation of the ChampionX Merger, each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets, whether now owned or at any time hereafter acquired, of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number, if any, issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent (or its designee) to file in any relevant jurisdiction any financing statements or amendments thereto if filed prior to the date hereof.

After the consummation of the ChampionX Merger, the Administrative Agent (or its designee) is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, recording, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(d)    The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(e)    Notwithstanding any of the other provisions set forth herein, except to the extent that such action is taken for the benefit of the Credit Agreement Collateral Agent or otherwise in respect of the ChampionX Corp Credit Facilities, no actions in any jurisdiction other than the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any Intellectual Property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

SECTION 4.02.    Representations and Warranties . Each Grantor represents and warrants to the Administrative Agent after the consummation of the ChampionX Merger for the benefit of the Secured Parties that:

(a)    Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, and has all requisite power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(b)    A Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03(a) or 5.12 of the Credit Agreement), are all the filings, recordings and registrations (other than filings as may be necessary or advisable to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to record or perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. A Patent Security Agreement substantially in the form of Exhibit II hereto, a Trademark Security Agreement substantially in the form of Exhibit III hereto and a Copyright Security Agreement substantially in the form of Exhibit IV hereto (such agreements, collectively, the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States issued or applied for Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights and exclusive Copyright Licenses, for which the applicable Grantor is the licensee and the licensed work is registered at the United States Copyright Office, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of such Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the above-referenced offices.

(c)    The Security Interest and the pledge pursuant to Article III will, upon the consummation of the ChampionX Merger, constitute (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any state thereof or the District of Columbia) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of an IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral except for the Liens permitted under Section 6.02 of the Credit Agreement.

(d)    The Article 9 Collateral is owned by the Grantors, or the Grantors have rights in such Article 9 Collateral, free and clear of any Lien, except for the Liens permitted under Section 6.02 of the Credit Agreement.

(e)    Schedule III sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of (i) all Patents that have been granted by the United States Patent and Trademark Office and Patents for which applications are pending before the United States Patent and Trademark Office, (ii) all Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all Copyright Licenses under which such Grantor is an exclusive licensee and the licensed work is registered at the United States Copyright Office (excluding, in each case of clauses (i) to (iv), any registrations or applications that have expired, abandoned, or allowed to lapse, or such Grantor intends, as of the Effective Date, to abandon or allow to lapse as permitted under Section 4.05(g) below). In the event any Supplemental Perfection Certificate delivered pursuant to Section 5.03(b) of the Credit Agreement shall set forth any Intellectual Property, Schedule III shall be deemed to be supplemented to include the reference to such Intellectual Property in the same form as such reference is set forth on such Supplemental Perfection Certificate.

(f)    The Intellectual Property listed in Schedule III hereto for each Grantor includes all Intellectual Property that such Grantor owns in connection with its business as of the Effective Date which is registered at the United States Patent and Trademark Office or the United States Copyright Office (excluding any registrations that have expired, abandoned, or allowed to lapse, or such Grantor intends, as of the Effective Date, to abandon or allow to lapse as permitted under Section 4.05(g) below). As of the Effective Date, all registrations of Intellectual Property listed in Schedule III are unexpired, subsisting and have not been abandoned, lapsed or canceled (excluding any registrations that Grantor intends, as of the Effective Date, to abandon or allow to lapse as permitted under Section 4.05(g) below).

(g)    None of the Grantors hold any Commercial Tort Claim except as indicated on Schedule IV hereto or as may be disclosed to the Administrative Agent pursuant to Section 4.04(e).

SECTION 4.03.    Covenants .

(a)    Each Grantor agrees, after the consummation of the ChampionX Merger, promptly (and in any event within 30 days) to notify the Administrative Agent in writing of any change

(i) in its legal name, (ii) in its identity or type of organization or corporate form, (iii) in its organizational identification number or (iv) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents, reflecting any of the changes described in the first sentence of this paragraph.

(b)    Each Grantor shall, after the consummation of the ChampionX Merger, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(c)    Each Grantor agrees, after the consummation of the ChampionX Merger, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby. At its option, after the occurrence and during the continuance of an Event of Default and after prior written notice to the Borrower, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this Section 4.03(c) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(d)    Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof.

(e)    None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except as permitted by the Credit Agreement and, each Grantor shall remain at all times in possession or control of the Article 9 Collateral owned by it, except that the Grantors may use, license and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement (including Section 4.05(h)), the Credit Agreement or any other Loan Document.

(f)    [Reserved].

(g)    The Grantors, at their own expense, shall maintain or cause to be maintained insurance in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 5.07 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, after the occurrence and during the continuance of an Event of Default and after prior written notice to the Borrower, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

SECTION 4.04.    Other Actions . In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, after the consummation of the ChampionX Merger, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)    Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments (other than any instrument with a face amount of less than $50,000,000) or Tangible Chattel Paper, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16), accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)    [Reserved].

(c)    Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent (or the Credit Agreement Collateral Agent as specified in Section 7.16), accompanied by such undated instruments of transfer or assignment duly executed in blank in accordance with the terms and timing set forth in Section 3.02.

(d)    Corresponding Action. Notwithstanding any of the limitation or exclusions set forth herein, if any Grantor shall take any action following the Effective Date, to grant, perfect or otherwise establish a lien on and/or security interest in any of its assets or properties to secure Credit Agreement Obligations (as defined in the Pari Passu Intercreditor Agreement), then, subject to the terms of the Pari Passu Intercreditor Agreement, such Grantor shall, substantially concurrently therewith, take the corresponding actions in favor of the Administrative Agent in order to provide a corresponding benefit to the Administrative Agent for its benefit and the benefit of the Secured Parties.

(e)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed less than the lesser of (A) $20,000,000 and (B) the amount contemplated by the corresponding provision of the First Lien Security Documents (as defined in the Pari Passu Intercreditor Agreement) relating to the ChampionX Corp Credit Facilities, the Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(f)    Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense complete records of each Account Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of receivables, including all documents evidencing Account Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Account Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Account Receivables or the Administrative Agent’s security interest therein without the consent of any Grantor.

(g)    Legend. Each Grantor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Account Receivables and the other books, records and documents of such Grantor evidencing or pertaining to the Account Receivables with an appropriate reference to the fact that the Account Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 4.05.    Covenants Regarding Patent, Trademark and Copyright Collateral .

(a)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor agrees that it will not do any act or omit to do to any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any United States Patent owned by such Grantor may become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term), and each Grantor agrees that it, as determined by such Grantor in its reasonable business judgment, shall continue to mark any products covered by any such Patent with the relevant patent number as necessary to establish and preserve its maximum rights under applicable patent laws.

(b)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through its licensees or its sublicensees) will, for each United States Trademark owned by such Grantor, (i) maintain such Trademark in full force with respect to any goods and services, free from any valid claim of abandonment or invalidity for non-use for such goods and services, (ii) maintain the quality of products and services offered under such Trademark and (iii) if registered, and if determined by such Grantor in its reasonable business judgment, display such Trademark with notice of Federal or foreign registration to the extent necessary to establish and preserve its maximum rights under applicable law.

(c)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright, and as determined by such Grantor in its reasonable business judgment, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary to establish and preserve its maximum rights under applicable copyright laws.

(d)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor shall notify the Administrative Agent promptly if it knows that any United States Patent, Trademark registration or application or Copyright registration owned by such Grantor may become abandoned, lost or dedicated to the public, or of any adverse determination or development (excluding routine office actions issued in the ordinary course of prosecution) regarding such Grantor’s ownership of such United States Patent, Trademark registration or application or Copyright registration, its right to register the same, or its right to keep and maintain the same.

(e)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor will take all necessary steps that are consistent with such Grantor’s reasonable business judgment (i) in any proceeding before the United States Patent and Trademark Office or United States Copyright Office, to maintain and pursue each application relating to the United States Patents, Trademarks and/or Copyrights that such Grantor owns (and to obtain the relevant grant or registration) and (ii) to maintain each such issued United States Patent and each registration of the United States Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use and payment of maintenance fees, and, if and to the extent consistent with reasonable business judgment as determined by such Grantor, to initiate opposition, interference and cancellation proceedings against third parties.

(f)    Except to the extent permitted by Section 4.05(g) below, or to the extent that failure to act, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, in the event that any Grantor has reason to believe that any Article 9 Collateral consisting of United States Intellectual Property owned by such Grantor has been infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Administrative Agent and shall, if consistent with reasonable business judgment as determined by such Grantor, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances in the reasonable business judgment of such Grantor to protect such Article 9 Collateral.

(g)    Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to preserve, protect, pursue, renew, extend or keep in full force and effect, or otherwise allow to lapse, terminate, become invalid or unenforceable or dedicate to the public domain any of its Intellectual Property, to the extent permitted by the Credit Agreement.

(h)    If any Grantor shall at any time after the date hereof, after the consummation of the ChampionX Merger, obtain any rights to any additional Intellectual Property, the provisions hereof shall automatically apply thereto and any such Intellectual Property shall automatically constitute Article 9 Collateral as if such would have constituted Article 9 Collateral at the time of execution hereof and be subject to the terms and conditions and security interest created by this Agreement without further action by any party. Each Grantor shall, on or prior to the next date that a Supplemental Perfection Certificate is required to be delivered pursuant to Section 5.03(b) of the Credit Agreement, provide to the Administrative Agent written notice of any additional Intellectual Property which is registered or applied for at the United States Patent and Trademark Office or the United States Copyright Office, and, at the request of the Administrative Agent, confirm the attachment of the security interest created by this Agreement to any such rights by execution of an instrument in form reasonably acceptable to the Administrative Agent and file and record with the United States Patent and Trademark Office or United States Copyright Office or any other applicable registry, as applicable, such instruments as shall be reasonably necessary to create, preserve, protect, record or perfect the Administrative Agent’s security interest in such Intellectual Property.

ARTICLE V

Remedies

SECTION 5.01.    Remedies Upon Default . Upon the occurrence and during the continuance of an Event of Default after the consummation the ChampionX Merger, each Grantor agrees to assemble and make available each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then existing licensing arrangements), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the fullest extent permitted by applicable law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but neither the Administrative Agent nor any other Secured Party shall incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02.    Application of Proceeds . The Administrative Agent shall, subject to the terms of the Pari Passu Intercreditor Agreement, apply the proceeds of any collection, sale, foreclosure or other realization upon the Collateral, including any Collateral consisting of cash, as set forth in Section 7.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances received in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03.    Grant of License to Use Intellectual Property . Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation and effective solely upon the occurrence and solely during the continuation of an Event of Default) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any such license and any such license granted by the Administrative Agent to a third party shall include reasonable and customary quality control and inurement provisions with regard to Trademarks (it being understood and agreed that, without limiting any other rights and remedies of the Administrative Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Administrative Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case of Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder); and provided, further, that such nonexclusive license and/or sublicense does not violate the express terms of any agreement between a Grantor and a third party, or gives such third party any right of acceleration, modification or cancellation therein. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, solely upon the occurrence and solely during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04.    Securities Act . In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect, the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “Blue Sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01.    Indemnity and Subrogation . In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.    Contribution and Subrogation . Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation and such other Guarantor or Grantor (the

“Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03.    Subordination.

(a)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations. No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

ARTICLE VII

Miscellaneous

SECTION 7.01.    Notices . All communications and notices to the Borrower and the Administrative Agent hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02.    Waivers; Amendment.

(a)    No failure or delay by any Secured Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties with respect to which such waiver, amendment or modification is applicable, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

(c)    This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.03.    Administrative Agent’s Fees and Expenses.

(a)    The Loan Parties jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Loan Parties.”

(b)    Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.

SECTION 7.04.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by or on behalf of any Secured Party or any other Person and notwithstanding that any Secured Party or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until all the Loan Document Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

SECTION 7.05.    Counterparts; Effectiveness, Successors and Assigns. This Agreement may be executed in counterparts, (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 7.06.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any of or all the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Lender or any such Affiliate, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement. Each Lender agrees to notify the Loan Parties and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each of their respective Affiliates under this Section 7.07 are in addition to other rights and remedies (including other rights of set-off) that such Lender or Affiliate may have.

SECTION 7.08.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)    Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of any of the foregoing in any way relating to this Agreement in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Loan Parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Loan Party agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08. Each Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each Loan Party irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.11.    Security Interest Absolute. All rights of the Administrative Agent hereunder, upon the consummation of the ChampionX Merger, the Security Interest and the grant of the security interest in the Collateral, and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement.

SECTION 7.12.    Termination or Release.

(a)    This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate and be released upon payment in full of the Loan Document Obligations (other than contingent amounts not yet due).

(b)    A Guarantor (other than the Parent) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary or as otherwise expressly permitted under Section 9.14 of the Credit Agreement.

(c)    Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 or Section 9.14 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)    In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.12, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; subject to receipt of an officer’s certificate of the Borrower certifying as to such matters reasonably requested by the Administrative Agent. Any execution and delivery of documents pursuant to this Section 7.12 shall be without representation or warranty by the Administrative Agent, without recourse to the Administrative Agent, and the Administrative Agent shall have no liability whatsoever to any other Secured Party as a result of any release of Collateral by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) this Section 7.12.

SECTION 7.13.    Additional Subsidiaries. Pursuant to Section 5.15 of the Credit Agreement, ChampionX Corp and each other Effective Date ChampionX Corp Loan Party is required to become party to this Agreement on the Effective Date, upon consummation of the ChampionX Merger by executing a supplement in the form contemplated by this Agreement. Pursuant to Section 5.12 of the Credit Agreement, certain Restricted Subsidiaries not a party hereto on the Effective Date may be required to enter in this Agreement. Upon the execution and delivery by the Administrative Agent and ChampionX Corp, the other Effective Date ChampionX Corp Loan Parties or any such Restricted Subsidiary (or any other Person required to become a Guarantor and/or a Grantor hereunder pursuant to the terms of the Credit Agreement), as applicable, of a Supplement, ChampionX Corp, the other Effective Date ChampionX Corp Loan Parties or such Restricted Subsidiary (or other Person), as applicable, shall become a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 7.14.    Administrative Agent Appointed Attorney-in-Fact. After consummation of the ChampionX Merger, each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 7.15.    Certain Acknowledgments and Agreements. Each Guarantor hereby acknowledges the provisions of Section 2.15 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Guarantor were a party to the Credit Agreement.

SECTION 7.16.    Pari Passu Intercreditor Agreement. The security interest granted under this Agreement, and the exercise of rights and remedies with respect thereto, is subject to the terms of the Pari Passu Intercreditor Agreement. Notwithstanding anything herein to the contrary, prior to the Discharge of Credit Agreement Obligations (as such term is defined in the Pari Passu Intercreditor Agreement), the requirements of this Agreement to deliver Pledged Securities to the Administrative Agent shall be deemed satisfied by delivery thereof to the Credit Agreement Collateral Agent as gratuitous bailee and non-fiduciary agent for the Administrative Agent in compliance with the Pari Passu Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHAMPIONX HOLDING INC.

By:
Name:
Title:

CHAMPIONX LLC

By:
Name:
Title:

CHAMPIONX U.S. 3 INC.

By:
Name:
Title:

CHAMPIONX U.S. 5 LLC

By:
Name:
Title:

CHAMPIONX USA INC.

By:
Name:
Title:

[Signature page to Security Agreement]

BANK OF AMERICA, N.A., as Administrative Agent,

By:
Name:
Title:

[Signature page to Security Agreement]

Schedule I to

the Guarantee and

Collateral Agreement

GUARANTORS

Legal Name	State of Formation

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Current Legal Entities Owned	Record Owner	Certificate No.	Percentage of Ownership of Equity Interests	No. Shares / Interest	Percent Pledged

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

U.S. COPYRIGHTS OWNED BY CHAMPIONX HOLDING INC.

U.S. Copyright Registrations

Copyright	Reg. No.	Reg. Date	Current Owner	Status

Pending U.S. Copyright Applications for Registration

LICENSES

Licenses/Sublicensees of ChampionX Holding Inc. as Licensor or Licensee on Date Hereof Copyrights

U.S. PATENTS OWNED BY CHAMPIONX HOLDING INC.

U.S. Patent Registrations

TITLE	APPLICATION NUMBER	DATE FILED	PATENT NUMBER	GRANT DATE	OWNER

U.S. Patent Applications

TITLE	Application Number	Date Filed	Owner

U.S. TRADEMARKS OWNED BY CHAMPIONX HOLDING INC.

U.S. Trademark Registrations

TRADEMARK	APP DATE	APP#	REG DATE	REG#	OWNER

U.S. Trademark Applications

Registered Owner	Mark	Application No.	Application Date

Schedule IV to

the Guarantee and

Collateral Agreement

Commercial Tort Claims

Exhibit I to

the Guarantee and

Collateral Agreement

SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of June 3, 2020 (the “Collateral Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), each of the Grantors party thereto from time to time and BANK OF AMERICA, N.A., (“BANA”), as Administrative Agent.

A.    Reference is made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Parent, the Lenders from time to time party thereto and BANA, as Administrative Agent.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C.    The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders to make extensions of credit under the Credit Agreement. Section 7.13 of the Collateral Agreement provides that ChampionX Corp and the Effective Date ChampionX Corp Loan Parties shall, and additional Restricted Subsidiaries of the Borrower may become “Grantors” and “Guarantors” under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. [The undersigned Restricted Subsidiary (the “New Subsidiary”)][ChampionX Corp and each of the other undersigned Effective Date ChampionX Corp Loan Parties (“New ChampionX Corporation Loan Parties”)] is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor and Grantor under the Collateral Agreement in order to induce the Lenders to make additional extensions of credit and as consideration for such extensions of credit previously made.

Accordingly, the Administrative Agent and the [New Subsidiary][New ChampionX Corporation Loan Party] agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the [New Subsidiary][New ChampionX Corporation Loan Party] by its signature below becomes a Grantor and a Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor and a Guarantor and the [New Subsidiary][New ChampionX Corporation Loan Party] hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor and a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and a Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the [New Subsidiary][New ChampionX Corporation Loan Party], as security for the payment and performance in full of the Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in all of the [New Subsidiary’s][New ChampionX Corporation Loan Party’s] right, title and interest in, to and under the Collateral now owned or at any time hereafter acquired by such [New Subsidiary][New ChampionX Corporation Loan Party] or in, to or under which such [New Subsidiary][New ChampionX Corporation Loan Party] now has or at any time hereafter may acquire any right, title or interest. Each reference to a “Guarantor” or a “Grantor” in the Collateral Agreement shall be deemed to include the [New Subsidiary][New ChampionX Corporation Loan Party]. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The [New Subsidiary][New ChampionX Corporation Loan Party] represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the [New Subsidiary][New ChampionX Corporation Loan Party] and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. The [New Subsidiary][New ChampionX Corporation Loan Party] hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the [New Subsidiary][New ChampionX Corporation Loan Party], its jurisdiction of formation and the location of its chief executive office, (b) Schedule II is a true and complete list of (i) all Pledged Equity Interests owned by such [New Subsidiary][New ChampionX Corporation Loan Party] and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests owned by such [New Subsidiary][New ChampionX Corporation Loan Party] and (ii) all Pledged Debt Securities owned by such [New Subsidiary][New ChampionX Corporation Loan Party] in a principal amount in excess of $50,000,000, (c) Schedule III sets forth, a true and complete list, with respect to each [New Subsidiary][New ChampionX Corporation Loan Party] of (i) all Patents that have been granted by the United States Patent and Trademark Office and Patents for which applications are pending before the United States Patent and Trademark Office, (ii) Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all Copyright Licenses under which such [New Subsidiary][New ChampionX Corporation Loan Party] is an exclusive licensee and the licensed work is registered at the United States Copyright Office (excluding, in each case of clauses (i) to (iv), any registrations or applications that have expired, abandoned or allowed to lapse, or such Grantor intends, as of the date hereof, to abandon or allow to lapse as permitted under Section 4.05(g) of the Collateral Agreement and (d) set forth in Schedule IV attached hereto is a true and correct list of all Commercial Tort Claims in respect of which a complaint or counterclaim has been filed by the New Subsidiary seeking damages reasonably estimated to exceed $10,000,000, including a summary description of each such claim.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The [New Subsidiary][New ChampionX Corporation Loan Party] agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the [New Subsidiary][New ChampionX Corporation Loan Party].

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the [New Subsidiary][New ChampionX Corporation Loan Party] and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name Of New Subsidiary][Name of New ChampionX Corporation Loan Party],

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule I

to Supplement No.      to the

Guarantee and

Collateral Agreement

[NEW SUBSIDIARY][NEW CHAMPIONX CORPORATION LOAN PARTY] INFORMATION

Legal Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to Supplement No.      to the

Guarantee and

Collateral Agreement

PLEDGED SECURITIES

Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	Number and Class of Equity Interests	Percentage of Ownership of Equity Interests	No. Shares / Interest	Percent Pledged

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III

to Supplement No.      to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

U.S. PATENTS

U.S. Patent Registrations

Registered Owner	Title	Pat. No./ Publ. No. / Appl. No.	Issue Date Pub. Date App. Date

U.S. Patent Applications

Registered Owner	Title	Pat. No. / Publ. No. / Appl. No.	Issue Date Pub. Date App. Date

U.S. COPYRIGHTS

U.S. Copyright Registrations

Copyright	Reg. No.	Reg. Date	Current Owner	Status

Pending U.S. Copyright Applications for Registration

[    ]

U.S. TRADEMARKS

U.S. Trademark Registrations

Registered Owner	Mark	Application No.	Registration No.	Registration No.

U.S. Trademark Applications

Registered Owner	Mark	Application No.	Filing Date

COPYRIGHT LICENSES

Schedule IV

to Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II to

the Guarantee and

Collateral Agreement

PATENT SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and Bank of America, N.A. (“BANA”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., as the Borrower, Parent, the Lenders from time to time party thereto and BANA, as Administrative Agent and (b) the Guarantee and Collateral Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, each of the Grantors from time to time party thereto and BANA, as Administrative Agent. The Lenders have extended, and have agreed to extend, credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting Patents (including those listed on Schedule I hereto), subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Patent Collateral”).

SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Lenders in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE)

BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],

as Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Patents

Registered Owner	Title of Patent	Registration Number	Issue Date	Expiration

Patent Applications

Registered Owner	Title of Patent	Application Number	Date Filed

Exhibit III to

the Guarantee and

Collateral Agreement

TRADEMARK SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and Bank of America, N.A. (“BANA”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., as the Borrower, Parent, the Lenders from time to time party thereto and BANA, as Administrative Agent and (b) the Guarantee and Collateral Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, each of the Grantors from time to time party thereto and BANA, as Administrative Agent. The Lenders have extended, and have agreed to extend, credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting Trademarks (including those listed on Schedule I hereto but excluding any Trademarks that are Excluded Personal Property), subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Trademark Collateral”).

SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Lenders in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],
as Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Trademarks

Registered Owner	Mark	Application No.	Registration No.	Registration Date

Trademark Applications

Registered Owner	Mark	Application No.	Filing Date

Exhibit IV to

the Guarantee and

Collateral Agreement

COPYRIGHT SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and Bank of America, N.A. (“BANA”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., as the Borrower, Parent, the Lenders from time to time party thereto and BANA, as Administrative Agent and (b) the Guarantee and Collateral Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, each of the Grantors from time to time party thereto and BANA, as Administrative Agent. The Lenders have extended, and have agreed to extend, credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower under the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting Copyrights and Copyright Licenses under which Grantor is an exclusive licensee (including those listed on Schedule I hereto), subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Copyright Collateral”).

SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Lenders in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],
as Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Copyrights

Registered Owner	Title	Registration Number	Expiration Date

Copyright Applications

Registered Owner	Title	Application Number	Date Filed

Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

Exhibit V to

the Guarantee and

Collateral Agreement

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Guarantee and Collateral Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement), dated as of June 3, 2020, made by ChampionX Holding Inc., a Delaware corporation (the “Borrower”), each of the Grantors party thereto from time to time and Bank of America, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Collateral Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Collateral Agreement in connection with the registration of any Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

ARTICLE IBy:

Name:
Title:

D-1

EXHIBIT D

[FORM OF] PERFECTION CERTIFICATE

[See attached]

D-1

EXECUTION VERSION

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Guarantee and Collateral Agreement dated as of the date hereof (the “Collateral Agreement”), between ChampionX Holding Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and (ii) that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Borrower, the Lenders party thereto from time to time and the Administrative Agent and, after giving effect to the Joinder to the Credit Agreement, Apergy Corporation. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and the Guarantors immediately following the ChampionX Merger.

The undersigned, immediately following the ChampionX Merger, hereby certify to the Administrative Agent as follows:

1.     Names.

(a)    The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization and the jurisdiction of formation of each Company.

(b)    Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company (or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Company on any filings with the IRS at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.    Current Locations.    The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.    Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.    File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Administrative Agent.

5.    UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Collateral Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.    Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents.

7.    Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property held by each Company located in the United States as of the Closing Date to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Company as of the Closing Date having a replacement value in excess of $60,000,000 (such real property, the “Mortgaged Property”), (ii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iii) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Credit Agreement with respect to any of the real property described in Schedule 7(a).

8.    Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Collateral Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Collateral Agreement.

10.    Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof with a face amount in excess of $10,000,000 as well as all intercompany notes between or among any two or more Companies or any of their Subsidiaries.

11.    Intellectual Property.

(a)    Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Collateral Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Collateral Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b)    Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (as defined in the Collateral Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c)    Attached hereto as Schedule 11(c) is a schedule setting forth all exclusive Copyright Licenses registered with the United States Copyright Office (the “USCO”), including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a registration number or other such evidence of registration.

(d)    Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the USCO are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Patents, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b) and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.    Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Collateral Agreement) held by each Company with a value, as reasonably determined by the Borrower, of or in excess of $10,000,000, including a brief description thereof.

13.    [Reserved].

14.    Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit with a value, as reasonably determined by the Borrower, of or in excess of $10,000,000, issued in favor of each Company, as beneficiary thereunder.

15.    [Reserved].

16.    Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Companies (after giving effect to transactions contemplated by the ChampionX Merger Agreement).

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of June, 2020.

CHAMPIONX CORPORATION
(f/k/a APERGY CORPORATION)

By:
Name: Jay A. Nutt
Title: Senior Vice President and Chief Financial Officer

APERGY (DELAWARE) FORMATION, INC.
APERGY FUNDING CORPORATION

By:
Name: Jay A. Nutt
Title: Vice President and Chief Financial Officer

ACE DOWNHOLE, LLC
APERGY ARTIFICIAL LIFT, LLC

By:
Name: Paul Mahoney
Title: President

APERGY ENERGY AUTOMATION, LLC

By:
Name: Syed Raza
Title: President

APERGY USA, INC.

By:
Name: Jay A. Nutt
Title: Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO PERFECTION CERTIFICATE

APERGY BMCS ACQUISITION CORP.
APERGY ESP SYSTEMS, LLC
HARBISON-FISCHER, INC.
HONETREAT COMPANY
NORRIS RODS, INC.
NORRISEAL-WELLMARK, INC.
PCS FERGUSON, INC.
QUARTZDYNE, INC.
SPIRIT GLOBAL ENERGY SOLUTIONS, INC.
THETA OILFIELD SERVICES, INC.
UPCO, INC.
US SYNTHETIC CORPORATION
WELLMARK HOLDINGS, INC.
WINDROCK, INC.

By:
Name: Jay A. Nutt
Title: Vice President

SIGNATURE PAGE TO PERFECTION CERTIFICATE

CHAMPIONX HOLDING INC. CHAMPIONX U.S. 3 INC. CHAMPIONX U.S. 5 LLC CHAMPIONX USA INC.

By:
Name: Jay A. Nut Title: Vice President

CHAMPIONX LLC

By:
Name: Jay A. Nut Title: Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO PERFECTION CERTIFICATE

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company	Prior Name	Date of Change

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Company	List of All Other Names Used on Any Filings with the IRS During Past Five Years	Prior Jurisdiction of Organization

Schedule 2

Chief Executive Offices

Company	Address	County	State

Schedule 3

Chief Executive Extraordinary Transactions

Company	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 4

File Search Reports

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Office

Type of Filing	Entity	Applicable Security Document [Mortgage, Security Agreement or Other]	Jurisdictions

Schedule 7(a)

Real Property

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I.	Landlord’s / Grantor’s Consent Required

II.	Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

Schedule 8(a)

Termination Statements

Schedule 8(b)

Termination Statement Filings

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 11(a)

Patents and Trademarks

Registered Owner	Title	Pat. No./ Publ. No. / Appl. No.	Issue Date Pub. Date App. Date

Schedule 11(b)

Copyrights

Copyright	Reg. No.	Reg. Date	Current Owner	Status

Copyright Applications

Schedule 11(c)

Intellectual Property Licenses

Schedule 11(d)

Intellectual Property Filings

See attached.

Schedule 12

Commercial Tort Claims

Schedule 13

[Reserved]

Schedule 14

Letter of Credit Rights

Schedule 15

[Reserved].

Schedule 16

Insurance

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company	Prior Name	Date of Change

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Company	List of All Other Names Used on Any Filings with the IRS During Past Five Years	Prior Jurisdiction of Organization

Schedule 2

Chief Executive Offices

Company	Address	County	State

Schedule 3

Chief Executive Extraordinary Transactions

Company	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 4

File Search Reports

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Office

Type of Filing	Entity	Applicable Security Document [Mortgage, Security Agreement or Other]	Jurisdictions

Schedule 7(a)

Real Property

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

III.	Landlord’s / Grantor’s Consent Required

IV.	Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

Schedule 8(a)

Termination Statements

Schedule 8(b)

Termination Statement Filings

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged

ARTICLE VIII (b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 11(a)

Patents and Trademarks

Registered Owner	Title	Pat. No./ Publ. No. / Appl. No.	Issue Date Pub. Date App. Date

Schedule 11(b)

Copyrights

Copyright	Reg. No.	Reg. Date	Current Owner	Status

Copyright Applications

Schedule 11(c)

Intellectual Property Licenses

Schedule 11(d)

Intellectual Property Filings

See attached.

Schedule 12

Commercial Tort Claims

Schedule 13

[Reserved]

Schedule 14

Letter of Credit Rights

Schedule 15

[Reserved]

Schedule 16

Insurance

EXHIBIT F

[FORM OF] PARI PASSU INTERCREDITOR AGREEMENT

[See attached]

F-1

Execution Version

PARI PASSU INTERCREDITOR AGREEMENT

Among

CHAMPIONX CORPORATION,

and

CHAMPIONX HOLDING INC.,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent for the Credit Agreement Secured Parties

BANK OF AMERICA, N.A.,

as Collateral Agent for the ChampionX Credit Agreement Secured Parties

and

each Additional Agent from time to time party hereto

dated as of June 3, 2020

PARI PASSU INTERCREDITOR AGREEMENT dated as of June 3, 2020 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among CHAMPIONX CORPORATION (f/k/a APERGY CORPORATION), a Delaware corporation (the “Credit Agreement Borrower”), CHAMPIONX HOLDING INC., a Delaware corporation (the “ChampionX Borrower” and, together with the Credit Agreement Borrower, the “Borrowers”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as collateral agent for the ChampionX Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “ChampionX Collateral Agent”), and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the ChampionX Collateral Agent (for itself and on behalf of the ChampionX Credit Agreement Secured Parties) and each Additional Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.1    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement and the ChampionX Credit Agreement, as applicable, with the Credit Agreement controlling in the event of discrepancies, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Act of Required First Lien Secured Parties” means, as to any matter, a direction in writing delivered to the Applicable Collateral Agent by the holders of First Lien Credit Agreement Obligations representing the Required First Lien Secured Parties. For purposes of this definition, votes will be determined in accordance with Section 5.20.

“Additional Agent” means the collateral agent or any other Person serving the functions of a collateral agent under any Additional First Lien Documents, in each case, together with its successors in such capacity.

“Additional First Lien Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time; provided that neither the Credit Agreement nor the ChampionX Credit Agreement or the debt facilities thereunder shall constitute an Additional First Lien Debt Facility at any time.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest, fees and expenses (including, without limitation, any interest, fees, expenses and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals or extensions of the foregoing.

“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any other Grantor under any related Additional First Lien Documents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Collateral Agent” means with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of the Credit Agreement Obligations and the ChampionX Credit Agreement Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Credit Agreement Collateral Agent (or if the Credit Agreement is no longer outstanding, the ChampionX Collateral Agent) and (ii) from and after (x) the Discharge of the Credit Agreement Obligations and the ChampionX Credit Agreement Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Major Non-Controlling Collateral Agent.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Credit Agreement Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“ChampionX Credit Agreement” means that certain Credit Agreement dated as of the date hereof, as amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time, among the ChampionX Borrower, as Borrower, the Credit Agreement Borrower, as the Parent, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto.

“ChampionX Credit Agreement Obligations” means the “Obligations” as defined in the ChampionX Credit Agreement.

“ChampionX Credit Agreement Secured Parties” means the “Secured Parties” as defined in the ChampionX Credit Agreement.

“ChampionX Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the ChampionX Credit Agreement Obligations, the ChampionX Collateral Agent, and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Agent named for such Series in the applicable Joinder Agreement.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Collateral Agent is the Applicable Collateral Agent for such Shared Collateral; provided that so long as the Credit Agreement Collateral Agent is the Applicable Collateral Agent, Controlling Secured Parties shall mean the Required First Lien Secured Parties.

“Credit Agreement” means that certain Credit Agreement, dated as of May 9, 2018, as amended by that certain First Amendment to Credit Agreement, dated as of February 14, 2020 (and as further amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time), among the Credit Agreement Borrower, as Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the earlier of (x) the date on which such Series of First Lien Obligations have been fully and finally paid in full, whether or not as a result of enforcement, and the applicable Secured Parties are under no further obligation to provide financial accommodation to any of the Grantors under the applicable Secured Credit Documents and (y) the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral on a first lien pari passu basis in accordance with the terms of the applicable Secured Credit Documents. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Series of First Lien Obligations, the Discharge of the applicable First Lien Obligations with respect to such Series of First Lien Obligations; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Collateral Agent (under First Lien Obligation so Refinanced) or by the applicable Borrower, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or any other similarly defined term) as defined in any Secured Credit Document.

“First Lien Credit Agreement Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) the ChampionX Credit Agreement Obligations.

“First Lien Credit Agreement Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the ChampionX Credit Agreement Secured Parties.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations, (ii) the ChampionX Credit Agreement Obligations and (iii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the ChampionX Credit Agreement Secured Parties and (iii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means the “Security Documents” (as defined in the Credit Agreement), the “Security Documents” (as defined in the ChampionX Credit Agreement) and each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations.

“Grantors” means the Borrowers and each other Subsidiary of the Credit Agreement Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations (including any Subsidiary that becomes a party to this Agreement as contemplated by Section 5.16). The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Insolvency or Liquidation Proceeding” means:

(1)    any case or proceeding commenced by or against either Borrower or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, arrangement, recapitalization or adjustment or marshalling of the assets or liabilities of either Borrower or any other Grantor, any receivership, bankruptcy or assignment for the benefit of creditors relating to either Borrower or any other Grantor or any similar case or proceeding relative to either Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)    any liquidation, dissolution, arrangement, marshalling of assets or liabilities or other winding up of or relating to either Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)    any other case or proceeding of any type or nature in which substantially all claims of creditors of either Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof required to be delivered by an Additional Agent to the Applicable Collateral Agent pursuant to Section 5.13 hereto in order to establish an additional Series of Additional First Lien Obligations and for the applicable Persons to become Additional First Lien Secured Parties hereunder.

“Major Non-Controlling Collateral Agent” means, at any time, with respect to any Shared Collateral, the Collateral Agent (other than the Credit Agreement Collateral Agent and the ChampionX Collateral Agent at such time) of the Series of First Lien Obligations (excluding the Credit Agreement Obligations and the ChampionX Credit Agreement Obligations) that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral; provided that such amount shall be greater than the combined Credit Agreement Obligations and the ChampionX Credit Agreement Obligations then outstanding.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Applicable Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date which is 180 days (throughout which 180 day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (i) an Event of Default under and as defined in the Additional First Lien Documents under which such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and (ii) the Applicable Collateral Agent and each other Collateral Agent’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (x) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an Event of Default under and as defined in the Additional First Lien Documents under which such Non-Controlling Collateral Agent is the Collateral Agent has occurred and is continuing, (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Collateral Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Documents and (z) such Non-Controlling Collateral Agent intends to exercise its rights and remedies in accordance with the terms of the applicable Additional First Lien Document, as result of the Series of Additional First Lien Obligations of such Non-Controlling Collateral Agent being due and payable in full; provided that the Non-Controlling Collateral Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Collateral Agent has commenced and is diligently pursuing any enforcement action or exercise of its rights and or remedies with respect to a material portion of such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, share or other equity certificates, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of any First Lien Security Document.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Required First Lien Secured Parties” means, at any time, the holders of more than 50% of the sum of (1) the aggregate principal amount of any then outstanding First Lien Credit Agreement Obligations entitled to vote pursuant to the applicable Secured Credit Documents; and (2) other than in connection with the exercise of remedies, the aggregate principal amount of unfunded commitments to extend credit which, when funded, would constitute First Lien Credit Agreement Obligations entitled to vote pursuant to the applicable Secured Credit Documents. For purposes of this definition, votes will be determined in accordance with the provisions of Section 5.20. The parties acknowledge that the holders of First Lien Credit Agreement Obligations consisting of Secured Cash Management Obligations, Secured Hedging Obligations and Secured Supply Chain Financing Obligations, solely in their capacities as holders of such obligations, are not entitled to vote under the Secured Credit Documents for purposes of this definition.

“Secured Credit Document” means (i) the Credit Agreement and each other “Loan Document” (as defined in the Credit Agreement), (ii) the ChampionX Credit Agreement and each other “Loan Document” (as defined in the ChampionX Credit Agreement) and (iii) each Additional First Lien Document.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the ChampionX Credit Agreement Secured Parties (in their capacities as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the ChampionX Credit Agreement Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03    Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations, or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to Mortgaged Properties (as defined in the Credit Agreement) which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien

Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any equivalent provisions of any other Bankruptcy Law), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01    Priority of Claims.

(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of either Borrower or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) and/or any First Lien Security Document with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any First Lien Secured Party and proceeds of any such distribution or payments (all such payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such payment or distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts (including, without limitation, fees) owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any other documents governing First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding and (iii) THIRD, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents, the potential second lien ranking of certain First Lien Security Documents under applicable law or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Collateral Agent, for itself and on behalf of each applicable First Lien Secured Party hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.

(d)    Notwithstanding anything in this Agreement or any other Secured Credit Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or any Defaulting Lender’s LC Exposure pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)    Upon the occurrence of an Event of Default under any Secured Credit Document, the Collateral Agent under such Secured Credit Document shall deliver written notice of the occurrence of such Event of Default to the Applicable Collateral Agent. If the Applicable Collateral Agent at any time receives written notice that any Event of Default has occurred entitling any Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under its First Lien Security Documents, the Applicable Collateral Agent will promptly deliver written notice thereof to each other Collateral Agent. Thereafter, (A) if the Credit Agreement Collateral Agent is the Applicable Collateral Agent, it may await direction by an Act of Required First Lien Secured Parties and, subject to its receipt of indemnity or security reasonably satisfactory to it, will act, or decline to act, as directed by an Act of Required First Lien Secured Parties, in the exercise and enforcement of such Collateral Agent’s interests, rights, powers and remedies in respect of the Shared Collateral or under the First Lien Security Documents or applicable law and, following the initiation of such exercise of remedies, the Applicable Collateral Agent, subject to its receipt of indemnity or security reasonably satisfactory to it, will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required First Lien Secured Parties and (B) if the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Applicable Collateral Agent of any Series of First Lien Obligations shall be entitled to act, or decline to act in accordance with the applicable Secured Credit Documents for such Series in the exercise and enforcement of such Collateral Agent’s interests, rights, powers and remedies in respect of the Shared Collateral or under the First Lien Security Documents or applicable law. Each of the First Lien Credit Agreement Secured Parties hereby authorizes the Credit Agreement Collateral Agent acting as the Applicable Collateral Agent to take action pursuant to Section 2.02(b) as directed by an Act of Required First Lien Secured Parties. As to any matter not expressly provided for by this Agreement, (i) the Credit Agreement Collateral Agent acting as the Applicable Collateral Agent may act or refrain from acting as directed by an Act of Required First Lien Secured Parties and (ii) the Champion X Collateral Agent, to the extent it is acting as the Applicable Collateral Agent if the Credit Agreement is no longer outstanding, may act or refrain from acting as directed in accordance with the Champion X Credit Agreement, and in each case will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on all holders of First Lien Obligations.

(b)    With respect to any Shared Collateral, (i) only the Applicable Collateral Agent shall (subject to Section 2.02(a)) act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and (ii) no other Secured Party shall or shall instruct the Applicable Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to such First Lien

Secured Parties; (ii) any Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. As between the Applicable Collateral Agent and the Additional First Lien Secured Parties (and the Collateral Agents therefor), notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations with respect to any Shared Collateral, the Applicable Collateral Agent (and, in the event the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Agent acting at the direction of the Required First Lien Secured Parties) may deal with such Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No other Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent or Controlling Secured Party or any other exercise by the Applicable Collateral Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.

(c)    Each Collateral Agent agrees, for itself and on behalf of such applicable First Lien Secured Party, to be bound by the provisions of this Agreement. Each Collateral Agent for itself and on behalf of such applicable First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

SECTION 2.03    No Interference; Payment Over.

(a)    Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that (i) it will not challenge, or support any other Person in challenging, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) it will not institute in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)    Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that, other than pursuant to the terms of this Agreement, if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04    Automatic Release of Liens; Amendments to First Lien Security Documents.

(a)    If, at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with Section 2.02(a) resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or other exercise of remedies the Applicable Collateral Agent releases any guarantor from its obligations under a guarantee of First Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other First Lien Obligations. Each Collateral Agent will execute and deliver such documents as the Applicable Collateral Agent may reasonably request in connection with the foregoing.

(b)    Each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that each Collateral Agent may enter into any amendment to any First Lien Security Document that does not violate this Agreement.

(c)    Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05.    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)    The parties acknowledge that this Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Credit Agreement Borrower or any of its Subsidiaries.

(b)    If either Borrower and/or any other Grantor shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any other Bankruptcy Law or any equivalent provision of any other Bankruptcy Law, each Collateral Agent agrees, for itself and on behalf of each applicable First Lien Secured Party, that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral unless the Applicable Collateral Agent (in the event that the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Applicable Collateral Agent acting at the direction of the Required First Lien Secured Parties), shall then oppose or object to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (B) the First Lien Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such

DIP Financing and/or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement, and (E) no such DIP Financing shall provide for any “roll up” of any Series of First Lien Credit Agreement Obligations therein unless an equal proportion of all other then outstanding Series of First Lien Credit Agreement Obligations are also included in such “roll up”; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06.    Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07.    Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (in the case that the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Applicable Collateral Agent acting at the direction of the Required First Lien Secured Parties) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08.    Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09.    Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)    The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of First Lien Obligations of the Series for which the Applicable Collateral Agent is acting, the Applicable Collateral Agent shall (at the sole cost and expense of the Grantors), promptly deliver all Possessory Collateral to the new Applicable Collateral Agent (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the new Applicable Collateral Agent (or make such other arrangements as shall be reasonably requested by the new Applicable Collateral Agent to allow the new Applicable Collateral Agent to obtain control of such Possessory Collateral). Pending delivery to the new Applicable Collateral Agent, each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)    The duties or responsibilities of the Applicable Collateral Agent and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01.     Determinations with Respect to Amounts of Liens and Obligations. Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrowers. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01.     Appointment and Authority.

(a)    Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Collateral Agent to (subject to Section 2.02(a)) take such actions on its behalf and to exercise such powers as are delegated to the Applicable Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Collateral Agent pursuant to the applicable Secured Credit Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Collateral Agent, shall be entitled to the benefits of (i) all provisions of this Article IV and Article VIII of the Credit Agreement, Article VIII of the ChampionX Credit Agreement and the equivalent provision of any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) and (ii) Section 9.03 of the Credit Agreement (solely with respect to the Credit Agreement Collateral Agent), Section 9.03 of the ChampionX Credit Agreement (solely with respect to the ChampionX Collateral Agent) and the equivalent provision of any Additional First Lien Document (solely with respect to the Collateral Agent named therein), in each case as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Applicable Collateral Agent to facilitate and effect actions taken or intended to be taken by the Applicable Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Applicable Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Applicable Collateral Agent for such purposes.

(b)    Subject to Section 2.02(a), each First Lien Secured Party acknowledges and agrees that the Applicable Collateral Agent (in the case of the Credit Agreement Collateral Agent, acting pursuant to the Act of Required First Lien Secured Parties) shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein, without regard to any rights to which the holders of such First Lien Obligations would otherwise be entitled as a result of such First Lien Obligations. Without limiting the foregoing, each Secured Party agrees that none of the Applicable Collateral Agent or any other Controlling First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-

Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Collateral Agent or the Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provisions of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession.

SECTION 4.02.     Rights as a First Lien Secured Party. The Person serving as the Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “ChampionX Credit Agreement Secured Party,” “ChampionX Credit Agreement Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03.     Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;

(iv)    shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of applicable jurisdiction or (2) in reliance on a certificate of an authorized officer of the Borrowers stating that such action is permitted by the terms of this Agreement. The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until written notice describing such Event of Default and referencing applicable agreement is given to the Applicable Collateral Agent;

(v)    shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and

(vi)    need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

SECTION 4.04.     Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Applicable Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by such Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon the receipt of a written request from either Borrower stating that the release of such Liens is permitted by the terms of each then existing Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01.     Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Applicable Collateral Agent herein by the First Lien Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Borrowers or any Grantor, to the Borrowers, at their address at: ChampionX Corporation, 2445 Technology Forest Blvd, Building 4, 12th Floor, The Woodlands, Texas 77381, Attention of Treasurer (Fax No.: 281-403-5746), with a copy to Apergy Corporation, 2445 Technology Forest Blvd, Building 4, 9th Floor, The Woodlands, Texas 77381, Attention of General Counsel, Fax No.: 281-403-5746;

(b)    if to the Credit Agreement Collateral Agent, to it at its address at: JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, Delaware 19713, Attention of Michelle Keesee, Fax No.: 302-634-4733, Email: michelle.keesee@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 712 Main St, Floor 5, Houston, Texas 77002, Attention of Colton Kirby, Email: colton.c.kirby@jpmorgan.com;

(c)    if to the ChampionX Collateral Agent to it at Bank of America, N.A., at its address at: 2380 Performance Dr – Building C, Richardson, Texas 75082, Attention of Tiffany Nicosia Lin, Email: tiffany.nicosia.lin@bofa.com; and

(d)    if to any other Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Applicable Collateral Agent and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Credit Agreement Collateral Agent hereby agrees that it shall endeavor, within five Business Days of the receipt by it of any Act of Required First Lien Secured Parties, to deliver a copy of such Act of Required First Lien Secured Parties to the ChampionX Collateral Agent.

SECTION 5.02.     Waivers; Amendment; Joinder Agreements.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent and the Borrowers and each other Loan Party.

(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.

(d)    Notwithstanding the foregoing, without the consent of any other Collateral Agent or First Lien Secured Party, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement, the ChampionX Credit Agreement and any Additional First Lien Documents.

SECTION 5.03.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.     Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement and/or any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any party hereto to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

SECTION 5.06     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07.     Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Credit Agreement Collateral Agent represents and warrants that the Credit Agreement provides this Agreement is binding upon the Credit Agreement Secured Parties. The ChampionX Collateral Agent represents and warrants that the ChampionX Credit Agreement provides this Agreement is binding upon the ChampionX Credit Agreement Secured Parties. Each Additional Agent represents and warrants that this Agreement is binding upon the applicable Additional First Lien Secured Parties.

SECTION 5.08.     Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in 5.01;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09.     GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10.     Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11.     Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.

SECTION 5.12.     Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrowers, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05 or 2.09) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Borrowers, any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05, 2.08, 2.09 or Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13.     Additional First Lien Obligations. To the extent, but only to the extent permitted by the provisions of the then extant Credit Agreement, the ChampionX Credit Agreement and the Additional First Lien Documents, the Borrowers may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Collateral Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Collateral Agent and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i)    such Senior Class Debt Representative, the Applicable Collateral Agent and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Collateral Agent and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrowers shall have delivered to the Applicable Collateral Agent true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrowers;

(iii)    the Borrowers shall have delivered to the Applicable Collateral Agent an Officer’s Certificate stating that such Additional First Lien Obligations are permitted by each applicable then extant Secured Credit Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document, each Grantor has obtained the requisite consent; and

(iv)    the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Collateral Agent, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14     Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.15     Information Concerning Financial Condition of the Borrowers and the other Grantors. The Applicable Collateral Agent, the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrowers and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Applicable Collateral Agent, the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Applicable Collateral Agent, any other Collateral Agent or any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and Applicable Collateral Agent, the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.16.     Additional Grantors. The Borrowers agree that if any Subsidiary of the Credit Agreement Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17.     Further Assurances. Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the applicable Secured Credit Documents, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 5.18.     Credit Agreement Collateral Agent and ChampionX Collateral Agent. It is understood and agreed that (a) the Credit Agreement Collateral Agent is entering into this Agreement in its capacity as Administrative Agent under and as defined in the Credit Agreement and the provisions of Article VIII and Section 9.03 and Section 9.09(c) of the Credit Agreement applicable to it as Administrative Agent thereunder shall also apply to it as Collateral Agent and Applicable Collateral Agent hereunder and (b) the ChampionX Collateral Agent is entering into this Agreement in its capacity as Administrative Agent under and as defined in the ChampionX Credit Agreement and the provisions of Article VIII, and Section 9.03 and 9.09(c) of the ChampionX Credit Agreement applicable to it as Administrative Agent thereunder shall also apply to it as Collateral Agent and Applicable Agent hereunder.

For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Credit Agreement Collateral Agent or ChampionX Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 5.19.     Solicitation of Instructions. The Credit Agreement Collateral Agent acting as the Applicable Collateral Agent may at any time solicit written confirmatory instructions, in the form of an Act of Required First Lien Secured Parties as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the First Lien Security Documents, and the Credit Agreement Collateral Agent (or if the Credit Agreement is no longer outstanding, the ChampionX Collateral Agent) acting as the Applicable Collateral Agent may await receipt of the respective confirmatory instructions before taking the respective such action and shall incur no liability for any inaction while awaiting receipt of such confirmatory instructions. It is expressly understood and acknowledged that (i) the Credit Agreement Collateral Agent acting as the Applicable Collateral Agent shall have no duty to act, consent to or request any action of any Grantor or any other Person in connection with this Agreement unless the Credit Agreement Collateral Agent acting as the Applicable Collateral Agent shall have received written direction from an Act of Required First Lien Secured Parties and (ii) if the Credit Agreement is no longer outstanding, the ChampionX Collateral Agent acting as the Applicable Collateral shall have no duty to act, consent to or request any action of any Grantor or any other Person in connection with this Agreement unless the ChampionX Collateral Agent acting as the Applicable Collateral Agent shall have received written direction in accordance with the ChampionX Credit Agreement. No written direction given to the Credit Agreement Collateral Agent (or if the Credit Agreement is no longer outstanding, to the ChampionX Collateral Agent) acting as the Applicable Collateral Agent, that in the sole judgment of the Applicable Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Applicable Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the applicable First Lien Security Documents shall be binding upon the Applicable Collateral Agent unless the Applicable Collateral Agent elects, at its sole option, to accept such direction.

SECTION 5.20.     Voting. In connection with any matter under this Agreement requiring a vote of holders of First Lien Credit Agreement Obligations, all First Lien Credit Agreement Obligations entitled to vote pursuant to the applicable Secured Credit Documents shall vote as a single class and each Series of First Lien Credit Agreement Obligations will count its votes in accordance with the Secured Credit Documents governing such Series of First Lien Credit Agreement Obligations. In making all determinations of votes hereunder, the Applicable Collateral Agent shall be entitled to rely upon the votes, and relative outstanding amounts, as determined and reported to it by the applicable Collateral Agents, and shall have no duty to independently ascertain such votes or amounts.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent and Applicable Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as ChampionX Collateral Agent

By:
Name:
Title:

CHAMPIONX CORPORATION

BY:
NAME:
TITLE:

CHAMPIONX HOLDING INC.

BY:
NAME:
TITLE:

APERGY (DELAWARE) FORMATION, INC.

BY:
NAME:
TITLE:

APERGY FUNDING CORPORATION

BY:
NAME:
TITLE:

ACE DOWNHOLE, LLC

BY:
NAME:
TITLE:

APERGY ARTIFICIAL LIFT, LLC

BY:
NAME:
TITLE:

APERGY ENERGY AUTOMATION, LLC

BY:
NAME:
TITLE:

APERGY USA, INC.

BY:
NAME:
TITLE:

APERGY BMCS ACQUISITION CORP.

BY:
NAME:
TITLE:

APERGY ESP SYSTEMS, LLC

BY:
NAME:
TITLE:

HARBISON-FISCHER, INC

BY:
NAME:
TITLE:

HONETREAT COMPANY

BY:
NAME:
TITLE:

NORRIS RODS, INC.

BY:
NAME:
TITLE:

NORRISEAL-WELLMNARK, INC.

BY:
NAME:
TITLE:

PCS FERGUSON, INC.

BY:
NAME:
TITLE:

QUARTZDYNE, INC.

BY:
NAME:
TITLE:

SPIRIT GLOBAL ENERGY SOLUTIONS, INC.

BY:
NAME:
TITLE:

THETA OILFIELD SERVICES, INC.

BY:
NAME:
TITLE:

UPCO, INC.

BY:
NAME:
TITLE:

US SYNTHETIC CORPORATION

BY:
NAME:
TITLE:

WELLMARK HOLDINGS, INC.

BY:
NAME:
TITLE:

WINDROCK, INC.

BY:
NAME:
TITLE:

CHAMPIONX LLC

BY:
NAME:
TITLE:

CHAMPIONX U.S. 3 INC.

BY:
NAME:
TITLE:

CHAMPIONX U.S. 5 LLC

BY:
NAME:
TITLE:

CHAMPIONX USA INC.

BY:
NAME:
TITLE:

ANNEX I

Grantors

1.	ChampionX Corporation

2.	Apergy Funding Corporation

3.	Apergy (Delaware) Formation, Inc.

4.	Ace Downhole, LLC

5.	Apergy Artificial Lift, LLC

6.	Apergy Energy Automation, LLC

7.	Apergy USA, Inc.

8.	Apergy BMCS Acquisition Corp.

9.	Apergy ESP Systems, LLC

10.	HARBISON-FISCHER, INC.

11.	HONETREAT COMPANY

12.	Norris Rods, Inc.

13.	Norriseal-WellMark, Inc.

14.	PCS Ferguson, Inc.

15.	Quartzdyne, Inc.

16.	Spirit Global Energy Solutions, Inc.

17.	Theta Oilfield Services, Inc.

18.	UPCO, INC.

19.	US Synthetic Corporation

20.	WellMark Holdings, Inc.

21.	WINDROCK, INC.

22.	ChampionX Holding Inc.

23.	ChampionX LLC

24.	ChampionX U.S. 3 INC.

25.	ChampionX U.S. 5 LLC

26.	ChampionX USA Inc.

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [            ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of June 3, 2020 (the “Pari Passu Intercreditor Agreement”), among CHAMPIONX CORPORATION (f/k/a APERGY CORPORATION) (the “Credit Agreement Borrower”) and CHAMPIONX HOLDING INC. (the “ChampionX Borrower” and, together with the Credit Agreement Borrower, the “Borrowers”), the other Grantors (as defined below) party thereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as collateral agent for the ChampionX Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “ChampionX Collateral Agent”) and each Additional Agent from time to time party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.    As a condition to the ability of the Borrowers or their Subsidiaries to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Collateral Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Pari Passu Intercreditor Agreement, upon the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Collateral Agent”) is executing this Joinder in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the Applicable Collateral Agent and the New Collateral Agent agree as follows:

SECTION 1.    In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to a “Collateral Agent” or an “Additional Agent” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Collateral Agent represents and warrants to the Applicable Collateral Agent and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8.    The Borrowers agree to reimburse the Applicable Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Applicable Collateral Agent.

IN WITNESS WHEREOF, the New Collateral Agent and the Applicable Collateral Agent have duly executed this Joinder to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Acknowledged by:

[ ],
as Applicable Collateral Agent

By:
Name:
Title:

[ ]

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Joinder to the

Pari Passu Intercreditor Agreement

Grantors

[            ]

ANNEX III

SUPPLEMENT NO.[    ] dated as of [            ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of June 3, 2020 (the “Pari Passu Intercreditor Agreement”), among CHAMPIONX CORPORATION (f/k/a APERGY CORPORATION) (the “Credit Agreement Borrower”) and CHAMPIONX HOLDING INC. (the “ChampionX Borrower” and, together with the Credit Agreement Borrower, the “Borrowers”), the other Grantors (as defined below) party thereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as collateral agent for the ChampionX Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “ChampionX Collateral Agent”) and each Additional Agent from time to time party thereto.

A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.    The Grantors have entered into the Pari Passu Intercreditor Agreement. Pursuant to certain Secured Credit Documents, certain newly acquired or organized Subsidiaries of the Borrowers are required to enter into the Pari Passu Intercreditor Agreement. Section 5.16 of the Pari Passu Intercreditor Agreement provides that such Subsidiaries may become party to the Pari Passu Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the ChampionX Credit Agreement and Additional First Lien Documents.

Accordingly, the Applicable Collateral Agent and the New Grantor agree as follows:

SECTION 1.    In accordance with Section 5.16 of the Pari Passu Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Pari Passu Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Grantor. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Applicable Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Pari Passu Intercreditor Agreement.

SECTION 8.    The Borrowers agree to reimburse the Applicable Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Applicable Collateral Agent.

IN WITNESS WHEREOF, the New Grantor, and the Applicable Collateral Agent have duly executed this Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],
By:
Name:
Title:

Acknowledged by:

[ ], as Applicable Collateral Agent,

By:
Name:
Title:

EXHIBIT G

[FORM OF] NOTICE OF LOAN PREPAYMENT

[Date]

Bank of America, N.A.,

as Administrative Agent

2380 Performance Dr. – Building C

Richardson, TX 75082

Tel: (214) 209-3758

Email: tiffany.nicosia.lin@bofa.com

Attention: Tiffany Nicosia Lin

Copy to:

Bank of America, N.A.,

as Administrative Agent

2380 Performance Dr. – Building C

Richardson, TX 75082

Tel: (469) 201-4056

Email: katlyn.tran@bofa.com

Attention: Katlyn Tran

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), the Lenders, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Notice of Loan Prepayment is delivered to you pursuant to Section 2.11[(a)/(b) and (c)] of the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Prepayment:

6.	(A) Type of Prepayment:

7.	(B) Interest Period:

[The undersigned Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.11(a) of the Credit Agreement that the Borrower shall prepay the Term Loans on     , 20    , in an aggregate principal amount of [            ] of the Term Loans.]8

[8]	May state that such notice is conditioned upon the occurrence of one or more events specified herein, as permitted under Section 2.11(a) of the Credit Agreement.

G-1

[The undersigned Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.11(b)[(i)/(ii)] and 2.11(c) of the Credit Agreement that the Borrower shall prepay the Term Loans on     , 20    , in an aggregate principal amount of [            ] of the Term Loans. Attached as Schedule [    ] hereto is a calculation, accompanied with reasonable detail, of the amount of such prepayment in accordance with Section 2.11(c) of the Credit Agreement.]

[Signature page follows]

G-2

The undersigned Borrower has caused this Notice of Loan Prepayment to be executed and delivered by its duly authorized officer this              day of                              , 20 .

CHAMPIONX HOLDING INC.

By:
Name:
Title:

G-2

EXHIBIT H

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Trade Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Trade Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Facility (including any Guarantees) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[ ]

2. Assignee	[ ] [and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]

3. Borrower:	ChampionX Holding Inc., a Delaware corporation

4. Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of June 3, 2020, among ChampionX Holding Inc., a Delaware corporation, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, the Lenders and Bank of America, N.A., as Administrative Agent

6. Assigned Interest:	[ ]

Facility Assigned	Aggregate Amount of Loans of all Lenders	Amount of the Loans Assigned	Percentage Assigned of Aggregate Amount of Loans of all Lenders Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders
Loans	$	$	%

Trade Date:                 , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

The terms set forth above are hereby agreed to: , as Assignor, By: Name: Title: , as Assignee, By: Name: Title:	[Consented to and] Accepted: BANK OF AMERICA, N.A., as Administrative Agent, By: Name: Title: [Consented to: CHAMPIONX HOLDING INC., By: Name: Title:]

ANNEX 1 TO

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is not a Defaulting Lender; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document; and (c) acknowledges that the Assignee is a Purchasing Borrower Party.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is a Purchasing Borrower Party (as defined in the Credit Agreement), (iv) as of the date hereof the Assignee either (A) does not have any MNPI (as defined in the Credit Agreement) that has not been disclosed to the Assignor (other than because the Assignor does not wish to receive MNPI) on or prior to the date of the initiation of the Auction in connection with which this assignment is being effectuated or (B) has advised the Assignor that the Assignee cannot make the statement in the foregoing clause (A) (except to the extent that the Assignor has separately entered into a customary “big boy” letter with the Borrower; provided that no Lender shall be required to enter into any such “big boy” letter), (v) from and after the Trade Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) it is not a Disqualified Institution, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

H-I-1

2.    Payments. From and after the Trade Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Trade Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Trade Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

H-I-2

EXHIBIT I

[FORM OF] AMENDED AND RESTATED GLOBAL INTERCOMPANY NOTE

[    ], 2020

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Credit Agreement (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “ChampionX Credit Agreement”), dated as of June 3, 2020, among, ChampionX Holding Inc., a Delaware corporation (the “ChampionX Borrower”), Bank of America, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “ChampionX Agent”), and the other financial institutions party thereto and upon effectiveness of the Credit Agreement Joinder (as defined in the Credit Agreement), ChampionX Corporation (“Parent” and together with the ChampionX Borrower, the “Company”), (ii) that certain Guarantee and Collateral Agreement (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “ChampionX Security Agreement”), dated as of June 3, 2020, by and among the ChampionX Borrower, the guarantors party thereto and the ChampionX Agent, (iii) that certain Credit Agreement (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Parent Credit Agreement” and the ChampionX Credit Agreement, each, a “Credit Agreement”), dated as of May 9, 2018 among Parent, as borrower (the “Parent Borrower” and the ChampionX Borrower, each, a “Borrower”), the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Parent Agent” and together with the ChampionX Agent, each, an “Agent”), (iv) that certain Guarantee and Collateral Agreement (as it may be amended, amended and restated, supplemented or otherwise modified form time to time, the “Parent Security Agreement” and the ChampionX Security Agreement, each, a “Security Agreement”), dated as of May 9, 2018, by and among Parent, the guarantors party thereto and the Parent Agent and (v) that certain Indenture, dated as of May 3, 2018 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) by and among Parent, certain subsidiaries of Parent party thereto from time to time as guarantors, and Wells Fargo Bank, National Association, as trustee, pursuant to which Parent has issued certain Senior Unsecured Notes (including any additional or replacement senior notes of Parent that may be issued from time to time in connection with the Indenture and any supplements thereto, the “Senior Notes”). Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the applicable Credit Agreement (or if not defined therein, the applicable Security Agreement).

This Note shall be pledged by each Payee that is an obligor (an “Obligor Payee”) to (i) the ChampionX Agent, for the benefit of the Secured Parties (as defined in the ChampionX Credit Agreement), pursuant to the Security Documents (as defined in the ChampionX Credit Agreement), as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations (as defined in the ChampionX Credit Agreement) and (ii) the Parent Agent, for the benefit of the Secured Parties (as defined in the Parent Credit Agreement), pursuant to the Security Documents (as defined in the Parent Credit Agreement), as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations (as defined in the Parent Credit Agreement), subject in all respects to the Pari Passu Intercreditor Agreement. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in any Credit Agreement, each of the Agents may, subject to the terms of the Pari Passu Intercreditor Agreement, in addition to the other rights and remedies provided pursuant to the applicable Loan Documents and otherwise available to it, exercise all rights of the Obligor Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any obligor, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all obligors shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party (“Applicable Payor”) to any Payee that is not a Loan Party (“Applicable Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (a) all Obligations (as defined in the ChampionX Credit Agreement) and all Obligations (as defined in the Parent Credit Agreement) and (b) to the Senior Notes; provided that each Payor may make payments to the applicable Payee so long as (x) no Event of Default under and as defined in any Credit Agreement shall have occurred and be continuing and (y) no Event of Default under and as defined in the Indenture shall have occurred and be continuing (such amounts set forth in clauses (a) and (b) above and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest, fees and expenses thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest, fees or expenses is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(i)

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Applicable Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Applicable Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default (under and as defined in any Credit Agreement) has occurred and is continuing, (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations and other contingent obligations) before any Applicable Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations and other contingent obligations), any payment or distribution to which such Applicable Payee would otherwise be entitled (other than debt securities of such Applicable Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement), or if the Pari Passu Intercreditor Agreement and the Credit Agreements are not in effect, to the holders of Senior Indebtedness;

(ii)

If any Event of Default (under and as defined any Credit Agreement) occurs and is continuing after prior written notice from an Agent to the Company, then (x) no payment or distribution of any kind or character shall be made by or on behalf of the Applicable Payor or any other person on its behalf with respect to this Note and (y) no amounts evidenced by this Note owing by any Payor to any Payee that is a Loan Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash;

(iii)

If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Applicable Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than contingent indemnification obligations and other contingent obligations), such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of the Agents, and shall be paid over or delivered to the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) for application in accordance with the Credit Agreements, subject to the terms of the Pari Passu Intercreditor Agreement, or if the Pari Passu Intercreditor Agreement and the Credit Agreements are not in effect, to the holders of Senior Indebtedness for application in accordance with the agreements governing such other Senior Indebtedness; and

(iv)

Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness or any amounts evidenced by this Note, and each Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten (10) Business Days prior to the last date on which such claim is required by applicable law or court order to be deemed timely filed, such Payee hereby irrevocably appoints the Agents as its true and lawful attorney-in-fact and each Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or to assign such claim to and cause proof of claim to be filed in the name of such Agent or its nominees. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Agents the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Agents all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the applicable Agent shall, subject to the terms of the Pari Passu Intercreditor Agreement and any other applicable intercreditor agreement to which it is a party, pay the excess amount to the party entitled thereto under any applicable intercreditor agreement to which it is a party (if then in effect) and applicable law. In addition, each Payee hereby irrevocably appoints each Agent as its attorney in fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization (or similar dispositive restructuring plan) of each relevant Payor.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Agents and the other Secured Parties and that as between each Payee and each holder of Senior Indebtedness, such subordination provisions constitute a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code or any equivalent provisions of any other bankruptcy law. Each Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms (or, if applicable, upon the terms of any other document or instrument that sets forth the terms of the indebtedness that is evidenced and subordinated by this Note), or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany indebtedness extended by such Payee to such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Indebtedness.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of the Borrowers may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

The Payors and Payees agree that upon the effectiveness of this Note, the intercompany promissory note dated as of May 9, 2018 (the “Original Note”) by and among the payors and payees party thereto shall be and hereby is amended and restated in its entirety by the terms and conditions of this Note, and the terms and provisions of the Original Note shall be superseded by this Note. This Note replaces in its entirety and is in substitution for, but not in payment of, the Original Note and does not and shall not be deemed to constitute a novation thereof. Such Original Note shall be of no further force and effect upon the execution of this Note; provided, however, that all outstanding indebtedness, including, without limitation, principal and interest, if any, under the Original Note as of the date of this Note, is hereby deemed indebtedness evidenced by this Note and is incorporated herein by this reference.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[ ]

By:
Name:
Title:

I-1

[ ]

By:
Name:
Title:

I-2

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, the Lenders and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times as are reasonably requested by the Borrower or the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

J-1-1

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation the Lenders and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times as are reasonably requested by such Lender.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

J-2-1

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a/ Apergy Corporation), a Delaware corporation, the Lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times as are reasonably requested by such Lender.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

J-3-1

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 3, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, the Lenders and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times as are reasonably requested by the Borrower or the Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

J-4-1

EXHIBIT K

[Form of]
TERM NOTE

$ New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, CHAMPIONX HOLDING INC., a Delaware corporation (“Borrower”), hereby promises to pay to [    ] (the “Lender”) or its registered permitted assigns on the Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified by the Administrative Agent on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.13 of such Credit Agreement.

The holder of this Term Note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement and the date and amount of each payment or prepayment of principal hereof, and the date of each rate conversion or continuation pursuant to Section 2.02 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of June 3, 2020 (as amended, restated amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation, the Lenders and Bank of America, N.A., as Administrative Agent is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

CHAMPIONX HOLDING INC.,
as Borrower

By:
Name:
Title:

EXHIBIT L

[FORM OF] SOLVENCY CERTIFICATE

[    ], 2020

Pursuant to Section 4.01(h) of the Credit Agreement dated as of June 3, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation, upon effectiveness of the Credit Agreement Joinder (as defined therein), ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation (“Parent”), the Lenders and Bank of America, N.A., as Administrative Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Parent, and not individually, as follows:

I am generally familiar with the businesses and assets of Parent and its Subsidiaries on a consolidated basis and am duly authorized to execute this Solvency Certificate on behalf of Parent and its Subsidiaries pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the ChampionX Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.    The fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.    The present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.    Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.    Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature page follows]

L-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Parent and not individually, as of the date first stated above.

CHAMPIONX CORPORATION,

By:
Name:
Title:

L-2

EXHIBIT M

AUCTION PROCEDURES

This Exhibit M is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 9.04(f) of that certain Credit Agreement, dated as of June 3, 2020, of which this Exhibit M is a part. It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, any of their respective Affiliates, any Purchasing Borrower Party or any of its Affiliates makes any recommendation pursuant to the applicable Auction Notice as to whether or not any Lender should sell its Term Loans to a Purchasing Borrower Party pursuant to the applicable Auction Notice, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the applicable Auction Notice. Capitalized terms not otherwise defined in this Exhibit M have the meanings assigned to them in the Credit Agreement.

Notice Procedures. In connection with each Auction Purchase Offer, a Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $10,000,000; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $25) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be less than three Business Days following the distribution of the Auction Notice to the Lenders), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the applicable Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per Auction Purchase Offer shall be permitted. An Auction Purchase Offer shall be regarded as a “failed Auction Purchase Offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed Auction Purchase Offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.

Reply Procedures. In connection with any Auction Purchase Offer, each Lender of Term Loans wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”), which shall specify (i) a discount to par that must be expressed as a price (in increments of $25) per $1,000 in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Affiliated Lender Assignment and Assumption. No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Discounted Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, with the consent of the applicable Purchasing Borrower Party, will, within ten (10) Business Days of the Auction Notice (or such other time agreed by the Borrower), determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be (i) the lowest Reply Price for which such Purchasing Borrower Party can complete the Auction Purchase Offer at the Auction Amount or (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice is insufficient to allow such Purchasing Borrower Party to purchase the entire Auction Amount, the highest Reply Price that is within the Discounted Range so that such Purchasing Borrower Party can complete the purchase at such aggregate amount of Reply Amounts. If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Discount Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Discount Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase the Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to pay the Qualifying Bids would exceed the Auction Amount for such Auction Purchase Offer, such Purchasing Borrower Party shall pay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager) in an aggregate amount not to exceed the Auction Amount. Each participating Lender shall be given notice as to whether its bid is a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due. The Auction Manager shall promptly, and in any case within five Business Days following the Expiration Time with respect to an Auction Purchase Offer, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction Purchase, the Applicable Discounted Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction Purchase Offer, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Discounted Price, and the aggregate principal amount of Term Loans to be purchased at the Applicable Discounted Price on such date and (III) each participating Lender of the aggregate principal amount of the Term Loans of such Lender to be purchased at the Applicable Discounted Price on such date.

Notification Procedures. The Auction Manager will calculate the Applicable Discounted Price and will cause the Administrative Agent to post the Applicable Discounted Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., New York City time, on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Affiliated Lender Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 9.04(f) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the applicable Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The applicable Purchasing Borrower Party shall execute each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 9.04(f) of the Credit Agreement or this Exhibit M. The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 9.04(f) of the Credit Agreement or this Exhibit M. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties or any of their respective Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Exhibit M shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offer.

EXHIBIT N

[FORM OF] CREDIT AGREEMENT JOINDER

JOINDER AGREEMENT TO THE CREDIT AGREEMENT dated as of [    ], 20[    ] (this “Joinder”), to the Credit Agreement dated as of June 3, 2020 (the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

A.    WHEREAS, pursuant to Section 5.15 of the Credit Agreement, upon consummation of the ChampionX Merger, ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation (“Parent”) is required to become a party to the Credit Agreement and be bound by all terms, covenants, agreements, representations, warranties and acknowledgments applicable to ChampionX Corp and Parent under the Credit Agreement, by and among other things, executing and delivering this Joinder.

B.    WHEREAS, the ChampionX Merger has been consummated.

C.    WHEREAS, Parent is executing this Joinder in accordance with the requirements of the Credit Agreement and agreeing to be bound by all terms, provisions, covenants, agreements, representations, warranties and acknowledgments applicable to ChampionX Corp and Parent under the Credit Agreement, in order to induce the Lenders to make extensions of credit and as consideration for such extensions of credit previously made under the Credit Agreement.

D.    WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Accordingly, the Administrative Agent and Parent agree as follows:

SECTION 1. The ChampionX Merger has been consummated.

SECTION 2. In accordance with Section 5.15 of the Credit Agreement, Parent by its signature below becomes a party to the Credit Agreement with the same force and effect as if originally a party thereto on the Effective Date (a) agrees to be bound by all the terms, provisions, covenants, agreements, representations, warranties and acknowledgments included in the Credit Agreement applicable to ChampionX Corp and Parent thereunder, including, without limitation, the covenants and set forth in Article V and Article VI of the Credit Agreement, (b) represents and warrants that the representations and warranties made in the Credit Agreement by Parent and ChampionX Corp are true and correct on and as of the date hereof, (c) agrees to perform all duties and obligations required of it as Parent and/or ChampionX Corp under the Credit Agreement and (d) delivers to Administrative Agent supplements to the schedules to the Credit Agreement attached hereto as Annex A. Each reference to “ChampionX Corporation”, “ChampionX Corp” or “Parent” in the Credit Agreement shall be deemed to be a reference to or to include Parent. The Credit Agreement is hereby incorporated herein by reference.

SECTION 3. Parent represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received a counterpart of this Joinder that bears the signature of Parent and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Joinder.

SECTION 5. This Joinder is a supplement to the Credit Agreement and is a Loan Document. This Joinder does not constitute a novation, extinguishment or cancellation of the Credit Agreement in any respect and, except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 6. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Parent and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

CHAMPIONX CORPORATION,

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Agreed and Acknowledged:

CHAMPIONX HOLDING INC.,
as Borrower

By:
Name:
Title:

ARTICLE 2    Annex A

ARTICLE 3    Supplements to Credit Agreement Schedules

Schedule 3.14(a)

Subsidiaries

Subsidiary	Jurisdiction of Formation	Record Owner	Guarantor [Yes/No]

Schedule 9.01

Notices

N-1